Exhibit 1.1

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, lawyer or other professional advisor.

This Offer has not been approved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer, upon the securities offered pursuant to the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

Information has been incorporated by reference in this Circular from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Executive Vice-President, General Counsel and Secretary, The Bank of Nova Scotia, Scotia Plaza, 44 King Street West, Toronto, Ontario M5H 1H1 or by telephone: (416) 866-3462, and are also available electronically on SEDAR at www.sedar.com.

December 15, 2010

THE BANK OF NOVA SCOTIA

OFFER TO PURCHASE
all of the issued and outstanding Common Shares
and
all of the issued and outstanding Special Shares, Series C and Special Shares, Series D
and
all of the issued and outstanding First Preference Shares, Series X of
DUNDEEWEALTH INC.
on the basis of 0.2497 of a Bank Common Share plus
either 0.2 of a 3.70% Bank Preferred Share or $5.00 in cash for each
Common Share, Special Share, Series C or Special Share, Series D of DundeeWealth
and
on the basis of 0.2081 of a Bank Common Share plus
either 0.1667 of a 3.70% Bank Preferred Share or $4.17 in cash for each First Preference Share, Series X of DundeeWealth

The Bank of Nova Scotia (the “Bank”) hereby offers (the “Offer”) to purchase, upon the terms and subject to the conditions described herein, all of the issued and outstanding common shares (the “DW Common Shares”), Special Shares, Series C and Special Shares, Series D (together, the “Special Shares”) and First Preference Shares, Series X (the “Series X Shares”, and together with the DW Common Shares and the Special Shares, the “Shares”) of DundeeWealth Inc. (“DundeeWealth”), including the Shares that may become issued and outstanding after the date of the Offer and prior to the Expiry Time (as defined below) upon the exercise of options or any other rights to acquire Shares (collectively, the “Other Securities”) of DundeeWealth, other than Shares held by the Bank. Under the Offer, each holder of DW Common Shares and Special Shares will be entitled to receive 0.2497 of a common share of the Bank (the “Bank Common Share”) and, at the election of the shareholder, either $5.00 in cash or 0.2 of a $25.00 principal amount 3.70% five year rate reset preferred share series 32 of the Bank (the “Bank Preferred Share”, and together with the Bank Common Share, the “Bank Shares”) for each DW Common Share or Special Share held, and each holder of Series X Shares will be entitled to receive 0.2081 of a Bank Common Share and, at the election of the shareholder, either $4.17 in cash or 0.1667 of a Bank Preferred Share for each Series X Share held. A holder of Shares (“Shareholder”) who does not make an election will be deemed to have elected to receive Bank Preferred Shares.

In connection with the Offer, DundeeWealth will declare a special cash distribution in the amount of $2.00 per share payable to all holders of Shares and Special Shares, Series F of DundeeWealth (“Series F Shares”) of record on the Business Day immediately prior to the day on which the Bank first takes up Shares tendered to the Offer. DundeeWealth will also consummate the distribution to its shareholders of its capital markets business presently conducted through Dundee Securities Corporation and operating under the Dundee Capital Markets brand, and certain other assets. Having regard to the Valuation and Fairness Opinion, the value of the spinout consideration is expected to be approximately $0.50 per Share. Although DundeeWealth will carry out these distributions in connection with the Offer, they do not form part of the consideration payable by the Bank pursuant to the Offer.

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Shareholders and holders of Series F Shares will receive a cash dividend in the amount of $0.05 per share declared by the board of directors of DundeeWealth (the “DW Board of Directors”) on November 4, 2010 and payable on January 4, 2011 to the holders of record as at December 21, 2010. A further cash dividend in the amount of $0.05 per share will be paid on February 1, 2011 to the holders of record as at January 18, 2011.

The DW Board of Directors (with the exception of the Interested Directors, as defined herein), upon receiving the recommendation of an independent committee (the “DW Special Committee”) of the DW Board of Directors and following consultation with its financial and legal advisors, has unanimously determined that the consideration to be received by the holders of the DW Common Shares and Special Shares in connection with the Offer is fair from a financial point of view to the holders of DW Common Shares and Special Shares (other than the Locked-Up Shareholders) and, accordingly, has unanimously recommended that Shareholders ACCEPT the Offer and TENDER their Shares to the Offer.

The Bank and DundeeWealth entered into a support agreement (the “Support Agreement”) dated November 22, 2010 pursuant to which DundeeWealth has agreed to support the Offer and not to solicit or agree to any competing acquisition proposals. See Section 4 of the Circular, “Agreements Relating to the Offer — Support Agreement”.

The Bank entered into a lock-up agreement dated November 22, 2010 (the “Lock-Up Agreement”) with Dundee Corporation (“DC”) and its wholly-owned subsidiary Dundee Capital Corporation (“DCC”), Ned Goodman and David Goodman (together, the “Locked-Up Shareholders”), pursuant to which they have irrevocably agreed to tender their Shares to the Offer, subject, in the case of DC, to obtaining the approval of its shareholders at a special meeting to be held on January 6, 2011. The DC board of directors has unanimously recommended that DC shareholders approve the sale by DC of its Shares pursuant to the Offer. As at November 30, 2010, DC and DCC beneficially owned an aggregate of 69,940,415 DW Common Shares and 5,453,668 Series X Shares, which represents an aggregate equity interest in DundeeWealth of approximately 48.4% and an aggregate voting interest of 60.5%. Pursuant to the Lock-Up Agreement, Ned Goodman and David Goodman have agreed to vote their shares of DC in favour of the sale of the Shares held by DC to the Bank. See Section 4 of the Circular, “Agreements Relating to the Offer — Lock-Up Agreement”.

THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL 12:01 A.M. (TORONTO TIME) ON JANUARY 20, 2011, UNLESS THE OFFER IS EXTENDED (THE “EXPIRY TIME”) OR WITHDRAWN BY THE BANK.

The Offer is subject to certain conditions described herein, including, among other things: (a) DC obtaining the requisite shareholder approval for the sale of its Shares pursuant to the Offer; (b) the declaration by DundeeWealth of the special $2.00 cash distribution; and (c) the consummation by DundeeWealth of the distribution to its shareholders of its capital markets business presently conducted through Dundee Securities Corporation and operating under the Dundee Capital Markets brand or an alternative transaction satisfactory to the Bank, acting reasonably. See Section 4 of the Offer, “Conditions of the Offer” for more information on these conditions and the other conditions of the Offer. The Offer does not include a minimum condition with respect to the number of Shares tendered other than the Shares held by the Locked-Up Shareholders.

The purpose of the Offer is to enable the Bank to acquire all outstanding Shares. Provided that the Locked-Up Shareholders tender their Shares to the Offer as required by the terms of the Lock-Up Agreement, the Bank will have a sufficient number of Shares to acquire all of the Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction (as defined herein). See Section 22 of the Circular, “Acquisition of Shares Not Deposited Under the Offer”.

The DW Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “DW”. The closing price of the DW Common Shares on the TSX on November 19, 2010, the last trading day prior to the announcement of the Bank’s intention to make the Offer, was C$19.47.

As of December 10, 2010, the Bank beneficially owned an aggregate 1,223,500 DW Common Shares and 27,000,000 Series F Shares, which may be converted at any time into DW Common Shares on a one-for-one basis. Following conversion of the Series F Shares, the Bank would have an 18% voting interest in DundeeWealth. See Section 10 of the Circular, “Beneficial Ownership of and Trading in Securities — Beneficial Ownership”.

The Bank Common Shares are listed and posted for trading on the TSX and the New York Stock Exchange (the “NYSE”) under the symbol “BNS”. The closing prices of the Bank Common Shares on the TSX and the NYSE on December 10, 2010 were C$56.00 and US$55.56 (C$56.08, converted at the exchange rate of US$1.00 = C$1.0093), respectively. The TSX has conditionally approved the listing of the Bank Common Shares and Bank Preferred Shares to be issued to Shareholders in connection with the Offer. In addition, the Bank plans to file a supplemental listing application to list those additional Bank Common Shares on the NYSE. The Bank Preferred Shares will be listed and posted for trading on the TSX under the symbol “BNS.PR.Z”. These listings are subject to the Bank fulfilling all of the listing requirements of the TSX and the NYSE.

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The Offer is made only for Shares and is not made for any Other Securities. Holders of Other Securities who wish to participate in the Offer should exercise the rights under such Other Securities to acquire Shares and tender the underlying Shares in response to the Offer. Any such exercise must be made sufficiently in advance of the Expiry Time to ensure that Shares will be available for tender at or prior to the Expiry Time or in sufficient time to comply with the procedures referred to in Section 3 of the Offer, “Manner of Acceptance”.

Shareholders who wish to accept the Offer and tender their Shares must properly complete and execute the accompanying Letter of Transmittal (printed on yellow paper) and tender it or a manually signed facsimile thereof, together with the certificate(s) representing their Shares and all other documents required by the Letter of Transmittal at or prior to the Expiry Time, at any one of the offices of the Depositary in accordance with the instructions in the Letter of Transmittal or request their broker, investment dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Alternatively, Shareholders may accept the Offer by: (1) following the procedures for book-entry transfer of Shares described in Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”; or (2) following the procedures for guaranteed delivery described in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery (printed on green paper) or a manually signed facsimile thereof, where the certificate(s) representing the Shares are not immediately available, or if the certificate(s) and all of the required documents cannot be provided to the Depositary before the Expiry Time. Shareholders whose Shares are registered in the name of a nominee should consult their broker, investment dealer, commercial bank, trust company or other nominee for assistance in tendering their Shares. Shareholders will not be required to pay any fee or commission if they accept the Offer by tendering their Shares directly with the Depositary.

Questions and requests for assistance may be directed to the Depositary or the Information Agent for the Offer. Contact details for such persons may be found on the back page of this document. Additional copies of this document and related materials may be obtained without charge on request from the Depositary or the Information Agent at their respective offices specified on the back page of this document. Copies of this document and related materials may also be found on SEDAR at www.sedar.com.

An investment in the Bank Shares offered pursuant to this Offer involves certain risks. For a discussion of risk factors you should consider in evaluating the Offer, see “Risk Factors” in Annex A hereto.

No person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, that information or representation must not be relied upon as having been authorized by the Bank.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will tenders be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Bank may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The Offer has not been approved or disapproved by any United States securities regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the Offer or the Circular. The Offer is made for the securities of a Canadian issuer. The Offer is subject to applicable disclosure requirements in Canada. Shareholders should be aware that such requirements are different from those in the United States. The historical information of DundeeWealth and the Bank which is included or incorporated by reference herein is prepared in Canadian dollars and has been prepared in accordance with Canadian GAAP, which differ from United States generally accepted accounting principles in certain material respects, and is subject to Canadian auditing and auditor independence standards and, thus, may not be comparable to financial information presented by U.S. companies.

The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that each of DundeeWealth and the Bank are incorporated or otherwise established and located outside the United States, that most of their respective officers and directors are non-residents of the United States, that all of the experts named in the Circular are non-residents of the United States, and that all or a substantial portion of the assets of DundeeWealth and the Bank and the persons referred to above are located outside the United States. Shareholders may not be able to sue DundeeWealth or the Bank, or their respective officers or directors, as applicable, in a foreign court for violations of United States federal securities law. It may be difficult to compel a foreign issuer and its affiliates to subject themselves to a United States court’s jurisdiction.

Shareholders should be aware that the Bank or its affiliates, directly or indirectly, may bid for or make purchases of Shares, or of related securities of DundeeWealth, during the period of the Offer, as permitted by applicable Canadian Laws or provincial Laws or regulations. See Section 12 of the Offer, “Market Purchases”.

This document does not address any United States federal income tax consequences of the Offer to Shareholders in the United States. Shareholders in the United States should be aware that a disposition of Shares may have tax consequences both in the United States and in Canada, which may not be described herein. Accordingly, Shareholders in the United States should consult their own tax advisors with respect to their particular circumstances and tax considerations applicable to them.

The securities to be delivered in connection with the Offer have not been approved or disapproved by the SEC or the securities regulatory authorities of any state nor has the SEC or the securities regulatory authorities of any state passed upon the adequacy or accuracy of the information contained in the Offer or the Circular. Any representation to the contrary is unlawful.

CURRENCY

All references to “$” or “C$” mean Canadian dollars. References to “US$” mean United States dollars.

i

FORWARD LOOKING STATEMENTS

The Offer and the Circular includes or incorporates by reference certain statements that are “forward looking statements”. All such statements are made pursuant to the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. Forward looking statements may include comments with respect to the Bank’s objectives, strategies to achieve those objectives, expected financial results (including those in the area of risk management), and the outlook for the Bank’s businesses and for the Canadian, United States and global economies. Such statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intent,” “estimate,” “plan,” “may increase,” “may fluctuate,” and similar expressions of future or conditional verbs, such as “will,” “should,” “would,” and “could.”

By their very nature, forward looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, and the risk that predictions and other forward looking statements will not prove to be accurate. Do not unduly rely on forward looking statements, as a number of important factors, many of which are beyond the Bank’s control, could cause actual results to differ materially from the estimates and intentions expressed in such forward looking statements. These factors include, but are not limited to: the Bank’s ability to complete the acquisition of DundeeWealth in accordance with the terms and conditions of the Offer; the accuracy of the Bank’s assessment of the effects of the successful completion of the Offer; the economic and financial conditions in Canada, the United States and globally; fluctuations in interest rates and currency values; liquidity; significant market volatility and interruptions; the failure of third parties to comply with their obligations to the Bank and its affiliates; the effect of changes in monetary policy; legislative and regulatory developments in Canada and elsewhere, including changes in tax laws; the effect of changes to the Bank’s credit ratings; amendments to, and interpretations of, risk-based capital guidelines and reporting instructions and liquidity regulatory guidance; operational and reputational risks; the risk that the Bank’s risk management models may not take into account all relevant factors; the accuracy and completeness of information the Bank receives on customers and counterparties; the timely development and introduction of new products and services in receptive markets; the Bank’s ability to expand existing distribution channels and to develop and realize revenues from new distribution channels; the Bank’s ability to complete and integrate acquisitions and its other growth strategies; changes in accounting policies and methods the Bank uses to report its financial condition and the results of its operations, including uncertainties associated with critical accounting assumptions and estimates; the effect of applying future accounting changes; global capital markets activity; the Bank’s ability to attract and retain key executives; reliance on third parties to provide components of the Bank’s business infrastructure; unexpected changes in consumer spending and saving habits; technological developments; fraud by internal or external parties, including the use of new technologies in unprecedented ways to defraud the Bank or its customers; consolidation in the Canadian financial services sector; competition, both from new entrants and established competitors; judicial and regulatory proceedings; acts of God, such as earthquakes and hurricanes; the possible impact of international conflicts and other developments, including terrorist acts and war on terrorism; the effects of disease or illness on local, national or international economies; disruptions to public infrastructure, including transportation, communication, power and water; and the Bank’s anticipation of and success in managing the risks implied by the foregoing. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. Unforeseen events affecting such borrowers, industries or countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. These and other factors may cause the Bank’s actual performance to differ materially from that contemplated by forward looking statements. For more information, see the discussion in the Bank’s management’s discussion and analysis of financial condition and results of operations for the year ended October 31, 2010, which is incorporated by reference herein and which outlines in detail certain key factors that may affect the Bank’s future results.

The preceding list of important factors is not exhaustive. When relying on forward looking statements to make decisions with respect to the Offer, investors and others should carefully consider the preceding factors, other uncertainties and potential events. The Bank does not undertake to update any forward looking statements, whether written or oral, that may be made from time to time by or on its behalf.

SUMMARY

The following is a summary only and is qualified in its entirety by the detailed provisions contained in the Offer and Circular. You should read the Offer and Circular in their entirety. Certain capitalized and other terms used in this summary are defined in the Glossary.

The Offer

The Bank hereby offers to purchase, upon the terms and subject to the conditions of the Offer, any and all of the issued and outstanding Shares (including any Shares which may become issued and outstanding after the date of the Offer and prior to the Expiry Time upon the exercise of the rights under any Other Securities), other than Shares held by the Bank, on the basis of:

(a)	for each Share, other than a Series X Share, held:

(i)	0.2497 of one Bank Common Share; and

(ii)	at the election of the Shareholder, either 0.2 of one Bank Preferred Share or $5.00 in cash; and

(b)	for each Series X Share held:

(i)	0.2081 of one Bank Common Share; and

(ii)	at the election of the Shareholder, either 0.1667 of one Bank Preferred Share or $4.17 in cash.

A Shareholder who does not make an election pursuant to (a)(ii) or (b)(ii) above will be deemed to have elected to receive Bank Preferred Shares.

In connection with the Offer, DundeeWealth will declare a special cash distribution in the amount of $2.00 per DW Common Share (and a comparable amount per share, in the case of other Shares and Series F Shares, having regard to the ratio at which such shares are convertible into DW Common Shares) payable to all holders of Shares and Series F Shares of record on the Business Day immediately prior to the day on which the Bank takes up Shares tendered to the Offer. DundeeWealth will also consummate the distribution to its shareholders of its capital markets business presently conducted through Dundee Securities Corporation and operating under the Dundee Capital Markets brand, and certain other assets. Although DundeeWealth will carry out these distributions in connection with the Offer, they do not form part of the consideration payable by the Bank pursuant to the Offer.

The closing price of the DW Common Shares on the TSX on November 19, 2010, the last trading day prior to the announcement of the Bank’s intention to make the Offer, was $19.47.

The closing prices of the Bank Common Shares on the TSX and the NYSE on December 10, 2010 were C$56.00 and US$55.56 (C$56.08, converted at the exchange rate of US$1.00 = C$1.0093), respectively.

The Bank

The Bank is one of North America’s premier financial institutions and Canada’s most international bank. Through its team of more than 70,000 employees, the Bank and its affiliates offer a broad range of products and services, including retail, commercial, corporate and investment banking to more than 18.6 million customers in more than 50 countries around the world. The head office of the Bank is located at 1709 Hollis Street, Halifax, Nova Scotia, B3J 3B7 and its executive offices are at Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1. See Section 1 of the Circular, “The Bank”.

The Bank beneficially owns 1,223,500 DW Common Shares and 27,000,000 Series F Shares, which may be converted any time into DW Common Shares on a one-for-one basis. Following conversion of the Series F Shares into DW Common Shares, the Bank would have an 18% voting interest in DundeeWealth. See Section 10 of the Circular, “Beneficial Ownership of and Trading in Securities — Beneficial Ownership”.

DundeeWealth

DundeeWealth is a Canadian wealth management company which provides investment management, securities brokerage, financial planning and investment advisory services to advisors, institutions, corporations and foundations.

DundeeWealth has three main businesses: (i) investment management, which consists of creating, managing, packaging and administering investment portfolios and providing internal and third-party management and advisory services; (ii) financial advisory, which consists of a network of full service, independent financial planning and investment professionals, who provide a wide range of wealth management products and services to individuals and businesses across Canada; and (iii) capital markets, comprised of institutional sales and trading, investment banking and investment research. DundeeWealth has approximately $80.6 billion in fee earning assets.

DundeeWealth is incorporated under the OBCA. DundeeWealth’s registered and head office is located at Dundee Place, 1 Adelaide Street East, 28th Floor, Toronto, Ontario, M5C 2V9. See Section 2 of the Circular, “DundeeWealth”.

Purpose of the Offer

The purpose of the Offer is to enable the Bank to acquire all outstanding Shares. Provided that the Locked-Up Shareholders tender their Shares to the Offer as required by the terms of the Lock-Up Agreement, the Bank will have a sufficient number of Shares to acquire all of the Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction. See Section 7 of the Circular, “Purpose of the Offer and Plans for DundeeWealth”.

Conditions of the Offer

The Offer is subject to certain conditions described herein, including, among other things: (a) DC obtaining the requisite shareholder approval for the sale of its Shares pursuant to the Offer; (b) the declaration by DundeeWealth of the special $2.00 cash distribution; and (c) the consummation by DundeeWealth of the distribution of its capital markets business presently conducted through Dundee Securities Corporation and operating under the Dundee Capital Markets brand or an alternative transaction satisfactory to the Bank, acting reasonably. See Section 4 of the Offer, “Conditions of the Offer” for more information on these conditions and the other conditions of the Offer. The Offer does not include a minimum condition with respect to the number of Shares tendered other than the Shares held by the Locked-Up Shareholders.

Time for Acceptance

The Offer is open for acceptance until the Expiry Time, being 12:01 a.m. (Toronto time) on January 20, 2011 unless the Offer is withdrawn or extended by the Bank. The Expiry Time may be extended at the Bank’s sole discretion. See Section 5 of the Offer, “Extension and Variation of the Offer”.

Manner of Acceptance

Shareholders who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal and tender it, or a manually signed facsimile thereof, together with certificate(s) representing their Shares and any other documents required by the Letter of Transmittal, at or prior to the Expiry Time, at any one of the offices of the Depositary specified in the Letter of Transmittal. Detailed rules and instructions are contained in the Letter of Transmittal. Alternatively, Shareholders may follow the procedure for guaranteed delivery described in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery” using the accompanying Notice of Guaranteed Delivery. Shareholders whose Shares are held in an account with an investment dealer, stockbroker, bank, trust company or other nominee should contact their representative if they wish to accept the Offer.

Take Up and Payment for Deposited Shares

Upon the terms and subject to the conditions of the Offer (including but not limited to the conditions specified in Section 4 of the Offer, “Conditions of the Offer”), the Bank will take up Shares validly tendered to the Offer and not withdrawn pursuant to Section 8 of the Offer, “Right to Withdraw Deposited Shares”, not later than ten (10) calendar days after the Expiry Time and will pay for the Shares taken up as soon as possible, but in any event not later than three (3) Business Days after taking up the Shares. Any Shares tendered to the Offer after the first date on which Shares have been taken up by the Bank will be taken up and paid for not later than ten (10) days after such tender. See Section 6 of the Offer, “Take Up and Payment for Deposited Shares”.

Withdrawal of Deposited Shares

Except as otherwise provided in Section 8 of the Offer, “Right to Withdraw Deposited Shares”, all deposits of Shares are irrevocable.

Acquisitions of Shares not Deposited Under the Offer

If within 120 days after the date of the Offer, the Offer is accepted by Shareholders who in the aggregate hold not less than 90% of the issued and outstanding Shares of any class as at the Expiry Time, other than Shares held at the date of the Offer by or on behalf of the Bank or an affiliate or associate (as those terms are defined in the OBCA) of the Bank, and the Bank acquires, or is bound to take up and pay for, such Shares tendered to the Offer, the Bank will acquire all Shares of that class (including DW Common Shares that may be issued as a result of the exercise the rights under any outstanding Other Securities) that are held by those persons who did not accept the Offer pursuant to the provisions of Part XV of the OBCA on the same terms and for the same consideration that is payable under the Offer.

If the Bank acquires less than 90% of the Shares of any class under the Offer or the right of Compulsory Acquisition described above is not available for any reason, the Bank will acquire the remaining Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction under which the consideration payable to Shareholders will be equal in amount to and in the same form as that payable under the Offer.

Shareholders whose Shares are acquired pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction will not receive the $2.00 special dividend to be declared by DundeeWealth or the interest in DCM to be distributed by DundeeWealth in connection with the Offer unless they are Shareholders of record as of the record date for such distributions.

See Section 22 of the Circular, “Acquisition of Shares not Deposited Under the Offer”.

Recommendation of the DW Board of Directors

The DW Board of Directors (with the exception of the Interested Directors), upon receiving the recommendation of the DW Special Committee and following consultation with its financial and legal advisors, has unanimously determined that the consideration to be received by the holders of the DW Common Shares and Special Shares in connection with the Offer is fair from a financial point of view to the holders of DW Common Shares and Special Shares (other than the Locked-Up Shareholders) and, accordingly, has unanimously recommended that Shareholders accept the Offer. For further information on the deliberations of the DW Board of Directors and related matters, see the Directors’ Circular accompanying the Offer. For a copy of the Valuation and Fairness Opinion prepared by the financial advisors to the DW Special Committee, see Annex B to the Circular.

Support Agreement

On November 22, 2010, the Bank agreed to make, and DundeeWealth agreed to support, the Offer, subject to the conditions set forth in the Support Agreement. Under the terms of the Support Agreement, DundeeWealth has agreed to take all commercially reasonable action to support the Offer and not to solicit or agree to any Acquisition Proposal. The DW Board of Directors retains the right to change its recommendation in the event of a Superior Proposal, but in that event DundeeWealth will remain bound by its obligations under the Support Agreement and will not be entitled to enter into an agreement for, or otherwise support, the Superior Proposal. See Section 4 of the Circular, “Agreements Related to the Offer — Support Agreement”.

Lock-Up Agreement

The Bank has entered into the Lock-Up Agreement with DC, DCC, Ned Goodman and David Goodman, pursuant to which they have irrevocably agreed to tender their Shares to the Offer, subject, in the case of DC, to obtaining the approval of its shareholders at a special meeting to be held on January 6, 2011. The DC board of directors has unanimously recommended that DC shareholders approve the sale by DC of its Shares pursuant to the Offer. The DC board of directors retains the right to change its recommendation in the event of a Superior Proposal, but in that event DC will remain bound by its obligations under the Lock-Up Agreement. Pursuant to the Lock-Up Agreement, Ned Goodman, controlling shareholder of DC, and David Goodman, DundeeWealth President and CEO, have agreed to vote their shares of DC in favour of the sale of the Shares held by DC to the Bank. See Section 4 of the Circular, “Agreements Relating to the Offer — Lock-Up Agreement”.

The Spinout Transaction

DundeeWealth will consummate the Spinout Transaction, pursuant to which its capital markets business presently conducted through Dundee Securities Corporation and operating under the brand of “Dundee Capital Markets”, including the corporate advisors and the CMP/CDR flow through business and CMP Gold Trust, will be spun out to all holders of Shares and Series F Shares. See Section 6 of the Circular, “The Spinout Transaction”.

Regulatory Matters

The Bank’s obligation to take up and pay for Shares tendered under the Offer is conditional upon all Appropriate Regulatory Approvals having been obtained on terms satisfactory to the Bank, acting reasonably. See Section 21 of the Circular, “Regulatory Matters”. These approvals include the approval of the Minister of Finance (Canada), the approval of the Office of the Superintendent of Financial Institutions, the Competition Act Approval and the approval of the Canadian Securities Administrators.

Valuation and Fairness Opinion

The Offer is an “insider bid” within the meaning of MI 61-101. As a result, MI 61-101 requires that a formal valuation of the DW Common Shares be prepared at the expense of the Bank by a valuator who is independent of DundeeWealth. In accordance with MI 61-101, the DW Special Committee engaged TD Securities to prepare a formal valuation of the DW Common Shares.

Based upon and subject to the analyses, assumptions, qualifications and limitations set out in the Valuation and Fairness Opinion, TD Securities is of the opinion that as of November 21, 2010, the fair market value of the DW Common Shares is in the range of $19.50 to $23.50 per DW Common Share. Furthermore, TD Securities is of the opinion that, as of November 21, 2010, the value of the consideration for each DW Common Share in connection with the Offer is in the range of $21.00 to $21.25 per DW Common Share. As such, the value of the Offer Consideration (when combined the Distribution and Spinout Consideration) to be received by holders of DW Common Shares in connection with this Offer is within the range of fair market value of the DW Common Shares as at November 21, 2010. As of November 21, 2010, TD Securities is of the opinion that, based upon and subject to the analysis, assumptions, qualifications and limitations discussed in the Valuation and Fairness Opinion, the Offer Consideration (when combined with the Distribution and Spinout Consideration) is fair, from a financial point of view, to the holders of DW Common Shares and Special Shares other than the Locked-Up Shareholders.

A copy of the Valuation and Fairness Opinion is attached as Annex B to the Circular. See Section 11 of the Circular, “Valuation and Fairness Opinion”.

Certain Canadian Federal Income Tax Considerations

The Special Distribution and the dividend in connection with the Spinout Transaction (both as defined herein) will be a taxable dividend for Canadian federal income tax purposes, the tax consequences of which are described in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

The Offer is made on the basis that a portion of each Share will be exchanged exclusively for a portion of a Bank Common Share and the remaining portion of each Share will be exchanged exclusively for either (a) cash or (b) a portion of a Bank Preferred Share, as the case may be. A Shareholder who disposes of Shares pursuant to the Offer will realize a capital gain (or capital loss) in respect of any portion of a Share that is disposed of for cash to the extent that the amount of cash received for such portion of a Share exceeds (or is exceeded by) the aggregate of the adjusted cost base to the Shareholder of such portion of a Share and any reasonable costs of disposition. In respect of any portion of a Share that is disposed of for a portion of a Bank Common Share, or any portion of a Share that is disposed of for a portion of a Bank Preferred Share, as the case may be, unless the Shareholder includes any part of the capital gain or capital loss otherwise determined in respect of such disposition in computing the Shareholder’s income for the taxation year in which the disposition occurs, the Shareholder will be deemed under the Tax Act (as defined herein) to have disposed of such portion of a Share for proceeds of disposition equal to the Shareholder’s adjusted cost base of such portion immediately before the disposition and will be deemed to have acquired the portion of the Bank Common Share or the Bank Preferred Share, as

the case may be, received in exchange therefore at a cost equal to such proceeds of disposition. The Bank will not make joint elections under Section 85 of the Tax Act with any Shareholders in connection with the Offer. See Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

Shareholders should consult their own tax advisors for advice with respect to the tax consequences to them of receiving the Special Distribution and the dividend in connection with the Spinout Transaction (both as defined herein) and of disposing Shares pursuant to the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction.

Depositary and Information Agent

The Bank has engaged Computershare Investors Services Inc. to act as the Depositary for the Offer. The Depositary may contact Shareholders by mail, telephone and facsimile and may request banks, brokers, investment dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares. The Depositary will facilitate book-entry only transfers of Shares tendered under the Offer. The Depositary will receive reasonable and customary compensation from the Bank for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer.

The Bank has also retained Kingsdale Shareholder Services Inc. to act as Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation from the Bank for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer.

Questions and requests for assistance may be directed to the Information Agent for the Offer, Kingsdale Shareholder Services Inc., at 1-866-851-9601 toll free in North America, or at 416-867-2272 outside of North America, or by e-mail at contactus@kingsdaleshareholder.com.

THE OFFER

December 15, 2010

TO:  THE HOLDERS OF SHARES OF DUNDEEWEALTH INC.

1.	THE OFFER

The Bank hereby offers to purchase, upon the terms and subject to the conditions of the Offer, any and all of the issued and outstanding Shares (including any Shares which may become issued and outstanding after the date of the Offer and prior to the Expiry Time upon the exercise of rights under any Other Securities), other than Shares held by the Bank, on the basis of:

(a)	for each Share, other than a Series X Share, held:

(i)	0.2497 of one Bank Common Share; and

(ii)	at the election of the Shareholder, either 0.2 of one Bank Preferred Share or $5.00 in cash; and

(b)	for each Series X Share held:

(i)	0.2081 of one Bank Common Share; and

(ii)	at the election of the Shareholder, either 0.1667 of one Bank Preferred Share or $4.17 in cash

(together, the “Offer Consideration”).

If a Shareholder does not make an election pursuant to (a)(ii) or (b)(ii) above, such Shareholder will be deemed to have elected to receive Bank Preferred Shares.

In connection with the Offer, DundeeWealth will:

(a)	declare a special distribution in the amount of $2.00 in cash per DW Common Share (and a comparable amount in cash per share, in the case of other Shares and Series F Shares, having regard to the ratio at which such shares are convertible into DW Common Shares) payable to holders of Shares and Series F Shares of record on the Business Day immediately prior to the Effective Date (the “Special Distribution”); and

(b)	consummate the distribution to its shareholders of the capital markets business presently conducted through Dundee Securities Corporation and operating under the “Dundee Capital Markets” brand, and certain other assets as described in Schedule B to the Support Agreement (the “Spinout Transaction”).

Although DundeeWealth will carry out these distributions in connection with the Offer, they do not form part of the consideration payable by the Bank pursuant to the Offer.

The closing price of the DW Common Shares on the TSX on November 19, 2010, the last trading day prior to the announcement of the Bank’s intention to make the Offer, was $19.47.

The closing prices of the Bank Common Shares on the TSX and the NYSE on December 10, 2010 were C$56.00 and US$55.56 (C$56.08, converted at the exchange rate of US$1.00 = C$1.0093), respectively.

In no event shall any Shareholder be entitled to a fractional Bank Share. Where the aggregate number of Bank Common Shares or Bank Preferred Shares to be issued to a Shareholder as consideration under the Offer would result in a fraction of a Bank Share being issuable, the number of Bank Common Shares or Bank Preferred Shares to be received by such Shareholder shall be rounded down to the nearest whole Bank Common Share or Bank Preferred Share and such Shareholder will receive: (a) in lieu of a fractional Bank Common Share, a cash payment in Canadian dollars (rounded down to the nearest cent) determined on the basis of an amount equal to (i) the volume weighted average trading price on the TSX of the Bank Common Share over the five (5) Business Days ending one (1) Business Day before the date that the Bank first takes up and pays for Shares under the Offer multiplied by (ii) the fractional share amount; and (b) in lieu of a fractional Bank Preferred Share, a cash payment in Canadian dollars (rounded down to the nearest cent) determined on the basis of $25.00 for each whole Bank Preferred Share.

The Offer is made only for Shares and not for any Other Securities. Any holder of Other Securities who wishes to accept the Offer must exercise the rights under such Other Securities in order to acquire Shares and then tender those Shares to the Offer.

The Offer is made on the basis that a portion of each Share will be exchanged exclusively for a portion of a Bank Common Share and the remaining portion of each Share will be exchanged exclusively for either (a) cash or (b) a portion of a Bank Preferred Share, as the case may be. The portion of each Share that will be exchanged for a portion of a Bank Common Share is equal to the quotient obtained by dividing the fair market value of the portion of a Bank Common Share received by the Shareholder by the sum of the fair market value of such portion of a Bank Common Share plus the fair market value of the portion of a Bank Preferred Share, if any, received by the Shareholder plus the amount of cash, if any, received by the Shareholder (excluding any cash received in lieu of a fraction of a Bank Share). The remaining portion of each Share will be exchanged for cash or for a portion of a Bank Preferred Share, as the case may be.

The accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery which are incorporated into and form part of the Offer, contain important information that should be read carefully before making a decision with respect to the Offer.

2.	TIME FOR ACCEPTANCE

The Offer is open for acceptance until the Expiry Time, being 12:01 a.m. (Toronto time) on January 20, 2011 unless the Offer is withdrawn or extended by the Bank. The Expiry Time may be extended at the Bank’s sole discretion pursuant to Section 5 of this Offer, “Extension and Variation of the Offer”.

3.	MANNER OF ACCEPTANCE

Letter of Transmittal

The Offer may be accepted by Shareholders by depositing the following documents with the Depositary at any one of the offices specified in the Letter of Transmittal no later than the Expiry Time:

(a)	certificate(s) representing the Shares for which the Offer is accepted;

(b)	an executed copy of the Letter of Transmittal, in the form accompanying the Offer, or a manually signed facsimile thereof; and

(c)	any other relevant documents required by the rules set out in the Letter of Transmittal.

Participants in CDS should contact the Depositary with respect to the tender of their Shares under the Offer. CDS will be issuing instructions to its participants as to the method of tendering such Shares to the Offer. No fee or commission will be payable by Shareholders who tender their Shares to the Offer directly to the Depositary.

The Offer will be deemed to be accepted only if the Depositary has actually received these documents at or before the Expiry Time at one of the addresses for the Depositary indicated on the Letter of Transmittal.

Shareholders who cannot comply on a timely basis with these procedures for deposit of the requisite certificate(s) for Shares may deposit certificate(s) representing Shares pursuant to the procedure for guaranteed delivery described below.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if:

(a)	the Letter of Transmittal is signed by the registered owner of the Shares exactly as the name of the registered Shareholder appears on the share certificate(s) deposited therewith, and the Offer Consideration is to be delivered directly to such registered Shareholder; or

(b)	Shares are tendered for the account of an Eligible Institution.

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate representing Shares is registered in the name of a person other than a signatory of a Letter of Transmittal or if the Offer Consideration is to be delivered to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate power of attorney, in either case, signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or power of attorney guaranteed by an Eligible Institution.

Method of Delivery

The method of delivery of Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the tendering Shareholder. The Bank recommends that those documents be delivered by hand to the Depositary and that a receipt be obtained or, if certificate(s) for Shares and the other documents are to be sent by mail, registered mail with return receipt requested, properly insured, is recommended, and it is suggested that the mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary on or prior to such time. Delivery will only be effective upon actual receipt of certificate(s) for such Shares by the Depositary.

A Shareholder who wishes to tender Shares to the Offer and whose Shares are registered in the name of a broker, investment dealer, commercial bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to tender such Shares to the Offer.

Procedure for Guaranteed Delivery

If a Shareholder wishes to accept the Offer and either: (i) the certificate(s) representing such Shareholder’s Shares are not immediately available; or (ii) such Shareholder cannot deliver the certificate(s) and Letter of Transmittal to the Depositary by the Expiry Time, those Shares may nevertheless be tendered to the Offer provided that all of the following conditions are met:

(a)	such tender is made only at the principal office of the Depositary in Toronto, Ontario, by or through an Eligible Institution;

(b)	a Notice of Guaranteed Delivery (or a manually signed facsimile thereof), properly completed and duly executed, including a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary at its principal office in Toronto, Ontario, at or before the Expiry Time; and

(c)	the certificate(s) representing the Deposited Shares, in proper form for transfer, together with a properly completed and duly signed Letter of Transmittal (or a manually signed facsimile thereof), relating to such Shares, with signatures guaranteed if so required in accordance with the Letter of Transmittal, and all other documents required by such Letter of Transmittal, are received at the Toronto, Ontario, office of the Depositary by 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Time.

The Notice of Guaranteed Delivery may be delivered by hand or couriered or transmitted by facsimile or mailed to the Depositary only at its principal office in Toronto, Ontario, and must include a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying certificate(s) and other required documents to any office other than the Toronto, Ontario office of the Depositary does not constitute delivery for the purpose of satisfying the guaranteed delivery.

Acceptance by Book-Entry Transfer

Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder’s Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Shares to the Depositary by means of a book-entry transfer will constitute a valid tender under the Offer.

Shareholders, through their respective CDS Participants, who use CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer.

Shareholders whose Shares are registered in the name of an investment dealer, stock broker, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer.

Shareholders who wish to accept the Offer by Book-Entry Confirmation should contact the Depositary for assistance. Contact details for the Depositary may be found on the last page of the Circular.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any deposit of Shares will be determined by the Bank in its sole discretion, which determination will be final and binding on all parties. The Bank reserves the absolute right to reject any and all deposits of Shares determined by it not to be in proper form, or the issue of Bank Shares and payment of cash in respect of which may, in the opinion of the Bank’s counsel, be unlawful. The Bank also reserves the absolute right to waive: (i) any of the conditions of the Offer; or (ii) any defect or irregularity in any deposit of Shares. No deposit of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Bank, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in deposits or incur any liability for failure to give any such notice. The Bank’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding on all parties. The Bank reserves the right to permit the Offer to be accepted in a manner other than as set forth herein.

Under no circumstances will any amount be paid by the Bank or the Depositary by reason of any delay in exchanging any Shares or in making payments to any person on account of Shares accepted for exchange pursuant to the Offer.

Dividends and Distributions; Liens

Subject to the terms and conditions of the Offer and subject, in particular, to Shares being validly withdrawn by or on behalf of a depositing Shareholder, and except as provided below, by accepting the Offer pursuant to the procedures set forth above, a Shareholder irrevocably assigns to the Bank, free and clear of all liens, restrictions, charges, encumbrances, claims, adverse interests, equities and rights of others, all of the rights and benefits of a Shareholder in and to the Shares identified in the Letter of Transmittal delivered to the Depositary (the “Deposited Shares”) and in and to all rights and benefits arising from such Deposited Shares including any and all dividends, distributions, payments, securities, property or other interests excluding Permitted Distributions (collectively, “Distributions”), which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Shares or any of them on and after November 22, 2010, including any dividends, distributions or payments on such Distributions.

If, notwithstanding such assignment, any Distributions are received by or made payable to or to the order of a Shareholder, then: (i) in the case of any cash dividend, distribution or payment (other than a Permitted Distribution), the amount of the dividend, distribution or payment shall be received and held by a Shareholder for the account of the Bank until the Bank pays for such Shares and to the extent that such dividend, distribution or payment does not exceed the cash consideration per Share payable by the Bank pursuant to the Offer, the cash consideration per Share pursuant to the Offer will be reduced by the amount of any such dividend, distribution or payment; (ii) in the case of any non-cash dividend, distribution, payment, right or other interest, the whole of any such non-cash dividend, distribution, payment, right or other interest shall be received and held by such Shareholder for the account of the Bank and shall be promptly remitted and transferred by the Shareholder to the Depositary for the account of the Bank, accompanied by appropriate documentation of transfer; and (iii) in the case of any cash dividend, distribution or payment in an amount that exceeds the cash consideration per Share payable by the Bank pursuant to the Offer, the whole of any such cash dividend, distribution or payment shall be received and held by a Shareholder for the account of the Bank and shall be promptly remitted and transferred by the Shareholder to the Depositary for the account of the Bank, accompanied by appropriate documentation of transfer. The declaration or payment of any such dividend or distribution may have tax consequences not discussed in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

Power of Attorney

An executed Letter of Transmittal (or, in the case of Shares deposited by book-entry transfer by the making of a book-entry transfer into the Depositary’s accounts with CDS) irrevocably approves, constitutes and appoints, effective on and after the date that the Bank takes up and pays for the Deposited Shares covered by the Letter of Transmittal or book-entry transfer (which Shares upon being taken up and paid for are, together with any Distributions thereon, hereinafter referred to as the “Purchased Securities”), each officer of the Depositary and each officer of the Bank and any other person designated by the Bank in writing (each an “Appointee”) as the true and lawful agents, attorneys and attorneys-in-fact and proxies, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), of the depositing Shareholder with respect to the Purchased Securities. The Letter of Transmittal or the making of a book-entry transfer authorizes an Appointee, in the name and on behalf of such

Shareholder: (i) to register or record the transfer and/or cancellation of such Purchased Securities (to the extent consisting of securities) on the appropriate register maintained by or on behalf of DundeeWealth; (ii) for so long as any Purchased Securities are registered or recorded in the name of such Shareholder (whether or not they are now so registered or recorded), to exercise any and all rights of such Shareholder including the right to vote, to execute and deliver any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Bank in respect of any or all Purchased Securities, to revoke any such instrument, authorization or consent, and to designate in such instrument, authorization or consent any person or persons as the proxy of such Shareholder in respect of the Purchased Securities for all purposes including in connection with any meeting or meetings (whether annual, special or otherwise or any adjournment thereof, including any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of DundeeWealth; (iii) to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distribution payable to or to the order of, or endorsed in favour of, such Shareholder; and (iv) to exercise any other rights of a holder of Purchased Securities.

A Shareholder accepting the Offer under the terms of the Letter of Transmittal revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Shares or any Distributions. The Shareholder accepting the Offer agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Shares or any Distributions by or on behalf of the depositing Shareholder unless the Deposited Shares are not taken up and paid for under the Offer. A Shareholder accepting the Offer also agrees not to vote any of the Purchased Securities taken up and paid for under the Offer at any meeting (whether annual, special or otherwise or any adjournment or postponement thereof) of holders of relevant classes of Shares and not to exercise any or all of the other rights or privileges attached to such Purchased Securities, or otherwise act with respect thereto. The Shareholder accepting the Offer agrees to execute and deliver to the Bank, at any time and from time to time, as and when requested by, and at the expense of, the Bank, any and all instruments of proxy, authorization or consent, in form and on terms satisfactory to the Bank, in respect of any such Purchased Securities. Such Shareholder further agrees to designate in any such instruments of proxy the person or persons specified by the Bank as the proxyholder of the Shareholder in respect of all or any such Purchased Securities.

Further Assurances

A Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal to execute, upon request of the Bank, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Bank. Each authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such Shareholder.

Binding Agreement

The acceptance of the Offer pursuant to the procedures set forth above constitutes a binding agreement between a depositing Shareholder and the Bank, effective immediately following the Bank taking up Shares deposited by such Shareholder, in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that: (i) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made owns the Deposited Shares and has full power and authority to deposit, sell, assign and transfer the Deposited Shares and any Distributions being tendered to the Offer; (ii) the Deposited Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Shares and Distributions, to any other person; (iii) the deposit of the Deposited Shares and Distributions complies with applicable Laws; and (iv) when the Deposited Shares and Distributions are taken up and paid for by the Bank, the Bank will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

4.	CONDITIONS OF THE OFFER

Subject to the provisions of the Support Agreement, the Bank shall have the right to withdraw the Offer (or extend the Offer to postpone taking up and paying for any Shares tendered to the Offer) and shall not be required to take up, purchase or pay for, any Shares tendered to the Offer unless all of the following conditions are satisfied or waived by the Bank at or prior to the Expiry Time:

(a)	the Appropriate Regulatory Approvals shall have been obtained on terms satisfactory to the Bank, acting reasonably;

(b)	the Bank shall have determined in its reasonable judgment that: (1) no act, action, suit or proceeding shall have been taken, commenced or threatened before or by any Governmental Entity or by any elected or appointed public official or private Person (including any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of Law; and (2) no Law shall have been proposed, enacted, promulgated or applied, in either case:

(i)	to cease trade, enjoin, prohibit or impose material and adverse limitations, damages or conditions on the purchase by or the sale to the Bank of the Shares or the right of the Bank to own or exercise full rights of ownership of the Shares;

(ii)	which, if the Offer were consummated, would reasonably be expected to have a Material Adverse Effect on DundeeWealth; or

(iii)	seeking to prohibit or limit the ownership or operation by the Bank of any material portion of the business or assets of DundeeWealth or its Subsidiaries or to compel the Bank or its Subsidiaries to dispose of or hold separate any material portion of the business or assets of DundeeWealth or any of its Subsidiaries as a result of the Offer (or any Compulsory Acquisition or Subsequent Acquisition Transaction);

(c)	the Bank shall not have become aware after November 22, 2010 of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any DundeeWealth Public Document filed by or on behalf of DundeeWealth with any Securities Regulatory Authority in Canada or elsewhere on or before November 22, 2010;

(d)	all representations and warranties of DundeeWealth set forth in the Support Agreement shall be true and correct in all respects, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not constitute a Material Adverse Effect with respect to DundeeWealth;

(e)	DundeeWealth shall have complied with all covenants and obligations in all material respects that are to be complied with under the Support Agreement at or prior to the Expiry Time unless the failure of DundeeWealth to comply with such covenants or obligations, individually or in the aggregate, would not constitute a Material Adverse Effect with respect to DundeeWealth;

(f)	all representations and warranties of the Locked-Up Shareholders set forth in the Lock-Up Agreement shall be true and correct in all material respects, as if made on and as of the Expiry Time (except to the extent that such representations and warranties speak to an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date);

(g)	the Locked-Up Shareholders shall have complied in all material respects with all covenants set forth in the Lock-Up Agreement that are to be complied with at or before the Expiry Time;

(h)	a Material Adverse Effect shall not have occurred with respect to DundeeWealth;

(i)	DundeeWealth shall have made arrangements to complete the Spinout Transaction or an alternative transaction satisfactory to the Bank, acting reasonably, and shall have declared the Special Distribution;

(j)	the DC Shareholder Approval by way of special resolution of the sale of the Shares by DC to the Bank shall have been obtained and the board of directors of DC shall not have determined subsequent to such DC Shareholder Approval not to proceed with the sale of such Shares;

(k)	the Shares held by the Locked-Up Shareholders shall have been validly tendered and not withdrawn by the Locked-Up Shareholders under the Offer; and

(l)	neither the Support Agreement nor the Lock-Up Agreement shall have been terminated, and no event shall have occurred that, with notice or lapse of time or both, gives the Bank the right to terminate the Support Agreement or the Lock-Up Agreement.

The foregoing conditions are for the exclusive benefit of the Bank and may be asserted by the Bank regardless of the circumstances giving rise to any such condition. The Bank may, in the Bank’s sole discretion, waive any of the foregoing conditions, in whole or in part, at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights which the Bank may have. Failure by the Bank at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.

Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice, or other communication confirmed in writing by the Bank to that effect, to the Depositary at its principal office in Toronto, Ontario. The Bank, forthwith after giving any such notice, will make a public announcement of such waiver or withdrawal and provide a copy of such notice to the TSX, and to the extent required by applicable Laws, cause the Depositary as soon as is practicable thereafter to notify the Shareholders and holders of Other Securities in the manner set forth in Section 9 of this Offer, “Notice and Delivery”. If the Offer is withdrawn, the Bank will not be obligated to take up, accept for payment or pay for any Shares tendered to the Offer.

Any determination by the Bank concerning any event or other matter described in the foregoing conditions of this Section 4 will be final and binding upon all parties.

5.	EXTENSION AND VARIATION OF THE OFFER

The Offer is open for acceptance until the Expiry Time, unless the Offer is withdrawn or is extended by the Bank.

Subject to the limitations described below, the Bank expressly reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance, to vary the terms of the Offer or extend the Expiry Time (but in any case, not beyond the Outside Date), in accordance with applicable Laws, by giving notice in writing to the Depositary at its principal office in Toronto, Ontario. Also, if at any time before the Expiry Time, or at any time after the Expiry Time, but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in this Offer and Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Bank or a Subsidiary of the Bank, unless it is a change in a material fact relating to the Bank Shares), the Bank will give written notice of such change to the Depositary at its principal office in Toronto, Ontario. Upon the giving of such notice to the Depositary, the Expiry Time or withdrawal rights, as applicable, will be deemed to be extended to the date specified in such notice or as required by applicable Law, or in the case of a variation, the Offer will be deemed to be varied in the manner described in such notice, as the case may be. The Bank will, as soon as practicable after giving any such notice to the Depositary, publicly announce the extension, variation or change and, if required by applicable Law, cause the Depositary to mail a copy of any such notice to Shareholders as required by applicable securities legislation at their respective addresses appearing in the share register of DundeeWealth. In addition, the Bank will provide a copy of such notice to the TSX and the applicable Securities Regulatory Authorities. Any notice of extension, variation or change will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. The Support Agreement and the Lock-Up Agreement restrict the Bank’s ability to amend certain terms and conditions of the Offer without the prior written consent of DundeeWealth and the Locked-Up Shareholders. See Section 4 of the Circular, “Agreements Relating to the Offer — Support Agreement” and “Agreements Relating to the Offer — Lock-Up Agreement”.

During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and may be accepted for purchase by the Bank in accordance with the terms of the Offer, subject to Section 8 of this Offer, “Right to Withdraw Deposited Shares”. An extension of the Expiry Time will not, in and of itself, constitute a waiver by the Bank of any of its rights under Section 4 of this Offer, “Conditions of the Offer”.

Under applicable Securities Laws, if there is a variation in the terms of the Offer, the period during which Shares may be tendered to the Offer will not expire before ten (10) days after the date that the notice of variation has been delivered.

If, before the Expiry Time, the Bank in its sole discretion elects to increase the Offer Consideration, such increase will be applicable to all holders whose Shares are taken up under the Offer.

6.	TAKE UP AND PAYMENT FOR DEPOSITED SHARES

Upon the terms and subject to the conditions of the Offer (including but not limited to the conditions specified in Section 4 of this Offer, “Conditions of the Offer”), the Bank will take up Shares validly tendered to the Offer and not withdrawn pursuant to Section 8 of this Offer, “Right to Withdraw Deposited Shares”, not later than ten (10) calendar days after the Expiry Time and will pay for the Shares taken up as soon as possible, but in any event not later than three (3) Business Days after taking up the Shares. Any Shares tendered to the Offer after the first date on which Shares have been taken up by the Bank will be taken up and paid for not later than ten (10) days after such tender.

Subject to Law, the Bank expressly reserves the right in its sole discretion to delay taking up and paying for any Shares or to terminate the Offer and not take up or pay for any Shares pursuant to the Offer if any condition specified in Section 4 of this Offer, “Conditions of the Offer” is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary at its principal office in Toronto, Ontario. The Bank also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Shares in order to comply, in whole or in part, with any Law.

For the purposes of the Offer, the Bank will be deemed to have taken up and accepted for payment Shares validly tendered and not validly withdrawn pursuant to the Offer if, as and when the Bank gives written notice or other communication confirmed in writing to the Depositary of its acceptance for payment of such Deposited Shares pursuant to the Offer at its principal office in Toronto, Ontario.

The Bank will pay for Shares validly tendered to the Offer and not withdrawn by providing the Depositary with the cash component of the Offer Consideration in the form of sufficient funds (for fractional Bank Shares and the cash portion of the Offer Consideration) for transmittal to Persons who have tendered Shares to the Offer. The Depositary will act as the agent of the Persons who have tendered Shares in acceptance of the Offer for the purposes of receiving the Offer Consideration from the Bank and transmitting such Offer Consideration to such Persons. Receipt of the cash representing the Offer Consideration by the Depositary will be deemed to constitute receipt of payment by Persons depositing Shares pursuant to the Offer. Under no circumstances will interest accrue or be paid by the Bank or the Depositary, to Persons depositing Shares, on the purchase price of Shares purchased by the Bank, regardless of any delay in making such payment.

No physical certificate(s) for Bank Shares will be issued to Shareholders. A Direct Registration System statement (a “DRS Statement”) will be delivered by the Depositary along with a cheque, if applicable, for any cash portion of the Offer Consideration. Bank Shares will be held in the name of the applicable Shareholders and registered electronically in the Bank’s records.

Settlement with each Shareholder who has validly tendered and not validly withdrawn Shares under the Offer will be made upon the Depositary forwarding:

•	the DRS Statement(s) for the Bank Shares to which such Shareholder is entitled; and

•	if applicable, a cheque for an amount in Canadian dollars to which such Shareholder is entitled (in satisfaction of the optional cash payment of $5.00 per DW Common Share or Special Share and $4.17 per Series X Share and any fractional Bank Shares).

Subject to the foregoing and unless otherwise directed by the Letter of Transmittal, the DRS Statement(s) and cheque will be issued in the name of the registered Shareholder of the Shares so tendered. Unless the person depositing the Shares instructs the Depositary to hold the DRS Statement(s) representing the Bank Shares and cheques for pick-up by checking the appropriate box in the Letter of Transmittal, the DRS Statement(s) and cheque will be forwarded by first class insured mail to such person at the address specified in the Letter of Transmittal. If no such address is specified, the DRS Statement(s) and cheque will be sent to the address of the Shareholder as shown on the securities register maintained by or on behalf of DundeeWealth. DRS Statements and cheques mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing.

If any Deposited Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificate(s) for unpurchased Shares will be returned, at the Bank’s expense, to the Depositing Shareholder as soon as it is practicable following the Expiry Time or withdrawal or early termination of the Offer. Unless otherwise directed in the Letter of Transmittal, certificate(s)

representing unpurchased Shares will be forwarded to the address of the registered Shareholder as shown on the securities register maintained by or on behalf of DundeeWealth.

Pursuant to rules of the Canadian Payments Association, a $25 million ceiling has been established on cheques, bank drafts and other paper-based payments processed through Canada’s clearing system. As a result, any payment to a Shareholder in excess of $25 million will be effected by the Depositary by wire transfer in accordance with the Large Value Transfer System Rules established by the Canadian Payments Association. Accordingly, settlement with a Shareholder involving a payment in excess of $25 million will be made only in accordance with wire transfer instructions provided by the Shareholder to the Depositary in writing. In the event wire transfer instructions are required as set out above, the Depositary will contact the Shareholder promptly following the Expiry Time for the purposes of obtaining wire transfer instructions. Any delay in payment by the Depositary resulting from the provision by the Shareholder of wire transfer instructions will not entitle the Shareholder to interest or other compensation in addition to the amounts to which the Shareholder is entitled pursuant to the Offer.

Shareholders tendering Shares will not be required to pay any fee or commission if they accept the Offer by tendering their Shares directly with the Depositary.

7.	RETURN OF DEPOSITED SHARES

If any Deposited Shares are not taken up and paid for pursuant to the terms and conditions of the Offer for any reason, they will be returned, at the Bank’s expense, to the Depositing Shareholder as soon as is practicable following the early termination, Expiry Time or withdrawal of the Offer and certificates representing unpurchased Shares will be forwarded to the address of the registered Shareholder as shown on DundeeWealth’s securities register (unless otherwise directed in the Letter of Transmittal) or by crediting the securities ledger position of the ledger account maintained by the applicable CDS Participant in the amount of the unpurchased Shares.

8.	RIGHT TO WITHDRAW DEPOSITED SHARES

Except as otherwise stated in this Section 8, all deposits of Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable Laws, any Shares tendered in acceptance of the Offer may be withdrawn by or on behalf of the Depositing Shareholder:

(a)	at any time before the Shares have been taken up by the Bank;

(b)	at any time before the expiration of ten (10) calendar days from the date upon which either:

(i)	a notice of change relating to a change which has occurred in the information contained in the Offer or the Circular, which change is one that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Bank or a Subsidiary of the Bank unless it is a change in a material fact relating to the Bank Shares) in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)	a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Shares pursuant to the Offer where the Offer is not extended for a period greater than ten (10) calendar days);

is mailed, delivered, or otherwise properly communicated, but subject to abridgment of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities and only if such Deposited Shares have not been taken up by the Bank at the date of the notice; or

(c)	at any time after three (3) Business Days from the date the Bank takes up the Shares, if such Shares have not been paid for by the Bank.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received in a timely manner by the Depositary at the place of deposit of the relevant Shares. Any such notice of withdrawal must: (i) be made by a method, including a manually signed facsimile transmission, that provides the Depositary with a written or printed copy; (ii) be signed by or on behalf of the person who signed the Letter of Transmittal (or Notice of Guaranteed Delivery) that accompanied the Shares to be withdrawn; (iii) specify the number of Shares to be withdrawn, the name of the registered Shareholder and the certificate number shown on the share certificate(s) representing each Share to be withdrawn; and (iv) must be actually received by the Depositary at the place of deposit for the applicable Shares (or Notice of Guaranteed Delivery in respect thereof). No signature guarantee is required on a notice of withdrawal if the notice of withdrawal is signed by the registered Shareholder exactly as the name of the registered Shareholder appears on the certificate(s) representing Shares deposited with the Letter of Transmittal or if the Shares were deposited for the account of an Eligible Institution. In all other cases, the signature on a notice of withdrawal must be guaranteed by an Eligible Institution. The withdrawal will take effect upon actual receipt by the Depositary of the properly completed notice of withdrawal. A withdrawal of Shares tendered to the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written or facsimile notice of withdrawal.

Alternatively, if Shares have been deposited pursuant to the procedures for book-entry transfer, as set forth in Section 3 of this Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, any notice of withdrawal must specify the name and number of the account at CDS to be credited with the withdrawn Shares and otherwise comply with the procedures of CDS.

All questions as to form and validity (including time of receipt) of notices of withdrawal will be determined by the Bank in its sole discretion and such determination will be final and binding. There will be no duty or obligation on the Bank, the Depositary or any other person to give notice of any defect or irregularity in any notice of withdrawal, and no liability will be incurred by any of them for failure to give such notice.

Withdrawals may not be rescinded and any Shares properly withdrawn will thereafter be deemed not validly deposited for the purposes of the Offer. However, withdrawn Shares may be re-deposited at any subsequent time prior to the Expiry Time by again following any of the procedures described in Section 3 of this Offer, “Manner of Acceptance”.

If the Bank extends the period of time during which the Offer is open, is delayed in taking up or paying for the Shares or is unable to take up or pay for Shares for any reason, then, without prejudice to the Bank’s other rights under the Offer, the Depositary may, subject to applicable Laws, retain on behalf of the Bank all Deposited Shares and Distributions, and such Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 8 or pursuant to applicable Laws.

9.	NOTICE AND DELIVERY

Without limiting any other lawful means of giving notice, any notice which the Bank or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given to registered Shareholders if it is mailed by prepaid first class mail to the registered Shareholders at their respective addresses appearing in the appropriate registers maintained by DundeeWealth in respect of the Shares and will be deemed, unless otherwise specified by applicable Laws, to have been received on the first Business Day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail service in Canada following mailing. Except as otherwise required or permitted by Law, in the event of any interruption of mail service in Canada, the Bank intends to make reasonable efforts to disseminate the notice by other means such as publication. Except as otherwise required or permitted by Law, if post offices are not open for the deposit of mail, or there is reason to believe that there is or could be a disruption in all or any part of the postal service, any notice which the Bank or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if: (i) it is given to the TSX for dissemination through its facilities; (ii) if it is published once in the National Edition of The Globe and Mail or the National Post; or (iii) it is given to the Marketwire News Wire Service for dissemination through its facilities.

Unless post offices are not open for the deposit of mail, the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed to registered Shareholders by first class mail, postage prepaid or made available in such other manner as is permitted by applicable regulatory authorities and the Bank will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the security holder list of DundeeWealth, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmission to beneficial owners of Shares when such list or listing is received.

Wherever the Offer calls for documents to be delivered to the Depositary, those documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the

Depositary in the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary, those documents will not be considered delivered unless and until they have been physically received at the particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

10.	CHANGES IN CAPITALIZATION

If, on or after the date of the Offer, DundeeWealth should divide, combine, reclassify, consolidate, convert or otherwise change any of the Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Bank may, in its sole discretion and without prejudice to its rights under Section 4 of this Offer, “Conditions of the Offer”, make such adjustments to the Offer Consideration or other terms of the Offer (including the type of securities offered to be purchased and the consideration payable therefor) as it deems appropriate to reflect such division, combination, reclassification, consolidation, conversion or other change.

11.	SHARES NOT DEPOSITED UNDER THE OFFER

The purpose of the Offer is to enable the Bank to acquire all outstanding Shares. Provided that the Locked-Up Shareholders tender their Shares to the Offer as required by the terms of the Lock-Up Agreement, the Bank will have a sufficient number of Shares to acquire all of the Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction, as discussed in Section 22 of the Circular, “Acquisition of Shares Not Deposited Under the Offer”.

12.	MARKET PURCHASES

As of the date hereof, the Bank does not intend to acquire, or make or enter into any agreement, commitment or understanding to acquire beneficial ownership of any Shares other than under the terms of the Offer. However, under Section 2.2(3) of MI 62-104 and Section 2.1 of OSC Rule 62-504, as applicable, the Bank may purchase Shares other than under the terms of the Offer provided:

(a)	such intention is stated in a news release issued and filed at least one (1) Business Day prior to making such purchases;

(b)	the aggregate number of Shares beneficially acquired does not exceed 5% of the outstanding Shares as of the date of the Offer;

(c)	the purchases are made in the normal course through the facilities of the TSX;

(d)	the Bank issues and files a news release containing the information required under Section 2.2(3) of MI 62-104 and Section 2.1 of OSC Rule 62-504, as applicable, immediately after the close of business of the TSX on each day in which Shares have been purchased; and

(e)	the broker involved in such trades provides only customary broker services and receives only customary fees or commissions, and no solicitation is made by the Bank, the seller or their respective agents.

In no event will the Bank make any such purchases of Shares through the facilities of the TSX until the third clear trading day following the date of the Offer.

Pursuant to the Shareholders’ Agreement, the Bank has agreed to customary “standstill” restrictions that prohibit the Bank’s acquisition of more than a 20% interest in DundeeWealth. Such restrictions do not apply to the acquisition of Shares pursuant to the Offer.

Although the Bank has no present intention to sell Shares taken up under the Offer, the Bank reserves the right to make or enter into arrangements, commitments or understandings at or prior to the Expiry Time to sell any of such Shares after the Expiry Time, subject to compliance with Section 2.7(2) of MI 62-104 and Section 93.4(2) of the Securities Act, as applicable.

For the purposes of this Section 12, the “Bank” includes the Bank and any Person acting jointly or in concert with the Bank.

13.	OTHER TERMS OF THE OFFER

The Bank reserves the right to transfer or assign, in whole or from time to time in part, to one or more Persons designated by or affiliated with the Bank, the right to purchase all or any portion of the Shares tendered to the Offer, but any such transfer will not relieve the Bank of its obligations under the Offer or prejudice the rights of Depositing Shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

No broker, investment dealer or other Person (including the Depositary) has been authorized to make any representation or warranty on behalf of the Bank or any of its Subsidiaries in connection with the Offer other than as contained in the Offer and, if any such representation or warranty is given or made, it must not be relied upon as having been authorized. No broker, investment dealer or other Person shall be deemed to be the agent of the Bank or any of its Subsidiaries or the Depositary for the purposes of the Offer.

The Offer and all contracts resulting from the acceptance of the Offer shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns in respect thereof to the non-exclusive jurisdiction of the courts of the Province of Ontario.

This document does not constitute an offer or a solicitation to any Person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to (nor will deposits of Shares be accepted from or on behalf of) Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the Laws of such jurisdiction. The Bank may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

The Bank, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the Offer, the Circular and the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawal of Shares.

The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer, including the instructions contained therein, are incorporated into and form part of the terms and conditions of the Offer.

Where the Offer provides that the time for the taking of any action, the doing of any thing or the end of any period, expires or falls upon a day that is not a Business Day, the time shall be extended and action may be taken, the thing may be done or the period shall end as the case may be, on the next Business Day.

The Offer and the accompanying Circular together constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

Dated: December 15, 2010

THE BANK OF NOVA SCOTIA

(signed)
Richard E. Waugh
President and Chief Executive Officer

CIRCULAR

This Circular is furnished in connection with the Offer dated December 15, 2010 by the Bank to purchase, upon the terms and subject to the conditions described therein, any and all of the issued and outstanding Shares, including those Shares that may become outstanding upon the exercise or conversion of Other Securities, other than Shares held by the Bank. The terms and provisions of the Offer, Letter of Transmittal and Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Terms defined in the Offer and the Glossary and not otherwise defined in this Circular shall have the respective meanings given thereto in the Offer and the Glossary unless the context otherwise requires. Unless otherwise indicated, information concerning DundeeWealth and the Bank is given as at December 10, 2010.

1.	THE BANK

The Bank is one of North America’s premier financial institutions and Canada’s most international bank. Through its team of more than 70,000 employees, the Bank and its affiliates offer a broad range of products and services, including retail, commercial, corporate and investment banking to more than 18.6 million customers in more than 50 countries around the world. The head office of the Bank is located at 1709 Hollis Street, Halifax, Nova Scotia, B3J 3B7 and its executive offices are at Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1.

For the year ended October 31, 2010, the Bank had total revenues of approximately $15.5 billion and net income of approximately $4.2 billion. At October 31, 2010, total shareholders’ equity was approximately $27.6 billion.

As a Canadian Schedule I Bank, the Bank’s activities in Canada are governed by the Bank Act. Upon successful completion of the Offer, Shareholders of DundeeWealth (whose rights are currently governed by the OBCA) will become shareholders of the Bank. Further information relating to the rights of shareholders of the Bank under the Bank Act and additional information with respect to the Bank and the Bank Shares is set forth in Annex A, which is incorporated into and forms part of this Circular.

Authorized and Outstanding Share Capital

The authorized common share capital of the Bank consists of an unlimited number of Bank Common Shares. As of December 10, 2010, the Bank had outstanding 1,043,245,513 Bank Common Shares and options to purchase 24,113,459 Bank Common Shares.

The authorized preferred share capital of the Bank consists of an unlimited number of preferred shares without nominal or par value issuable in series.

See Annex A for a description of the rights, privileges, restrictions and conditions attaching to the Bank Shares, details regarding the number of authorized and outstanding preferred shares of the Bank and the price range and trading volume of the preferred shares of the Bank.

Price Range and Trading Volume

The Bank Common Shares are listed and traded under the stock symbol “BNS” on the TSX and the NYSE.

The following table sets forth, for the periods indicated, the high and low trading prices in Canadian dollars and trading volumes of the Bank Common Shares on Canadian exchanges, including the TSX, (as reported by Bloomberg) for the periods indicated.

		Price Range
Year	Period	High	Low	Volume
		C$	C$

2009	December	49.72	47.45	69,767,978
2010	January	48.93	44.60	60,817,872
	February	48.01	44.84	48,390,682
	March	51.82	48.26	75,015,269
	April	52.18	50.00	70,696,878
	May	52.69	48.02	71,838,604
	June	51.55	48.69	67,955,873
	July	52.44	47.85	61,396,625
	August	52.03	49.25	69,253,549
	September	54.92	51.25	72,656,163
	October	55.52	53.88	50,033,006
	November	54.70	52.63	72,245,593
	December 1 to 9	56.12	53.97	31,938,828

The following table sets forth, for the periods indicated, the high and low trading prices in U.S. dollars and trading volumes of the Bank Common Shares on U.S. exchanges, including the NYSE, (as reported by Bloomberg) for the periods indicated.

		Price Range
Year	Period	High	Low	Volume
		US$	US$

2009	December	47.46	44.68	7,052,553
2010	January	46.84	42.10	8,796,510
	February	46.10	41.84	6,899,894
	March	50.59	46.26	8,281,991
	April	52.08	49.79	6,802,163
	May	52.19	45.66	14,439,999
	June	50.28	46.02	14,454,408
	July	50.38	45.48	10,019,403
	August	50.85	46.87	7,892,050
	September	53.30	48.72	9,396,985
	October	54.45	52.73	6,690,644
	November	54.55	51.32	7,138,129
	December 1 to 9	55.87	53.27	4,212,524

The closing prices of the Bank Common Shares on the TSX and the NYSE on December 10, 2010 were C$56.00 and US$55.56 (C$56.08, converted at the exchange rate of US$1.00 = C$1.0093), respectively. The TSX has conditionally approved the listing of the Bank Common Shares and Bank Preferred Shares to be issued pursuant to the Offer. In addition, the Bank plans to file a supplemental listing application to list those additional Bank Common Shares on the NYSE. The Bank Preferred Shares will be listed and posted for trading on the TSX under the symbol “BNS.PR.Z”.

2.	DUNDEEWEALTH

DundeeWealth is a Canadian wealth management company which provides investment management, securities brokerage, financial planning and investment advisory services to advisors, institutions, corporations and foundations. DundeeWealth has three main businesses: (i) investment management, which consists of creating, managing, packaging and administering investment portfolios and providing internal and third-party management and advisory services;

(ii) financial advisory, consisting of a network of full service, independent financial planning and investment professionals, who provide a wide range of wealth management products and services to individuals and businesses across Canada; and (iii) capital markets, comprised of institutional sales and trading, investment banking and investment research. DundeeWealth has approximately $80.6 billion in fee earning assets.

DundeeWealth is incorporated under the OBCA. DundeeWealth’s registered and head office is located at Dundee Place, 1 Adelaide Street East, 28th Floor, Toronto, Ontario, M5C 2V9.

Authorized and Outstanding Share Capital

The authorized share capital of DundeeWealth consists of: an unlimited number of DW Common Shares; an unlimited number of Series X Shares; 6,900,000 Series 1 Shares; and an unlimited number of Special Shares issuable in series, of which Series C, D and F have been authorized. As at November 30, 2010, DundeeWealth had outstanding: 121,642,731 DW Common Shares; 508,571 Special Shares, Series C; 250,000 Special Shares, Series D; 27,000,000 Series F Shares; 5,453,668 Series X Shares; 6,225,000 Series 1 Shares; Options to acquire 2,120,471 DW Common Shares; 1,289,299 DSUs; and 1,533,596 Bonus Share Awards.

As of November 30, 2010, DC beneficially owned an aggregate of 69,940,415 DW Common Shares and all of the issued and outstanding Series X Shares. Further, all of the outstanding Special Shares, Series C and Series D are held in escrow and will be voted in the same way as the shares held by DC. As of December 10, 2010, the Bank beneficially owned an aggregate 1,223,500 DW Common Shares and 27,000,000 Series F Shares.

Price Range and Trading Volume

The DW Common Shares and the Series 1 Shares are listed and posted for trading on the TSX under the symbols “DW” and “DW.PR.A”, respectively.

The following table sets forth, for the periods indicated, the high and low trading prices and the trading volume of the DW Common Shares on Canadian exchanges, including the TSX, (as reported by Bloomberg) for the periods indicated.

		Price Range
Year	Period	High	Low	Volume
		$	$

2009	December	13.89	13.11	2,511,390
2010	January	15.00	14.05	2,676,377
	February	14.63	13.52	3,380,062
	March	15.12	13.51	4,327,633
	April	15.04	14.36	2,558,817
	May	14.46	13.29	3,758,349
	June	15.53	13.22	8,661,609
	July	13.85	13.25	2,044,940
	August	14.21	12.90	3,035,566
	September	14.57	13.23	4,644,371
	October	16.50	14.50	3,877,192
	November	20.75	16.79	15,985,913
	December 1 to 9	21.05	20.54	7,373,958

The following table sets forth, for the periods indicated, the high and low trading prices and trading volume of the Series 1 Shares on Canadian exchanges, including the TSX, (as reported by Bloomberg) for the periods indicated.

		Price Range
Year	Period	High	Low	Volume
		$	$

2009	December	23.75	23.10	113,033
2010	January	24.75	23.40	323,002
	February	24.25	23.99	74,840
	March	24.99	23.86	188,214
	April	24.85	23.71	75,573
	May	24.15	22.55	67,898
	June	24.00	23.25	35,205
	July	24.20	23.60	272,592
	August	24.90	24.20	108,492
	September	25.00	24.65	59,001
	October	25.00	24.65	83,251
	November	26.25	24.86	211,062
	December 1 to 9	26.18	25.95	98,478

The closing price of the DW Common Shares on November 19, 2010, the last trading day prior to the announcement of the Bank’s intention to make the Offer, was $19.47.

3.	BACKGROUND TO THE OFFER

The Bank, DC and DundeeWealth entered into their agreements providing for the Offer after the final phase of their negotiations in November 2010.

In September 2007, the Bank entered into transactions with DundeeWealth and Dundee involving, among other things, the acquisition of shares of DundeeWealth that now represent an 18% interest and the Shareholders’ Agreement between the Bank and Dundee, the holder of the largest voting interest in DundeeWealth (now representing approximately 60.3%). The Shareholders’ Agreement provided for circumstances in which Dundee or the Bank wished to sell its DundeeWealth shares by granting the other a “right of first offer” and a “right to match” third party offers. See Section 19 of this Circular, “Arrangements, Agreements or Understandings; Other Benefits to Insiders, Affiliates and Associates — Shareholders Agreement between the Bank and DC”.

The November 2010 negotiations were the culmination of periodic negotiations between the Bank and DC over three years, in which a variety of transactions relating to DundeeWealth were discussed.

From November 2007 through May 2010, discussions between the Bank and DC or DundeeWealth occurred from time to time. In those discussions, a variety of structures for the acquisition of DundeeWealth were considered, including those in which the Bank would be the sole acquiror and those in which the Bank and DC would own DundeeWealth together. Certain discussions also related to additional business combinations, including those with businesses owned by the Bank.

In late July, 2010, DC and the Bank negotiated financial terms, including the payment of consideration principally in Bank Common Shares and the payment of a special cash dividend to the shareholders of DundeeWealth. They also discussed arrangements for dealing with the capital markets division of DundeeWealth, which the Bank viewed as a non-core asset, and the possibility of DC remaining a shareholder of DundeeWealth. The Bank and DC also acknowledged the need for settling other business matters, including employee retention.

Counsel to the Bank and counsel to DC met and spoke several times in August 2010 to exchange views on structural issues, including those relating to the choices for the disposition by DundeeWealth of its capital markets division and whether to implement the transaction by means of a plan of arrangement or a take-over bid. Although counsel to the Bank prepared term sheets relating to possible structures for the transaction, they were not negotiated with DC.

At the same time, representatives of the Bank and DC negotiated financial aspects of the arrangements discussed in July 2010, including the basis for calculation of the ratio for exchange of DW Common Shares for Bank Common Shares and the use of preferred shares of the Bank as additional consideration.

The Bank and DC decided, after receiving the advice of counsel, to recommend that a formal valuation of the DW Common Shares be obtained and to ask the DW Special Committee, which DC advised the Bank had been reconstituted, to supervise the valuation. On August 27, 2010, on the advice of its counsel, the DW Special Committee engaged TD Securities to act as financial advisor to the DW Special Committee and, in that capacity, to prepare a formal valuation of DundeeWealth and a fairness opinion.

On September 28, 2010, representatives of the Bank met with representatives of TD Securities to discuss matters relating to the formal valuation and the terms on which the Bank was prepared to acquire DundeeWealth. TD Securities indicated that it had provided preliminary perspectives on value, although not a preliminary value range, to the DW Special Committee but did not disclose them to the Bank.

On October 8, 2010, TD Securities informed the Bank that the financial terms on which it was prepared to acquire DundeeWealth were below the low point of the preliminary value range.

The Bank, DC and DundeeWealth continued to discuss the value of DundeeWealth, taking account, among other things, of the increase in the market value of the Bank Common Shares to be offered as consideration by the Bank. In a letter of October 22, 2010 to DundeeWealth, the Bank confirmed the ratio for exchange of DW Common Shares for Bank Common Shares contemplated in July 2010 and noted that the ratio now yielded additional value to shareholders of DundeeWealth.

On October 22, 2010, the Bank, wrote to DC to set out, in broad terms, the basis on which the Bank would be prepared to acquire DC’s Shares of DundeeWealth, subject to due diligence and the negotiation of legally binding documentation, and attached a term sheet. The Bank proposed an offer for all of the shares of DundeeWealth for consideration, consisting of Bank Common Shares and preferred shares of the Bank, a cash option and special dividends, which resulted in additional value for shareholders of DundeeWealth. The term sheet also contemplated the disposition of DundeeWealth’s capital markets division, a support agreement with DundeeWealth, lock-up agreements and non-competition and non-solicitation agreements with DC and Messrs. Ned and David Goodman, and a due diligence period of 14 days.

DC did not accept the Bank’s letter and term sheet and negotiations were discontinued.

On November 16 and 17, 2010, representatives of DC and representatives of the Bank met and spoke.

The representatives of DC informed the representatives of the Bank that DC had received an expression of interest relating to the acquisition of DundeeWealth from another interested party (the “Interested Third Party”) and provided the Bank with a copy of the indicative term sheet of the Interested Third Party. The representatives of DC advised that the expression of interest of the Interested Third Party was not an offer that DC was willing to accept. The representatives of DC explained that they considered that the execution risk with respect to an acquisition of DundeeWealth by the Interested Third Party was high and that, in light of consolidation of the Canadian wealth management industry, the Bank was the logical acquiror of DundeeWealth.

In accordance with the wishes of the Bank, the representatives of DC also delivered an indicative term sheet stating the terms on which DC was willing to negotiate the sale of its shares of DundeeWealth to the Bank.

On November 18, 2010, the Bank and DundeeWealth entered into a confidentiality agreement, after which the Bank commenced further due diligence.

On November 19, 2010, the Bank proposed to DC in broad terms the basis on which the Bank would acquire DundeeWealth, subject to the resolution of a number of material business issues, the negotiation of legally binding agreements and the approval of the Special Committee.

On November 20 and 21, 2010, counsel to the Bank, DC, DundeeWealth and the DW Special Committee negotiated outstanding business issues and negotiated and settled the Lock-Up Agreement, the Support Agreement and other definitive and legally binding agreements.

On November 21, 2010, as requested, the Bank modified its offer to permit shareholders of DundeeWealth to elect cash in lieu of the Bank Preferred Shares as partial consideration and DC confirmed that it would elect Bank Preferred Shares.

On the evening of November 21, 2010, the DW Special Committee met with its counsel, counsel to DundeeWealth and TD Securities. TD Securities delivered orally the Valuation and Fairness Opinion. The DW Special Committee then unanimously recommended the Offer and the DW Board of Directors (with the exception of Interested Directors) unanimously recommended the Offer and authorized the Support Agreement.

Early in the morning of November 22, 2010, the Lock-Up Agreement and the Support Agreement were executed by the parties.

4.	AGREEMENTS RELATING TO THE OFFER

Support Agreement

Pursuant to the Support Agreement, the Bank agreed to make or cause to be made, and DundeeWealth agreed to support, the Offer, subject to the conditions set forth therein. The following is a summary of the principal terms of the Support Agreement. It does not purport to be complete and is qualified in its entirety by reference to the full text of the Support Agreement filed by DundeeWealth with the Canadian Securities Administrators and available on SEDAR at www.sedar.com.

DundeeWealth Approval of the Offer

DundeeWealth has represented to the Bank that the members of the DW Board of Directors have unanimously (with the exception of the Interested Directors) determined that the consideration to be received under the Offer is fair, from a financial point of view, to the Shareholders (other than Locked-Up Shareholders).

Representations and Warranties of DundeeWealth

DundeeWealth made customary representations and warranties in the Support Agreement, including those in respect of the following matters: (i) organization and qualification; (ii) authority relative to and enforceability of the Support Agreement; (iii) absence of conflict or breach and required filings and consents; (iv) capitalization and listing; (v) reports and public issuer obligations to securities regulators; (vi) financial statements; (vii) absence of undisclosed liabilities; (viii) shareholder and similar agreements; (ix) absence of certain changes or events; (x) litigation; (xi) compliance with applicable Law; (xii) brokers; (xiii) restrictions on business activities; (xiv) rights of other persons; (xv) absence of cease trade orders; (xvi) licenses; (xvii) material contracts; (xviii) labour matters; (xix) employees; (xx) tax matters; (xxi) intellectual property; (xxii) non-Arm’s Length transactions; and (xxiii) books and records.

Representations and Warranties of the Bank

The Bank made customary representations and warranties in the Support Agreement, including those in respect of the following matters: (i) organization; (ii) authority relative to and enforceability of the Support Agreement; (iii) absence of conflict or breach and required filings and consents; (iv) absence of cease trade orders; (v) reports and public issuer obligations; (vi) Investment Canada Act status; and (vii) absence of liabilities, obligations, events, circumstances or occurrences which are reasonably likely to have a Material Adverse Effect.

Covenants by DundeeWealth

DundeeWealth has agreed to: (i) conduct its business in its ordinary course and in a manner substantially consistent with past practice and in compliance with all applicable Laws; (ii) promptly notify the Bank orally and in writing of: (A) the occurrence of any Material Adverse Effect relating to DundeeWealth and of any material governmental or third party complaints, investigations or hearings, or (B) the occurrence, or failure to occur, of any event or state of facts which would or would be likely to (x) cause DundeeWealth’s representations and warranties to become untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) in any material respect, or (y) result in the failure in any material respect of DundeeWealth to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied prior to the Expiry Time; (iii) use commercially reasonable effort to make or cooperate as necessary in the making of all necessary filings and applications under applicable Laws; and (iv) cooperate with the Bank in respect of the Appropriate Regulatory Approvals.

DundeeWealth has agreed that it will not, directly or indirectly: (i) amend or propose to amend its articles or by-laws; (ii) split, combine or reclassify any outstanding Shares or undertake any capital reorganization; (iii) issue any securities (other than the issuance of Shares upon exercise of the rights under certain outstanding Other Securities as of the date of the Support Agreement that are convertible into Shares); (iv) declare, set aside or pay any dividends or make any other distributions, on, or in respect of, the Shares other than Permitted Distributions; (v) take any action or fail to take action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Bank to consummate the Offer or the other transactions contemplated by the Support Agreement or materially reduce the benefits of the Offer to the Bank; (vi) grant or commit to grant any options, warrants, convertible securities or rights to subscribe for or otherwise acquire other ownership interest in DundeeWealth or its Subsidiaries, other than DCM; (vii) other than in connection with transactions between DundeeWealth and one or more wholly-owned Subsidiaries or among wholly-owned Subsidiaries, directly or indirectly redeem, purchase or otherwise acquire or commit or offer to acquire any share, warrant or other ownership interest in DundeeWealth or its Subsidiaries; (viii) guarantee the payment of any indebtedness of any Person other than DundeeWealth or a Subsidiary or permit a Subsidiary to do so; (ix) enter into a non-Arm’s Length transaction, other than transactions solely between DundeeWealth and one or more wholly-owned Subsidiaries or between or among wholly-owned Subsidiaries or DundeeWealth or any Subsidiary and any mutual or investment funds managed or advised by DundeeWealth or any Subsidiary; and (x) take any action that may reasonably be expected to render any representation or warranty made under the Support Agreement untrue in any material respect.

DundeeWealth has also agreed that it will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to: (i) cooperate with the Bank in structuring, planning and preparing any transaction and take actions as are necessary to carry out any reorganization (provided the terms and conditions for such action as outlined in the Support Agreement are met); (ii) maintain and cause each Subsidiary to maintain its existing insurance except where replaced by insurance with at least as favourable credit ratings with similar coverage and subject to no more onerous deductibles and at a similar cost; and (iii) facilitate the retention of certain employees of DundeeWealth and its Subsidiaries and promptly notify the Bank if any of DundeeWealth’s senior executive officers becomes aware that any such employee intends to leave the employ of DundeeWealth or any of its Subsidiaries.

Except (A) as required by applicable Laws or any agreement to which DundeeWealth or any of its Subsidiaries is a party at the date of the Support Agreement, (B) for employees of DCM, and (C) in the case of clauses (i) and (ii) below, for such ordinary course salary and compensation increases and bonuses as are approved by DundeeWealth in the normal course consistent with past practice and disclosed to the Bank, DundeeWealth will not, and it will not permit any of its Subsidiaries to do any of the following: (i) increase the amount of benefit or amount payable under any Employee Plan; (ii) increase the compensation or benefits of any former, present or future director, officer, employee or consultant; (iii) accelerate the release of, or the expiry date of, any hold period relating to any Shares or Share Based Compensation Awards held in the Employee Plans or otherwise amend the Employee Plans; or (iv) adopt, establish, enter into or implement any employee benefit plan, policy, severance or termination agreement providing for any form of benefits or compensation.

Pre-Closing Transactions by DundeeWealth

DundeeWealth agreed to declare and distribute the Special Distribution and consummate the Spinout Transaction.

Additional Covenants of DundeeWealth in Contemplation of the Offer

DundeeWealth has agreed to, within ten (10) Business Days after the date of the Support Agreement, deliver to the Bank a list of all consents of third parties required under its material contracts.

Covenants of the Bank

The Bank has covenanted to: (i) use reasonable commercial efforts to satisfy the conditions to the Offer; (ii) promptly notify DundeeWealth orally and in writing of: (a) the occurrence of any Material Adverse Effect relating to the Bank or (b) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (x) cause any of the representations of the Bank contained in the Support Agreement to be untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) in any material respect or (y) result in the failure in any material respect of the Bank to comply with or satisfy any covenant, condition or agreement (without giving effect to, applying or taking into consideration any qualification already contained in such covenant, condition or agreement) to be complied with or satisfied prior to the Expiry Time; (iii) use reasonable commercial efforts to make or cooperate as necessary in making all necessary filings and applications under all applicable Laws; (iv) cooperate with DundeeWealth in respect of the Appropriate Regulatory Approvals (it being agreed that the Bank shall have responsibility for and control over notices, approvals, relief and filings in respect of Securities Law approvals); (v) make the Offer in accordance with the provisions of the Support Agreement and in compliance with all applicable Laws; (vi) subject to the terms and conditions of the Offer, take up the Shares tendered to the Offer and pay for such Shares in accordance with the Support Agreement and Securities Laws; and (vii) defend all lawsuits and legal, regulatory or other proceedings against the Bank challenging or affecting the Support Agreement or the completion or the making of the Offer.

The Bank covenanted that it shall not, directly or indirectly: (i) amend or propose to amend the terms of the Bank Shares; (ii) split, combine or reclassify any outstanding Bank Shares; (iii) take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Bank to consummate the Offer or the other transactions contemplated by the Support Agreement or materially reduce the benefits of the Offer to Shareholders; (iv) take any action which may be expected to render any representation or warranty made by the Bank in the Support Agreement untrue in any material respect; or (v) take any action or enter into any transaction which would, or would reasonably be expected to, cause any condition of the Offer to be incapable of satisfaction or that is inconsistent with the successful completion of the transactions contemplated by the Support Agreement or render the transactions contemplated by the Support Agreement incapable of completion or materially more difficult to complete.

Termination of the Support Agreement

The Support Agreement may be terminated by notice in writing at any time prior to the Effective Date by mutual consent of DundeeWealth and the Bank.

The Bank may terminate the Support Agreement by notice in writing:

•	if any condition to the Offer (as described in Section 4 of the Offer, “Conditions of the Offer”) is not satisfied or waived by the Expiry Time, as such Expiry Time may be extended by the Bank in its sole discretion pursuant to the Support Agreement, and the Bank has not elected to waive such condition, provided that the Bank is not then in breach of the Support Agreement so as to cause any condition of the Offer not to be satisfied;

•	at any time if: (i) DundeeWealth has breached any of its representations and warranties that are qualified by a reference to materiality or a Material Adverse Effect on DundeeWealth, as of the date of the Support Agreement; or (ii) DundeeWealth has breached in any material respect any of its other representations and warranties contained in the Support Agreement, as of the date of the Support Agreement (except to the extent that such representations and warranties speak as of an earlier or later date which representations and warranties if not true and correct shall not have been true and correct as of such earlier or later date) and any such breach or failure to be true and correct is incapable of being cured by DundeeWealth or is not cured within ten (10) calendar days after written notice thereof (or, if the Expiry Time is less than ten (10) calendar days from the date of such notice, such lesser period of time) is delivered to DundeeWealth by the Bank;

•	at any time if DundeeWealth is in default in any material respect of any material covenant or obligation under the Support Agreement where such default is incapable of being cured by DundeeWealth or is not cured within ten (10) calendar days after written notice thereof (or, if the Expiry Time is less than ten (10) calendar days from the date of such notice, such lesser period of time) is delivered to DundeeWealth by the Bank;

•	if (i) the DW Board of Directors withdraws, modifies, changes or qualifies (or resolves to do so) its approval or recommendation of the Support Agreement or the Offer in a manner adverse to the Bank (unless the foregoing is done as a result of the Bank having suffered a Material Adverse Effect); (ii) the DW Board of Directors or any committee thereof fails to publicly recommend or reaffirm its approval or recommendation of the Offer within two (2) Business Days of any written request by the Bank (or, in the event that the Offer shall be scheduled to expire within such two (2) Business Day period, prior to the scheduled expiry of the Offer); or (iii) DundeeWealth breaches its non-solicitation covenant under the Support Agreement; and

•	if the Effective Date has not occurred on or before the Outside Date, except that this termination right shall not be available to the Bank if its failure to fulfill any of its obligations or its breach of any of its representations and warranties under the Support Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur by such Outside Date.

DundeeWealth may terminate the Support Agreement by notice in writing:

•	at any time if: (i) the Bank has breached any of its representations and warranties that are qualified by a reference to materiality or a Material Adverse Effect on the Bank, as of the date of the Support Agreement; or (ii) the Bank has breached in any material respect any of its other representations and warranties contained in the Support Agreement, as of the date of the Support Agreement (except to the extent that such representations and warranties speak as of an earlier date which representations and warranties if not true and correct shall not have been true and correct as of such earlier date) and any such breach or failure to be true and correct is incapable of being cured by the Bank or is not cured within ten (10) calendar days after written notice thereof (or, if the Expiry Time is less than ten (10) calendar days from the date of such notice, such lesser period of time) is delivered to the Bank by DundeeWealth;

•	at any time if the Bank is in default in any material respect of any material covenant or obligation under the Support Agreement where such default is incapable of being cured by the Bank or is not cured within ten (10) calendar days after written notice thereof (or, if the Expiry Time is less than ten (10) calendar days from the date of such notice, such lesser period of time) is delivered to the Bank by DundeeWealth;

•	if the Effective Date has not occurred on or before the Outside Date except that such termination right shall not be available to DundeeWealth if its failure to fulfill any of its obligations or its breach of any of its representations and warranties under the Support Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur by such Outside Date; provided, however, that if the Bank’s take up and payment for Shares deposited under the Offer is delayed by: (i) an injunction or order made by a court or regulatory authority of competent jurisdiction; or (ii) the Bank not having obtained any regulatory waiver, consent or approval which is necessary to permit the Bank to take up and pay for Shares deposited under the Offer; then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, the Support Agreement shall not be terminated by DundeeWealth until the date that is sixty (60) calendar days after the Outside Date; and

•	if at any time (i) DundeeWealth has complied with its covenants and obligations under the Support Agreement in all material respects; and (ii) its representations and warranties are true and correct (except where any breach of such representations and warranties would not give rise to a right of termination described above), if the Bank does not commence the Offer and mail the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery by the Offer Deadline, except where the making of the Offer is delayed by: (a) an injunction or order made by a court or regulatory authority of competent jurisdiction or (b) the Bank not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offer to be made; provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, in which case the Support Agreement shall not be terminated by DundeeWealth until the earlier of (x) ninety (90) calendar days from the Offer Deadline and (y) the fifth Business Day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable.

Non-Solicitation Obligations of DundeeWealth

Except as expressly provided for in the Support Agreement, DundeeWealth and its Subsidiaries shall not directly or indirectly do any the following: (i) make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries from or submissions of proposals or offers or expressions of interest from any other Person, other than the Bank and its affiliates (as defined in the OBCA), relating to any inquiry or proposals regarding any Acquisition Proposal; (ii) encourage or participate in any discussions or negotiations, or furnish to any Person any information, with respect to any Acquisition Proposal; (iii) withdraw, modify or qualify, in any manner adverse to the Bank, the approval or recommendation of the DW Board of Directors; (iv) approve, recommend or remain neutral with respect to an Acquisition Proposal; or (v) accept or enter into any letter of intent, agreement in principle, agreement, arrangement, understanding or undertaking related to any Acquisition Proposal.

DundeeWealth has also agreed under the Support Agreement that it will immediately cease and cause to be terminated any existing solicitations, discussion or negotiations with any Persons other than the Bank.

If DundeeWealth is in compliance with all of its obligations under the Support Agreement and subsequently receives a bona fide unsolicited written Acquisition Proposal that the DW Board of Directors determines in good faith, after consultation with its financial and outside legal counsel, constitutes a Superior Proposal, then the DW Board of Directors may withdraw, modify or qualify (in any manner adverse to the Bank) its approval of or recommendation of the Support Agreement or the Offer. DundeeWealth shall promptly (and in any event within twenty-four (24) hours) notify the Bank, orally and in writing of any proposal, inquiry, offer or request relating to or constituting an Acquisition Proposal or in connection with an Acquisition Proposal and provide the Bank with details of the Acquisition Proposal including all material terms to the proposal, inquiry, offer or request.

DundeeWealth has agreed that it will not enter any agreement with any Person relating to an Acquisition Proposal during the term of the Support Agreement.

Lock-Up Agreement

Pursuant to the Lock-Up Agreement, the Locked-Up Shareholders have irrevocably agreed to tender their Shares to the Offer. The following is a summary of the principal terms of the Lock-Up Agreement. It does not purport to be complete and is qualified in its entirety by reference to the full text of the Lock-Up Agreement filed by the Bank and DC with the Canadian Securities Administrators and available on SEDAR at www.sedar.com.

Agreement to Tender

Each of the Locked-Up Shareholders has agreed to take all actions necessary to tender all of its Shares with the Depositary under the Offer.

Covenants of the Locked-Up Shareholders

Each of the Locked-Up Shareholders irrevocably agrees under the Lock-Up Agreement that: (i) it will not grant or agree to grant to any third party any proxy or other right to its Shares or enter into any voting trust, vote pooling or other agreement or arrangement with respect to the right to vote, call meetings of the shareholders of DundeeWealth or give consents or approvals or permits of any kind with respect to its Shares; (ii) except to the extent permitted in the Lock-Up Agreement, it will not take or authorize any investment banker, financial advisor, attorney, accountant or any other representative retained by it to take, any action of any kind which may in any way adversely affect the success of, or delay or interfere with the completion of, the Offer or the purchase of any Shares under the Offer; (iii) it will immediately cease and terminate any existing discussions with any parties other than the Bank with respect to any Acquisition Proposal; (iv) it will not encourage inquiries from or submission of proposals or offers from any other entity relating to any Acquisition Proposal; (v) if it receives any Acquisition Proposal (including an offer or invitation to enter into discussions), except where it has already done so, it will forthwith notify the Bank in writing and provide to the Bank all relevant details relating thereto including the price proposed to be paid, the form of consideration and the identity of the proponent; (vi) it will use reasonable efforts as a shareholder of DundeeWealth to do all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by the Offer, the Lock-Up Agreement and the Support Agreement; (vii) except as expressly contemplated in the Lock-Up Agreement to the contrary, it will exercise the voting rights attaching to its Shares and otherwise use reasonable efforts to oppose any proposed action that may be regarded as likely to prevent or delay the take up and payment of the Shares tendered to the Offer, the successful completion of the Offer or other transactions provided for in the Support Agreement; (viii) it will not sell, transfer, pledge or otherwise encumber or convey any Shares to any person, entity or group; and (ix) it will take all such steps required to ensure that, at the time at which the Bank takes up and pays for the Shares pursuant to the Offer, its Shares will be beneficially owned with good and marketable title.

As promptly as reasonably practicable, but in no event later than January 21, 2011: (i) Dundee shall prepare a notice of special meeting of holders of shares of DC to be called and the accompanying proxy circular; (ii) the board of directors of DC shall recommend that DC shareholders vote in favour of the sale of DC’s Shares to the Bank; (iii) DC shall cause the notice of meeting, proxy circular and other documentation to be sent to DC shareholders in accordance with applicable Laws; (iv) Ned Goodman and David Goodman shall vote any shares of DC which they control in favour of the sale of the Shares to the Bank; and (v) DC, as the sole shareholder of DCC, shall, upon receipt of the approval of the sale of DC’s Shares, cause a shareholders’ resolution to be passed, approving the sale of DCC’s Shares to the Bank.

Each of Ned Goodman and David Goodman irrevocably agreed that, prior to the meeting of holders of DC Shares: (i) he will not sell, transfer, pledge or otherwise encumber or convey any shares of DC which he owns or controls to any person, entity or group; and (ii) he will not grant to any third party any proxy or other right to any such shares of DC or enter into any voting trust, vote pooling or other agreement or arrangement with respect to the right to vote, call meetings or give consents or approvals of any kind with respect to such shares of DC.

Each Locked-Up Shareholder will elect to receive Bank Preferred Shares in lieu of cash as part of the Offer Consideration.

On the Effective Date, DC will transfer to DundeeWealth for no additional consideration and on terms and conditions satisfactory to the Bank, acting reasonably, all of DC’s right, title and interest in and to all of the trademarks used in the operation of the business of DundeeWealth other than: (i) the “DundeeWealth” name, which DC will grant DundeeWealth and the Bank a royalty-free license to use in their mutual fund manufacturing and/or mutual fund distribution businesses until the earlier of the third anniversary of the Effective Date and the date on which the Bank ceases to use such name; and (ii) all business names that include the word “Goodman” that are currently used in DundeeWealth’s businesses, which DC will grant DundeeWealth a royalty-free license to use for a transitional period after the Effective Date provided that DundeeWealth ceases to use the names as soon as practicable, and provided that in no event shall such transitional period exceed a period of one (1) year.

Representations and Warranties of the Locked-Up Shareholders

Each of the Locked-Up Shareholders has made representations and warranties in the Lock-Up Agreement in respect of the following matters, among others: (i) ownership of the Shares; (ii) authority relative to the Lock-Up Agreement and enforceability of the Lock-Up Agreement; (iii) absence of breach; (iv) absence of any agreement, options or right or privilege in the acquisition or transfer of any of the Shares owned by the Locked-Up Shareholder; (v) that its Shares are the only securities of DundeeWealth held by it; (vi) it has no claim against DundeeWealth or any of its Subsidiaries at the date of the Lock-Up Agreement and will not have any claim against DundeeWealth or any of its Subsidiaries by reason of the entering into of the Lock-Up Agreement; and (vii) residency.

Representations and Warranties of the Bank

The Bank has made representations and warranties in the Lock-Up Agreement in respect of the following matters, among others: (i) organization; (ii) authority relative to the Lock-Up Agreement and the Offer; (iii) that each Bank Share will (when delivered to Dundee as consideration for the Shares) be duly authorized and issued as a fully paid and non-assessable share in the capital of the Bank; and (iv) absence of breach.

Termination

The Lock-Up Agreement may be terminated at any time on: (i) mutual written consent of the Bank and Dundee; (ii) by Dundee upon written notice to the Bank if the Offer is not mailed by the Offer Deadline or if the Bank has not taken up and paid for their Shares by the Outside Date; (iii) by the Bank upon written notice to Dundee, if any condition of the Offer set forth is not satisfied by the Outside Date, and the Bank has not waived such condition; or (iv) upon written notice to the other party, if such other party is in breach in any material respect of the Lock-Up Agreement.

If the Lock-Up Agreement is terminated, the provisions of the Lock-Up Agreement become void and no party shall have liability to any other party, except in respect of a breach of the Lock-Up Agreement which occurred prior to such termination and the Bank shall no longer be required to pursue the Offer and, if the Offer has been made, Dundee shall be entitled to withdraw any of the Shares tendered to the Offer.

Non-Competition, Non-Solicitation and Confidentiality Agreements

Each of DC, Ned Goodman and David Goodman will sign Non-Competition, Non-Solicitation and Confidentiality Agreements with the Bank on the Effective Date. The Non-Competition, Non-Solicitation and Confidentiality Agreements, which are appended to the Lock-Up Agreement, follow the same form, except that DC is responsible for its own actions as well as the actions of its affiliates (as defined in the OBCA), and David Goodman’s non-competition obligations will extend throughout the period of his employment or engagements with DundeeWealth or the Bank plus one (1) year thereafter, subject to a minimum of three (3) years.

Each of DC, Ned Goodman and David Goodman will agree not to: (i) be engaged in any manner whatsoever, including as an employee, director, officer, contractor, salesperson, consultant, advisor, principal, agent, member or proprietor in any business which competes with the Restricted Business; or (ii) advise, invest or otherwise have any other financial or other interest in or in respect of any Person that carries on any business which competes with the Restricted Business, subject to an exception for holding, as an investor, up to 5% of the issued shares of a public company listed on any recognized stock exchange or traded on any bona fide “over the counter” market anywhere in the world, provided that the party is not actively involved in the management of such public company. DC and Ned Goodman will be subject to these non-competition obligations for three (3) years from the Effective Date and David Goodman will be subject to these non-competition obligations throughout his employment or engagement with DundeeWealth or the Bank plus one (1) year thereafter (subject to a minimum of three (3) years from the Effective Date).

Each of DC, Ned Goodman and David Goodman will agree to non-solicitation obligations in respect of employees, contractors, salespersons, or consultants for two (2) years following the Effective Date and will agree not to cause any actions which are intended to damage the relationship between DundeeWealth or the Bank and their respective customers in the Restricted Business.

Upon the Effective Date, DC will agree to immediately cease to use the name “DundeeWealth”, or any variations thereof or as part of any acronyms, for any business purpose and will not grant to any Person (other than the Bank in accordance with the Lock-Up Agreement) any right to use such name, except for filings and other documents required by Law.

Except in certain circumstances, each of DC, Ned Goodman and David Goodman will also agree to be subject to customary confidentiality obligations relating to the Restricted Business or the Bank.

Each of DC, Ned Goodman and David Goodman will also agree that, in addition to any other relief to which the Bank or DundeeWealth may become entitled in respect of any breach, the Bank or DundeeWealth shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies.

5.	ACCEPTANCE OF THE OFFER

DC, Ned Goodman and David Goodman have irrevocably agreed to tender their Shares to the Offer upon the terms and subject to the conditions set forth in the Lock-Up Agreement. In addition, the Bank understands that all of the directors and officers of DundeeWealth intend to tender their Shares to the Offer. Other than the foregoing, the Bank has no knowledge regarding whether any other Shareholders will accept the Offer.

6.	THE SPINOUT TRANSACTION

The Spinout Transaction

In connection with the Offer, DundeeWealth has agreed to consummate the spinout of its capital markets business presently conducted through Dundee Securities Corporation and operating under the “Dundee Capital Markets” brand, and certain other assets, by way of distribution to all holders of Shares of, in the case of holders of DW Common Shares, one DCM Share per Common Share and, in the case of holders of other shares and Series F Shares, a comparable number of DCM Shares per share, having regard to the ratio at which such shares are convertible into DW Common Shares. Having regard to the Valuation and Fairness Opinion, the value of each DCM Share is expected to be approximately $0.50. The Spinout Transaction will involve the distribution of the DCM Shares, being common shares of a newly incorporated corporation holding, directly or indirectly, all of the assets and all of the liabilities of the DCM business. DundeeWealth plans to issue the DCM Shares by way of a dividend in kind to be declared on the Business Day immediately prior to the Effective Date pursuant to an exemption from the prospectus requirements set forth in applicable Securities Laws. In addition, DCM intends to file a long-form prospectus with one or more Securities Regulatory Authorities in order to enable DCM to become a reporting issuer in one or more provinces or territories of Canada. Following the issuance of the final receipt by the applicable regulatory authorities, the DCM Shares will, subject to certain exceptions, be freely tradable. There is currently no market through which the DCM Shares may be sold and Shareholders may not be able to resell the DCM Shares distributed under the Spinout Transaction. This may affect the pricing of the DCM Shares in the secondary market, the transparency and availability of trading prices, the liquidity of the DCM Shares, and the extent of issuer regulation.

DCM

DCM was incorporated in December 2010 to facilitate the Spinout Transaction.

Immediately prior to the Spinout Transaction, DCM will become a holding company for Dundee Securities Ltd., an entity incorporated to hold the regulated business of DCM. DCM, through Dundee Securities Ltd. (and one or more other wholly-owned subsidiaries), will carry on (i) the business currently carried on by Dundee Securities Corporation (other than the independent retail advisory business and back-office operations which will remain as part of DundeeWealth) and (ii) the flow-through limited partnership business currently carried on by DundeeWealth, consisting of the establishment and management of flow-through limited partnerships, and the management of a closed-end fund, CMP Gold Trust, pursuant to a management contract which will be acquired by Dundee Securities Ltd. in connection with the Spinout Transaction. Dundee Securities Ltd. may also manage additional limited partnerships and closed-end funds that may be established in the future. In addition, Dundee Securities Inc., which is registered as a broker in the United States and is also a member of the Financial Industry Regulatory Authority, currently a wholly-owned subsidiary of Dundee Securities Corporation will become a wholly owned subsidiary of Dundee Securities Ltd. in connection with the Spinout Transaction. Prior to the Spinout Transaction, DundeeWealth and Dundee Securities Ltd. will conduct a series of reorganization transactions, which will involve DundeeWealth transferring net cash to Dundee Securities Ltd. (estimated as of the date of the Support Agreement to be $34 million) and Dundee Securities Ltd. acquiring investments in CMP Gold Trust and DPF India Fund (estimated as of the date of the Support Agreement to have a fair market value of $5.9 million and $9.9 million, respectively). These transactions will occur at fair market value as at the date on which such transactions take effect.

Subject to receipt of all Appropriate Regulatory Approvals, Dundee Securities Ltd. will be a full service securities dealer and a member of IIROC and the Canadian Investor Protection Fund. Its principal activities will include institutional equity sales and trading, investment banking, research, and the retail corporate advisory business currently carried on by Dundee Securities Corporation (comprised of about 44 IIROC licensed advisors with approximately $2.8 billion of assets under administration and approximately $826 million of assets under management as at October 31, 2010). Dundee Securities Ltd. will also carry on fixed income, foreign exchange trading, principal and other trading activities.

The “core” capital markets activities to be carried on by Dundee Securities Ltd., being institutional equity sales and trading, investment banking and research will be carried out by a team of approximately 80 professionals located in Toronto, Montreal, Calgary and Vancouver.

The investment banking group provides a variety of financial services, including underwriting the sale of securities to the public, private placements of securities and advisory services related to mergers and acquisitions, divestitures, restructurings and stock exchange listings. The investment banking group has technical expertise and specialized capabilities in its core sectors. In the last few years the investment banking group has continued to increase its presence in Canada’s investment community with respect to its participation in both the number of transactions and in its general participation level within underwriting syndicates.

The primary focus of the institutional equities sales and trading group is the selling, purchasing and trading of equity and equity-related securities on behalf of institutional clients, including mutual funds, hedge funds, pension funds, banks and insurance companies, generally involving large blocks of listed and over-the-counter equities. These transactions are typically handled on an agency basis, but may, from time to time, take long or short positions as principal to facilitate client trading. Capital is utilized for principal trading, both for its own account as well as to improve liquidity and facilitate client transactions. Additionally, Dundee Securities Ltd. will have a proprietary equity trading team which is comprised of three professionals, based in Toronto.

The research group provides individual investors and institutional clients with reports and opinions covering a number of industry sectors and specific companies to assist in the making of investment decisions.

In addition, as a result of the acquisition by Dundee Securities Ltd. from DundeeWealth of the flow-through limited partnership business and the CMP Gold Trust management contract referred to above, following the completion of the Spinout Transaction, Dundee Securities Ltd. will also act as the manager of (i) the 2010 and 2009 Canada Dominion Resources flow-through limited partnerships and the 2009, 2009 II, 2010 and 2010 II CMP flow-through limited partnerships and any new Canada Dominion Resources or CMP limited partnerships subsequently created, and (ii) CMP Gold Trust. As at October 31, 2010 these products had approximately $449 million in assets under management.

In its capacity as manager of closed-end funds and flow-through limited partnerships, Dundee Securities Ltd. will be entitled to monthly or quarterly management fees for management and distribution services provided by Dundee Securities Ltd. to such funds and partnerships. Such fees are usually based on a specified percentage of the net asset value of the applicable fund or partnership. The net asset value on which the fees payable to Dundee Securities Ltd. are calculated are based primarily on the market value of the portfolio investments of the applicable fund or partnership. In addition, certain funds and/or partnerships may pay a performance fee to Dundee Securities Ltd. when the fund or partnership outperforms certain benchmarks. Dundee Securities Ltd. intends to enter into an agreement with Ned Goodman Asset Management Inc. (the current sub-advisor on these assets) to continue managing the assets for a percentage of the management fee and the performance fee.

The transfer of the businesses described above from DundeeWealth to Dundee Securities Ltd. is subject to the registration of Dundee Securities Ltd. as a new IIROC dealer member. As part of this process, Dundee Securities Ltd. will enter into an introducing/carrying broker agreement with DundeeWealth for the provision of back office services and a shared services agreement for the provision of other administrative services. DC will grant DCM a royalty free license to use the names “Dundee Capital Markets”, “Dundee Securities”, Canada Dominion Resources”, “CMP” and “CMP Gold Trust”.

Pursuant to the Support Agreement, the Bank and DundeeWealth have agreed that, upon mutual consent, not to be unreasonably withheld, an alternative transaction to sell DCM and distribute the sale proceeds may occur in lieu of the Spinout Transaction.

Additional information concerning DCM and Dundee Securities Ltd. will be included in the prospectus, a copy of which will be filed on SEDAR at www.sedar.com.

7.	PURPOSE OF THE OFFER AND PLANS FOR DUNDEEWEALTH

Purpose of the Offer

The purpose of the Offer is to enable the Bank to acquire all outstanding Shares. Provided that the Locked-Up Shareholders tender their Shares to the Offer as required by the terms of the Lock-Up Agreement, the Bank will have a sufficient number of Shares to acquire all of the Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction, as discussed in Section 22 of this Circular, “Acquisition of Shares Not Deposited Under the Offer”. Shareholders whose Shares are acquired pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction will not receive the Special Distribution to be declared by DundeeWealth or the interest in DCM to be distributed by DundeeWealth in connection with the Offer unless they are Shareholders of record as of the record date for such distributions.

If for some reason the Bank is unable to effectuate a Compulsory Acquisition or a Subsequent Acquisition Transaction as outlined above, the Bank will evaluate other available alternatives. These alternatives could include, to the extent permitted by applicable Laws, purchasing additional Shares: (i) in the open market; (ii) in privately negotiated transactions; (iii) in another take-over bid or exchange offer or otherwise; or (iv) from DundeeWealth. Any additional purchases of Shares could be at a price greater than, equal to or less than the price to be paid for Shares under the Offer and could be for cash or securities or other consideration. Alternatively, the Bank may sell or otherwise dispose of any or all Shares acquired pursuant to the Offer. These transactions may be effectuated on terms and at prices then determined by the Bank, which may vary from the terms and the price paid for Shares under the Offer.

Plans for DundeeWealth Following the Completion of the Offer

The acquisition of DundeeWealth is an important step in the implementation of the Bank’s growth strategy for its wealth management business. On September 7, 2010, the Bank announced a reorganization into four business lines, one of which is Global Wealth Management. To form Global Wealth Management, the Bank combined its Canadian and international wealth management and insurance businesses, along with Global Transaction Banking. As a result of the acquisition, the Bank will become the fifth largest mutual fund provider in Canada. Following the acquisition, the Bank will review DundeeWealth and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel in order to determine how best to combine the operations of DundeeWealth with those of the Bank in order to maximize synergies and optimize operational efficiencies, taking into account the circumstances prevailing at that time. The Bank currently intends to maintain distinct brands for ScotiaFunds and DundeeWealth’s Dynamic Funds. The transaction will immediately increase the Bank’s presence in the third-party advisor channel and enhance products and sales support across the branch network. At the same time, greater breadth and scale of distribution will strengthen competitive advantage in areas of product innovation and efficiency.

Following the completion of the Offer and a Compulsory Acquisition or Subsequent Acquisition Transaction, the Bank will apply to the TSX to de-list the DW Common Shares from trading. See Section 16 of this Circular, “Effect of the Offer on the Market for Shares, Listing and Public Disclosure by DundeeWealth”.

After the DW Common Shares are de-listed from trading on the TSX, DundeeWealth is expected to remain a reporting issuer under Securities Laws for so long as the Series 1 Shares and the 5.10% unsecured series 1 notes of DundeeWealth due September 25, 2014 (the “Series 1 Notes”) remain outstanding.

Treatment of Options and Other Share Based Compensation Awards

The Offer is made only for Shares and not for any Other Securities. Any holder of such Other Securities who wishes to accept the Offer should, to the extent permitted by their terms and applicable Law, exercise the rights under their Other Securities in order to obtain certificate(s) representing Shares that may be deposited in accordance with the terms of the Offer. Any such exercise must be made sufficiently in advance of the Expiry Time to ensure that such holders will have certificates representing Shares available for deposit prior to the Expiry Time or in sufficient time to comply with the procedures referred to in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

Immediately prior to the record date for the Spinout Transaction and the Special Distribution, provided that the Bank has received all Appropriate Regulatory Approvals, all vested or unvested Options that remain outstanding will be exchanged for options (each, a “Replacement Option”) to acquire such number of Bank Common Shares as is equal to: (a) that number of Shares that were issuable upon exercise of such Options immediately prior to the record date for the Spinout Transaction and the Special Distribution, multiplied by (b) an exchange ratio of 0.3884, rounded down to the nearest whole number of Bank Common Shares, at an exercise price per Bank Common Share equal to (i) the exercise price per Share at which such Option was exercisable immediately prior to the record date for the Spinout Transaction and the Special Distribution divided by (ii) an exchange ratio of 0.3884, rounded up to the nearest cent. The term to expiry, conditions to and manner of exercising the Replacement Option will be the same as the Option for which it was exchanged, and the Replacement Option shall be governed by the terms of the Option Plans which shall be amended to refer to Bank Common Shares. See Section 22 of this Circular, “Acquisition of Shares Not Deposited under the Offer”.

Immediately prior to the record date for the Spinout Transaction and the Special Distribution, provided that the Bank has received all Appropriate Regulatory Approvals and except as described below, all Share Awards outstanding immediately prior to the record date for the Spinout Transaction and the Special Distribution will be exchanged for awards to acquire such number of Bank Common Shares as is equal to (a) that number of Shares that were issuable pursuant to such Share Awards immediately prior to the record date for the Spinout Transaction and the Special Distribution, multiplied by (b) an exchange ratio of 0.3884, rounded down to the nearest whole number of Bank Common Shares; provided however, that: (i) prior to the Effective Date, the DSU Plan will be terminated and outstanding DSUs will be settled by DundeeWealth for cash consideration equal to $21.00 per DSU together with any Permitted Distributions other than the Special Distribution and the distribution in connection with the Spinout Transaction; and (ii) any Share Awards that are in the form of Shares held in trust under DundeeWealth’s share incentive plan will be settled by payment of the Offer Consideration, which will continue to be held subject to the same vesting and other terms.

The tax consequences to holders of Options, Share Awards or Other Securities are not described in this Circular. Holders of Options, Share Awards and Other Securities should consult their tax advisors for advice with respect to any potential income tax consequences arising from the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction.

8.	SOURCE OF OFFER CONSIDERATION

The Bank estimates that if it acquires all of the outstanding Shares pursuant to the Offer and is required to pay the maximum amount of cash payable pursuant to the Offer, the total cash consideration payable, excluding any cash that may be payable by the Bank in lieu of fractional Bank Shares, will be approximately $250 million, assuming all Shareholders (other than the Locked-Up Shareholders) elect for the cash payment.

The Bank intends to finance the cash payable pursuant to the Offer with cash on hand. The Bank’s obligation to purchase the Shares tendered in the Offer is not subject to any financing condition.

9.	FRACTIONAL SHARES

In no event shall any Shareholder be entitled to a fractional Bank Share. Where the aggregate number of Bank Common Shares or Bank Preferred Shares to be issued to a Shareholder as consideration under the Offer would result in a fraction of a Bank Share being issuable, the number of Bank Common Shares or Bank Preferred Shares to be received by such Shareholder shall be rounded down to the nearest whole Bank Common Share or Bank Preferred Share and such Shareholder will receive: (i) in lieu of a fractional Bank Common Share, a cash payment in Canadian dollars (rounded down to the nearest cent) determined on the basis of an amount equal to (a) the volume weighted average trading price on the TSX of the Bank Common Share over the five (5) Business Days ending one (1) Business Day before the date that the Bank first takes up and pays for Shares under the Offer multiplied by (b) the fractional share amount; and (ii) in lieu of a fractional Bank Preferred Share, a cash payment in Canadian dollars (rounded down to the nearest cent) determined on the basis of $25.00 for each whole Bank Preferred Share.

10.	BENEFICIAL OWNERSHIP OF AND TRADING IN SECURITIES

Beneficial Ownership

Other than as disclosed below, none of the Bank, its affiliates or related parties or any of its directors or senior officers or, to the knowledge of such directors and senior officers after reasonable enquiry: (a) any associate of such directors or senior officers; (b) any insider of the Bank (other than a director or officer) or an associate or affiliate (both as defined in the Securities Act) of such insider; or (c) any Person acting jointly or in concert with the Bank, beneficially owns, directly or indirectly, or exercises control or direction over, any of the securities of DundeeWealth.

As of December 10, 2010, the Bank beneficially owned 1,223,500 DW Common Shares and 27,000,000 Series F Shares, which may be converted any time, at the option of DundeeWealth or the Bank, into DW Common Shares on a one-for-one basis. Following conversion of the Series F Shares into DW Common Shares, the Bank would have an 18% voting interest in DundeeWealth. The Bank also owns 98,500 Series 1 Shares of DundeeWealth, representing 1.58% of the outstanding Series 1 Shares, and $7,477,000 principal amount of Series 1 Notes, representing 3.74% of the outstanding notes of that class.

The following table sets out the approximate number of securities of DundeeWealth that each director and senior officer of the Bank has advised are beneficially owned, directly or indirectly, or subject to control or direction by that person at the date of this Circular:

	Number and Type of	% of Outstanding
Name of Director or Senior Officer	Securities Held	Securities of that Class

John C. Kerr	300 Series 1 Shares	less than 0.0001%
Anne Marie O’Donovan	1,300 Common Shares	less than 0.0001%

Significant Shareholders

No Persons beneficially own, directly or indirectly, or exercise control or direction over Shares carrying more than 10% of the voting rights associated with the issued and outstanding Shares, other than the Bank (as set out above) and the following:

•	As of November 30, 2010, DC owned, directly and indirectly, 69,940,415 DW Common Shares and 5,453,668 Series X Shares which are exchangeable into DW Common Shares. DC has voting control over 1,156,372

DW Common Shares that are currently held in escrow. In addition, DC has voting control over 508,571 Special Shares, Series C and 250,000 Special Shares, Series D, which are currently held in escrow and will be released from escrow subject to certain conditions and converted into DW Common Shares at various dates, initially on a one-for-one basis, subject to adjustment in certain circumstances. While the Special Shares, Series C and the Special Shares, Series D are held in escrow, they will be voted in the same manner as the DW Common Shares held by DC are voted at all meetings of Shareholders. This represents a direct and indirect equity ownership of 48.4%, assuming the conversion of the Series X Shares, and direct and indirect control over a 60.5% voting interest by DC in DundeeWealth on a non-diluted basis.

•	As of November 30, 2010, Ned Goodman, the Chairman of DundeeWealth, owned in aggregate, directly and indirectly, Class A subordinate voting shares and Class B common shares of DC representing an 81.9% voting interest in DC. Ned Goodman also owned personally 453,270 DW Common Shares. Accordingly, as of November 30, 2010, Mr. Ned Goodman beneficially owned in aggregate, directly or indirectly, or exercises control or direction over shares of DundeeWealth representing a 48.7% equity interest, assuming the conversion of the Series X Shares and a 60.8% voting interest on a non-diluted basis.

As of November 30, 2010, the directors and senior officers of DundeeWealth as a group beneficially owned, directly or indirectly, or exercised control over: 72,594,370 DW Common Shares; 5,453,668 Series X Shares; 508,571 Special Shares, Series C; and 250,000 Special Shares, Series D, together representing an approximately 61.6% voting interest in DundeeWealth.

Trading in DundeeWealth Securities

Except for 3,756 DW Common Shares sold by an associate of Anne Marie O’Donovan on November 17, 2010 at $18.50 per share, during the twelve-month period preceding the date of this Circular, no securities of DundeeWealth have been traded by the Bank or any of its directors or senior officers, or, to the knowledge of the Bank’s directors and senior officers after reasonable inquiry: (a) any associate of a director or senior officer of the Bank; (b) any Person or company holding more than 10% of any class of equity securities of the Bank; or (c) any Person or company acting jointly or in concert with the Bank.

11.	VALUATION AND FAIRNESS OPINION

The following summary of the Valuation and Fairness Opinion is qualified in its entirety by the full text of the Valuation and Fairness Opinion appended hereto as Annex “B”. Shareholders are encouraged to read the full text of the Valuation and Fairness Opinion. The Valuation and Fairness Opinion has been prepared for the use of the DW Special Committee and the DW Board of Directors and for inclusion in this Offer and Circular and the Directors’ Circular. The Valuation and Fairness Opinion does not constitute a recommendation to any Shareholder as to whether such Shareholder should tender to the Offer.

Engagement of TD Securities by the DW Special Committee

TD Securities was retained to act as financial advisor to the DW Special Committee and to prepare the Valuation and Fairness Opinion in connection with the Offer pursuant to an agreement (the “Engagement”) dated as of August 27, 2010. Under the terms of the Engagement, TD Securities will receive a fee of $1.25 million for its services pursuant to the Engagement and is also entitled to be reimbursed for reasonable expenses. The DW Special Committee has agreed, on behalf of DundeeWealth, to indemnify TD Securities and its affiliates, subject to certain limitations, against certain expenses, losses, claims, damages and liabilities arising out of the Engagement. Fees payable to TD Securities pursuant to the Engagement are not contingent in whole or in part on, and there is no agreement, arrangement or understanding that gives TD Securities a financial incentive in respect of, the success of the Offer or the conclusions reached in the Valuation and Fairness Opinion.

Credentials of TD Securities

TD Securities is a Canadian investment banking firm with operations in a broad range of investment banking activities, including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research. TD Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing valuations and fairness opinions.

Independence of TD Securities

Neither TD Securities nor any of its affiliated entities: (i) is an associated or affiliated entity or issuer insider (as such terms are defined for the purposes of MI 61-101) of DundeeWealth, the Bank, DC, or any of their respective associates or affiliates (collectively, the “Interested Parties”), (ii) is an advisor to any of the Interested Parties or any of their respective associates or affiliates in connection with the Offer, other than TD Securities in its capacity as financial advisor to the DW Special Committee, (iii) is a manager or co-manager of a soliciting dealer group for the Offer (or a member of the soliciting dealer group for the Offer providing services beyond customary soliciting dealer’s functions or receiving more than the per security or per security holder fees payable to the other members of the group); or (iv) has a material financial interest in the completion of the Offer.

TD Securities and its affiliated entities have not been engaged to provide any financial advisory services, nor have they acted as lead or co-lead manager on any offering of DW Common Shares or any other securities of DundeeWealth, the Bank, DC, or any Interested Party, during the 24 months preceding the date on which TD Securities was first contacted in respect of the Valuation and Fairness Opinion, other than as described in the Valuation and Fairness Opinion. TD Securities acted as a co-manager for DundeeWealth’s $200 million debenture offering in September 2009, and for DC’s $115 million preferred share issue in September 2009. During the 24 months preceding the date on which TD Securities was first contacted in respect of the Valuation and Fairness Opinion, TD Securities acted as lead underwriter for five unit offerings by Dundee REIT, and acted as a co-manager for flow-through offerings by certain entities related to DundeeWealth. TD Securities acted as co-lead manager for the Bank’s $1 billion subordinated debenture offering in April 2009. During the 24 months preceding the date on which TD Securities was first contacted in respect of the Valuation and Fairness Opinion, TD Securities acted as a co-manager on a number of other securities offerings for the Bank. In November 2010, The Toronto-Dominion Bank (“TD Bank”), the parent company of TD Securities, as lender closed a $200 million revolving term credit facility for DC. TD Bank and TD Securities provide credit and have a number of normal course ongoing financial dealings with DundeeWealth, the Bank, DC, and other Interested Parties.

The fees paid to TD Securities in connection with the foregoing activities, together with the fee payable to TD Securities pursuant to the Engagement, are not, in the aggregate, financially material to TD Securities, and do not give TD Securities any financial incentive in respect of the conclusions reached in the Valuation and Fairness Opinion. There are no understandings or agreements between TD Securities and DundeeWealth, the Bank, DC, or any other Interested Party with respect to future financial advisory or investment banking business. TD Securities may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for DundeeWealth, the Bank, DC, or any other Interested Party. TD Bank and TD Securities, may in the future, in the ordinary course of their business, provide banking services or credit facilities to DundeeWealth, the Bank, DC, or any other Interested Party.

TD Securities acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future, in the ordinary course of its business, have positions in the securities of any Interested Party and, from time to time, may have executed or may execute transactions on behalf of such companies or other clients for which it may have received or may receive compensation. As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Offer, DundeeWealth, the Bank, DC, or any Interested Party.

Scope of Review

In connection with the Valuation and Fairness Opinion, TD Securities obtained information from publicly available sources and from DundeeWealth and the Bank. In addition, TD Securities reviewed and relied upon (without attempting to verify independently the completeness or accuracy thereof) or carried out, among other things: DundeeWealth’s 2010 budget and unaudited projected financial information for DundeeWealth prepared by management for each of the years ending 2010 to 2015, as well as such other corporate, industry and financial market information, investigations and analyses as TD Securities deemed necessary or appropriate in the circumstances. TD Securities also held discussions with senior management of DundeeWealth and the Bank. TD Securities has not, to the best of its knowledge, been denied access by DundeeWealth to any information requested by TD Securities.

General Assumptions and Limitations

With the DW Special Committee’s acknowledgment and agreement as provided for in the Engagement, TD Securities has relied upon and assumed the accuracy, completeness and fair presentation of all data and other information obtained by it from public sources, provided to it by or on behalf of DundeeWealth, provided to it by or on behalf of the Bank or otherwise obtained by TD Securities (collectively the “Information”). The Valuation and Fairness Opinion assume and are conditional upon, such accuracy, completeness and fair presentation. TD Securities has not attempted to independently verify the accuracy, completeness or fair presentation of any of the Information. With respect to any budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses, TD Securities notes that projecting future results is subject to uncertainty. TD Securities has assumed, however, that such budgets, forecasts, projections and estimates were prepared using the assumptions identified therein which TD Securities has been advised are (or were at the time of preparation and continue to be), in the opinion of DundeeWealth, reasonable in the circumstances.

In preparing the Valuation and Fairness Opinion, TD Securities has made several assumptions, including that all conditions precedent to be satisfied to complete the Offer can be satisfied and that the disclosure in this Circular and in the Directors’ Circular is accurate in all material respects and complies, in all material respects, with the requirements of all applicable Laws.

The Valuation and Fairness Opinion is rendered as of November 21, 2010, on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of DundeeWealth, the Bank and their subsidiaries and affiliates as they were reflected in the Information and documents reviewed by TD Securities as presented to it and as represented to TD Securities in its discussions with management of DundeeWealth and the Bank. In its analysis and in preparing the Valuation and Fairness Opinion, TD Securities has made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of TD Securities.

The preparation of a valuation or a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Valuation and Fairness Opinion. Accordingly, the Valuation and Fairness Opinion should be read in its entirety.

Valuation

Based upon and subject to the analyses, assumptions, qualifications and limitations discussed in the Valuation and Fairness Opinion, TD Securities is of the opinion that, as of November 21, 2010, the fair market value of the DW Common Shares is in the range of $19.50 to $23.50 per DW Common Share.

Based upon and subject to the analyses, assumptions, qualifications and limitations discussed in the Valuation and Fairness Opinion, TD Securities is of the opinion that, as of November 21, 2010, the value of the consideration to be paid to holders of DW Common Shares under the Offer (combined with the Distribution and Spinout Consideration) is in the range of $21.00 to $21.25 per DW Common Share.

Fairness Opinion

Based upon and subject to the analyses, assumptions, qualifications and limitations discussed in the Valuation and Fairness Opinion, TD Securities is of the opinion that, as of November 21, 2010, the Offer Consideration (combined with the Distribution and Spinout Consideration) to be received by the holders of DW Common Shares and Special Shares, other than the Locked-Up Shareholders, is fair, from a financial point of view, to such shareholders.

12.	PRIOR VALUATIONS

To the knowledge of DundeeWealth and its directors and senior officers, after reasonable inquiry, other than the Valuation and Fairness Opinion, there have been no prior valuations (as defined in MI 61-101) prepared in respect of DundeeWealth, the Shares or any material assets of DundeeWealth during the 24 months prior to the date of the Offer.

13.	DIVIDENDS AND DIVIDEND POLICY

DundeeWealth’s current policy is to pay monthly regular cash dividends to the holders of the DW Common Shares and Special Shares (including the Series F Shares). In addition, DundeeWealth’s current policy is to pay a special dividend of 25% of DundeeWealth’s after-tax net earnings received from performance fees in a given calendar year.

On November 4, 2010, the DW Board of Directors declared monthly regular cash dividends in the amount of $0.05 per DW Common Share and Special Share (including the Series F Shares) payable on each of December 1, 2010, January 4, 2011 and February 1, 2011. On the same day, the DW Board of Directors also approved the payment of a quarterly cash dividend of $0.29688 per Series 1 Share payable on December 31, 2010 to shareholders of record as at December 17, 2010.

The following table discloses the dollar amount of cash dividends declared per share for each class and series of shares of DundeeWealth outstanding during the financial years ended December 31, 2009 and 2008 and the 2010 financial year to date:

Dividends per Outstanding Share	2010	2009	2008

DW Common Shares	$0.385	$0.11	$0.08
Special Shares Series C	$0.385	$0.11	$0.08
Special Shares Series D	$0.385	$0.11	$0.08
Special Shares Series E(1)	n/a	$0.04	$0.08
Series F Shares(2)	$0.385	$0.11	$0.08
Series X Shares	$0.60	$0.60	$0.60
Series 1 Shares	$1.18752	$1.18752	$1.18752

(1)	DundeeWealth paid dividends on the Special Shares Series E for the first and second quarters of 2009. On September 3, 2009, the Special Shares Series E were converted into DW Common Shares.
(2)	DundeeWealth paid dividends on the Series F Shares commencing on January 2, 2008.

14. PREVIOUS PURCHASES AND SALES

During the twelve (12) months prior to the date of this Circular, DundeeWealth has not purchased or sold any securities of DundeeWealth other than 634,500 DW Common Shares, which it purchased under its outstanding normal course issuer bid for an aggregate purchase price of $8,686,656 (without commission) or an average purchase price per DW Common Share of $13.70. According to the DundeeWealth Public Documents, as of May 12, 2010, DundeeWealth believed that the purchase of DW Common Shares at current market values represented a good long-term investment for the company. 433,005 DW Common Shares were released due to share loan repayments and 111,848 DW Common Shares were sold on the TSX for share loan cancellations.

15.	PREVIOUS DISTRIBUTIONS OF SECURITIES

Other than as set forth below, during the five (5) years prior to the date hereof, DundeeWealth has not completed any other distribution of any class of Shares (excluding Shares distributed pursuant to the exercise of Options, Shares distributed pursuant to Employee Plans and Shares distributed as dividends in kind):

•	In February 2006, DundeeWealth issued 350,000 DW Common Shares on the acquisition of Harrington Lane Inc. at a price of $10.75 per share or $3,763,000 in the aggregate.

•	In February 2007, DundeeWealth issued 11,000,000 DW Common Shares on the acquisition of a 16.3% minority interest in DWM Inc. held by Caisse de dépôt et placement du Québec at a price of $15.99 per share or $175,890,000 in the aggregate.

•	In November 2006, DundeeWealh issued 1,800,000 DW Common Shares to DC on the exercise of warrants, which were exercisable at a price of $7.75 for aggregate proceeds of $13,950,000.

•	In September 2007, DundeeWealth issued 300,000 DW Common Shares and 27,000,000 Series F Shares to the Bank at a price of $12.76 per share or $348.3 million in the aggregate.

•	In July 2008, DundeeWealth issued 1,417,582 DW Common Shares on the acquisition of Aurion Capital Management Inc. at a price of $13.65 per share or $19,350,000 in the aggregate.

•	DW declares quarterly cash dividends on the Series X Shares in the amount of $0.15 per share ($818,050.20 in the aggregate). DCC owns all the issued and outstanding Series X Shares and uses the dividend proceeds to subscribe for DW Common Shares. The number of DW Common Shares to be issued is determined by dividing $818,050.20 by the market price of the DW Common Shares when the dividend is declared. DundeeWealth has issued a total of 675,269 DW Common Shares pursuant to this arrangement and, more specifically, (i) 82,216 DW Common Shares were issued in January 2006 at a price of $9.95 per share; (ii) 71,134 DW Common Shares were issued in April 2006 at a price of $11.50 per share; (iii) 74,566 DW Common Shares were issued in July 2006 at a price of $10.97 per share; (iv) 68,456 DW Common Shares were issued in October 2006 at a price of $11.95 per share; (v) 59,798 DW Common Shares were issued in January 2007 at a price of $13.68 per share; (vi) 50,870 DW Common Shares were issued in April 2007 at a price of $16.08 per share; (vii) 49,372 DW Common Shares were issued in July 2007 at a price of $16.57 per share; (viii) 47,286 DW Common Shares were issued in October 2007 at a price of $17.30 per share; (ix) 43,687 DW Common Shares were issued in January 2008 at a price of $18.73 per share; (x) 66,779 DW Common Shares were issued in April 2008 at a price of $12.25 per share; and (xi) 61,105 DW Common Shares were issued in July 2008 at a price of $13.39 per share.

16.	EFFECT OF THE OFFER ON THE MARKET FOR SHARES, LISTING AND PUBLIC DISCLOSURE BY DUNDEEWEALTH

Market for the Shares

Provided that the Locked-Up Shareholders tender their Shares to the Offer as required by the terms of the Lock-Up Agreement, the Bank will have a sufficient number of Shares to acquire all of the Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction. In such event, the Bank will apply to de-list the DW Common Shares from the TSX and there will no longer be a trading market for the DW Common Shares.

Public Disclosure by DundeeWealth

After the DW Common Shares are de-listed from trading on the TSX, it is expected that DundeeWealth will remain a reporting issuer under Securities Laws for so long as the Series 1 Shares and Series 1 Notes remain outstanding.

17.	EFFECTS OF THE OFFER ON OUTSTANDING INDEBTEDNESS

Series 1 Notes

As of December 10, 2010, DundeeWealth had $200 million principal amount of Series 1 Notes outstanding. The Offer will not have an impact on the outstanding Series 1 Notes.

Credit Facilities

As of December 10, 2010, DundeeWealth had credit facilities of $100,550,000 with certain Canadian Schedule I chartered banks. It is anticipated that the credit facilities will be assumed by DCM or cancelled.

18.	COMMITMENTS TO ACQUIRE SHARES

Except pursuant to the Offer, the Lock-Up Agreement and the Shareholders’ Agreement described below, neither the Bank nor any of its directors or senior officers, nor, to the knowledge of the directors and senior officers of the Bank after reasonable enquiry: (i) any associate of such directors or senior officers; (ii) any insider of the Bank (other than a director or officer) or an associate or affiliate (both as defined in the Securities Act) of such insider; or (iii) any Person acting jointly or in concert with the Bank, has entered into any commitments to acquire any securities of DundeeWealth.

19.	ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS; OTHER BENEFITS TO INSIDERS, AFFILIATES AND ASSOCIATES

There are no arrangements or agreements made or proposed to be made between the Bank and any of the directors or senior officers of DundeeWealth and no payments or other benefits are proposed to be made or given by the Bank by way of compensation for loss of office or as to such directors or senior officers remaining in or retiring from office if the Offer is successful.

Other than the Lock-Up Agreement and the Shareholders’ Agreement described below, there are no contracts, arrangements or understandings, formal or informal, between the Bank and any securityholder of DundeeWealth with respect to the Offer, or between the Bank and any Person, with respect to any securities of DundeeWealth in relation to the Offer.

Other than the Support Agreement, there is no arrangement, agreement, commitment or understanding made between the Bank and DundeeWealth relating to the Offer.

Other than the Shareholders’ Agreement described below, there is no agreement, arrangement, commitment or understanding of which the Bank is aware that could affect control of DundeeWealth that the Bank has access to and can reasonably be regarded as material to a tendering Shareholder under the Offer.

Shareholders’ Agreement between the Bank and DC

In September 2007, the Bank subscribed for 300,000 DW Common Shares and 27,000,000 Series F Shares. In connection with this investment, Dundee and the Bank entered into the Shareholders’ Agreement outlining their respective rights and interests as shareholders of DundeeWealth.

The Shareholders’ Agreement provides that:

(a)	in the event that Dundee owns at any time, more than 30% of the outstanding voting shares of DundeeWealth, DC may request the Bank not to vote against or otherwise oppose the nomination by DC of a majority of the DW Board of Directors (provided that the Bank does not hold more voting and equity shares than Dundee at such time);

(b)	so long as the Bank holds a minimum of 10% of the issued and outstanding voting or equity shares of DundeeWealth, the Bank may propose two nominees to the DW Board of Directors and, so long as the Bank holds Series F Shares, it shall be entitled to propose one additional nominee to the DW Board of Directors; and

(c)	if the Bank elects to make such designation, Dundee shall request that its nominees approve the appointment of the designated Bank nominee to each of the committees of the DW Board of Directors, provided in each case that the proposed nominee has the requisite qualifications to serve on the particular committee.

The parties have also agreed that if the DW Board of Directors plans to issue additional equity or voting shares of DundeeWealth, (other than pursuant to share based compensation arrangements), each will use its reasonable best efforts to ensure that each of Dundee and the Bank is offered the opportunity to purchase shares sufficient to maintain its proportionate voting and equity ownership at that time.

In addition, each of Dundee and the Bank has a “right of first offer” to purchase shares of DundeeWealth if the other Shareholder wishes to sell and are further subject to certain “rights to match” if the parties do not initially agree on a sale transaction and the seller receives an offer from a third party. The Bank has also agreed to customary “standstill” restrictions that prohibit the Bank’s acquisition of more than a 20% interest in DundeeWealth. Such restrictions do not apply to the acquisition of Shares pursuant to the Offer.

Provided that Dundee holds at least 20% of the outstanding equity or voting securities of DundeeWealth and in the event that: (i) the right of first offer process is observed; (ii) the Bank and Dundee do not reach an agreement for the purchase of Dundee’s Shares pursuant to the Bank’s right of first offer and such Shares are subsequently purchased by a third party; and (iii) the Bank does not exercise its right to match, then the Bank will be entitled to receive a non-success fee from DundeeWealth in an amount equal to between $20 million and $40 million, as determined by reference to the actual per Share acquisition price paid by the third party on completion of the acquisition. Although DundeeWealth is not a party to the Shareholders’ Agreement, the DW Board of Directors has approved the performance by DundeeWealth of the above commitment as contemplated by the Shareholders’ Agreement.

If at any time within twelve (12) months after the date that the Bank takes up the Shares tendered to the Offer by DC the Bank acquires Shares from minority shareholders at a price higher than $21.00 per DW Common Share (which is what the Bank regards as the price for the purposes of this provision taking into account the Offer Consideration, the Special Distribution and the Spinout Transaction), the Bank will be obliged to pay such additional consideration to Dundee in respect of their Shares tendered to the Offer and will ensure that Dundee receive the same aggregate consideration per Share as those minority shareholders.

A copy of the Shareholders’ Agreement filed by DundeeWealth with Canadian Securities Administrators is available on SEDAR at www.sedar.com.

20.	MATERIAL CHANGES AND OTHER INFORMATION

Except as disclosed elsewhere in this Circular (including the documents incorporated by reference herein) or as otherwise publicly disclosed by DundeeWealth or the Bank, the Bank has no information which indicates any material change in the affairs of DundeeWealth since the date of the last published financial statements of DundeeWealth. The Bank has no knowledge of any material information concerning the Bank or the Bank Common Shares that has not been generally disclosed or any other matter that has not previously been generally disclosed but which would, in the latter case, reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.

21.	REGULATORY MATTERS

The Bank’s obligation to take up and pay for Shares tendered under the Offer is conditional upon all Appropriate Regulatory Approvals having been obtained on terms satisfactory to the Bank, acting reasonably.

Bank Act Approvals

The Bank is subject to the Bank Act and requires the written approval of the Minister of Finance (Canada) to acquire control (as defined in the Bank Act) of any entity which is primarily engaged in dealing in securities from a person who is not a member of the Bank’s group. This approval will be required in connection with the Bank’s acquisition of DundeeWealth pursuant to the Offer.

Under the Bank Act, the Bank must also obtain the approval of the Office of the Superintendent of Financial Institutions to issue shares for non-cash consideration. The Bank intends to issue Bank Shares to Shareholders who tender their Shares to the Offer and as required to complete the acquisition of any Shares not deposited to the Offer pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction.

The Bank is seeking the foregoing approvals.

Competition Act Approval

Part IX of the Competition Act requires that the parties to certain transactions that exceed the thresholds set out in Sections 109 and 110 of the Competition Act (“Notifiable Transactions”) provide the Commissioner of Competition (the “Commissioner”) with prior written notice of the transaction. Subject to certain limited exceptions, the parties to a Notifiable Transaction cannot complete such transaction until they have provided to the Commissioner the information prescribed pursuant to Subsection 114(1) of the Competition Act and the applicable waiting period pursuant to Section 123 of the Competition Act has expired or been terminated. The waiting period is thirty (30) calendar days after the day on which the parties to the transaction submit the prescribed information, provided that, before the expiry of this period, the Commissioner has not notified the parties pursuant to Subsection 114(2) of the Competition Act that she requires additional information that is relevant to the Commissioner’s assessment of the transaction (a “Supplementary Information Request”). If the Commissioner provides the parties with a Supplementary Information Request, the parties cannot complete the transaction until thirty (30) calendar days after compliance with the Supplementary Information Request, provided that there is no order in effect prohibiting completion of the transaction at that time. A transaction may be completed before the end of the applicable waiting period if the Commissioner notifies the parties that she does not, at such time, intend to challenge the transaction by making an application under Section 92 of the Competition Act.

Alternatively, or in addition to filing the prescribed information, a party to a Notifiable Transaction may apply to the Commissioner for: (i) an advance ruling certificate (an “ARC”); or (ii) a “no-action” letter and an exemption from the pre-

merger notification obligation under paragraph 113(c) of the Competition Act (a “No-Action Letter”). The Commissioner may issue either an ARC or No-Action Letter in respect of a proposed transaction if she is satisfied that there are not sufficient grounds on which to apply to the Competition Tribunal for an order under Section 92 of the Competition Act.

Upon completion of her review, the Commissioner may decide to: (i) challenge a Notifiable Transaction, if the Commissioner concludes that it is likely to substantially prevent or lessen competition, and seek an order of the Competition Tribunal (a) prohibiting the completion of the Notifiable Transaction on an interim or permanent basis if the parties insist on proceeding with it without addressing the Commissioner’s concerns, (b) requiring the divestiture of shares or assets or the dissolution of the Notifiable Transaction, if it has been completed, or (c) with the consent of the Person against whom the order is directed, requiring that person to take any other action; (ii) issue a No-Action Letter advising the parties that the Commissioner does not intend to challenge the Notifiable Transaction at that time (but that she retains the authority to do so for one (1) year after completion of the Notifiable Transaction); or (iii) issue an ARC. Where an ARC is issued and the Notifiable Transaction to which the ARC relates is substantially completed within one (1) year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal in respect of the Notifiable Transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued.

The purchase of Shares under the Offer is a Notifiable Transaction. The Bank and DundeeWealth intend to submit a request for an ARC or No-Action Letter in respect of the transactions contemplated by the Offer on or around the date of this Circular.

The obligation of the Bank to take up and pay for Shares under the Offer is conditional upon obtaining Competition Act approval (“Competition Act Approval”), defined to mean that: (a) the Commissioner shall have issued an ARC, or (b) the applicable waiting period under Section 123 of the Competition Act shall have expired or been terminated by the Commissioner; or the obligation to submit a notification shall have been waived under paragraph 113(c) of the Competition Act, and the Commissioner shall have issued a No-Action Letter.

Securities Regulatory Approvals

The provisions of National Instrument 81-102, “Mutual Funds” (“NI 81-102”) of the Canadian Securities Administrators require that the approval of the Canadian Securities Administrators be obtained for the direct or indirect change in control of any manager of a public mutual fund in Canada. GCICL is applying to the Canadian Securities Administrators for, and expects to receive, such approval.

NI 81-102 also provides that GCICL cannot continue to act as the manager of the Dynamic and Marquis mutual funds unless securityholders of the funds are provided with not less than sixty (60) days’ prior notice of the change in control of GCICL resulting from successful completion of the Offer. Such notice has been mailed and an application is being made to the Canadian Securities Administrators for permission (which is expected to be received) to abridge this notice to a period that will expire no later than the Expiry Time.

National Instrument 31-103, “Registration Requirements and Exceptions” requires that notice be given to the Canadian Securities Administrators of a proposal to acquire beneficial ownership of, or direct or indirect control or direction over, a security of: (i) a registered firm; or (ii) a person or company of which a registered firm is a subsidiary. The Canadian Securities Administrators must not object to the acquisition. The Bank is giving such notices to, and expects to receive the approvals and non-objections of, the relevant Canadian Securities Administrators in respect of the change of control of DundeeWealth and its registrant subsidiaries and the Spinout Transaction resulting from successful completion of the Offer.

The by-laws, rules and regulations of IIROC, the MFDA, the TSX, the TSV-V and the Bourse require that IIROC, the MFDA, the TSX, the TSX-V and the Bourse approve matters relating to the change of control of any of their respective members. Applications are being made and approvals are expected to be received from IIROC, the MFDA, the TSX, the TSX-V and the Bourse in respect of the change of control of DundeeWealth and its member subsidiaries and the Spinout Transaction resulting from successful completion of the Offer.

22.	ACQUISITION OF SHARES NOT DEPOSITED UNDER THE OFFER

Compulsory Acquisition

If within 120 days after the date of the Offer, the Offer is accepted by Shareholders who in the aggregate hold not less than 90% of the issued and outstanding Shares of any class as at the Expiry Time, other than Shares held at the date of the Offer by or on behalf of the Bank or an affiliate or associate (as those terms are defined in the OBCA) of the Bank, and the Bank acquires or is bound to take up and pay for such Shares tendered to the Offer, the Bank intends to acquire all Shares of that class (including DW Common Shares that may be issued as a result of the exercise of the rights under any outstanding Other Securities) that are held by those persons who did not accept the Offer (and each person who subsequently acquires any of such Shares, collectively, the “Dissenting Offeree”) pursuant to the provisions of Part XV of the OBCA on the same terms and for the same consideration as the Shares acquired under the Offer (a “Compulsory Acquisition”). Shareholders whose Shares are acquired pursuant to a Compulsory Acquisition will not receive the $2.00 special dividend to be declared by DundeeWealth or the interest in DCM to be distributed by DundeeWealth in connection with the Offer unless they are Shareholders of record as of the record date for such distributions.

To exercise its statutory right of Compulsory Acquisition, the Bank must send a notice (the “Bank’s Notice”) to each Dissenting Offeree and to DundeeWealth of such proposed acquisition within sixty (60) days after the date of the termination of the Offer and in any event within 180 days after the date of the Offer. Within twenty (20) days after the Bank sends the Bank’s Notice, the Bank must pay or transfer to DundeeWealth the consideration the Bank would have to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. In accordance with Section 188 of the OBCA, within twenty (20) days after receipt of the Bank’s Notice, each Dissenting Offeree must send the certificate(s) representing the Shares held by such Dissenting Offeree to DundeeWealth and must elect either to transfer such Shares to the Bank on the terms of the Offer or to demand payment of the fair value of such Shares held by such holder by so notifying the Bank within twenty (20) days after the Dissenting Offeree receives the Bank’s Notice. A Dissenting Offeree who does not, within twenty (20) days after the Dissenting Offeree received the Bank’s Notice, notify the Bank that the Dissenting Offeree is electing to demand payment of the fair value of the Dissenting Offeree’s Shares is deemed to have elected to transfer such Shares to the Bank on the same terms that the Bank acquired Shares from the Shareholders who accepted the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of such Shares, the Bank may apply to a court having jurisdiction to hear an application to fix the fair value of such Shares of such Dissenting Offeree. If the Bank fails to apply to such court within twenty (20) days after it made the payment or transferred the consideration to DundeeWealth referred to above, the Dissenting Offeree may then apply to the court within a further period of twenty (20) days to have the court fix the fair value. If there is no such application made by the Dissenting Offeree within such period, the Dissenting Offeree will be deemed to have elected to transfer such Shares to the Bank on the terms that the Bank acquired Shares from the Shareholders who accepted the Offer. Any judicial determination of the fair value of the Shares could be less or more than the amount paid pursuant to the Offer.

The foregoing is a summary only of the statutory right of Compulsory Acquisition that may become available to the Bank and is qualified in its entirety by the provisions of Section 188 of the OBCA. Section 188 of the OBCA is complex and may require strict adherence to notice and timing provisions, failing which a Dissenting Offeree’s rights may be lost or altered. Shareholders who wish to be better informed about those provisions of the OBCA should consult their legal advisors.

See Section 23 of this Circular, “Certain Canadian Federal Income Tax Considerations” for a discussion of the tax consequences to Shareholders in the event of a Compulsory Acquisition.

Subsequent Acquisition Transaction

If the Bank acquires less than 90% of the Shares of any class under the Offer, or if the right of Compulsory Acquisition described above is not available for any reason, the Bank will pursue other means of acquiring the remaining Shares not tendered to the Offer, including causing one or more special meetings of the then Shareholders to be called to consider an amalgamation, statutory arrangement, capital reorganization, amendment to its articles, consolidation or other transaction involving the Bank and/or an affiliate of the Bank and DundeeWealth and/or the Shareholders for the purpose of DundeeWealth becoming, directly or indirectly, a wholly-owned subsidiary or affiliate of the Bank (a “Subsequent Acquisition Transaction”). The consideration to be paid to Shareholders pursuant to any such Subsequent Acquisition Transaction would be equal in amount to, and in the same form as, that payable under the Offer. Shareholders whose Shares are acquired pursuant to a Subsequent Acquisition Transaction will not receive the $2.00 special dividend to be declared by DundeeWealth or the interest in DCM to be distributed by DundeeWealth in connection with the offer unless they are Shareholders of record as of the record date for such distributions.

MI 61-101 may deem a Subsequent Acquisition Transaction to be a “business combination” if such Subsequent Acquisition Transaction would result in the interest of a holder of Shares being terminated without the consent of the holder, irrespective of the nature of the consideration provided in substitution therefor. The Bank expects that any Subsequent Acquisition Transaction relating to Shares will be a “business combination” under MI 61-101.

In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a “business combination”, the “related party transaction” provisions therein do not apply to such transaction. Following completion of the Offer, the Bank may be a “related party” of DundeeWealth for the purposes of MI 61-101, although the Bank expects that any Subsequent Acquisition Transaction would be a “business combination” for purposes of MI 61-101 and therefore the “related party transaction” provisions of MI 61-101 would not apply to the Subsequent Acquisition Transaction. The Bank intends to carry out any such Subsequent Acquisition Transaction in accordance with MI 61-101, or any successor provisions, or exemptions therefrom, such that the “related party transaction” provisions of MI 61-101 would not apply to such Subsequent Acquisition Transaction.

MI 61-101 provides that, unless exempted, an issuer proposing to carry out a business combination is required to prepare a valuation of the affected securities (and, subject to certain exceptions, any non-cash consideration being offered therefor) and to provide the holders of the affected securities with a summary of such valuation. The Bank currently intends to rely on available exemptions (or, if such exemptions are not available, to seek waivers pursuant to MI 61-101 exempting DundeeWealth and the Bank or one or more of its affiliates, as appropriate) from the valuation requirements of MI 61-101. An exemption is available under MI 61-101 for certain business combinations completed within 120 days after the date of expiry of a formal take-over bid where the consideration per security under the business combination is at least equal in value to and is in the same form as the consideration that depositing security holders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents (which disclosure has been provided in this Circular). The Bank expects that this exemption will be available.

Depending on the nature and terms of the Subsequent Acquisition Transaction, the provisions of the OBCA and DundeeWealth’s constating documents may require the approval of 66 2/3% of the votes cast by holders of the outstanding Shares of each class at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. MI 61-101 would also require that, in addition to any other required security holder approval, in order to complete a business combination (such as a Subsequent Acquisition Transaction), the approval of a majority of the votes cast by “minority” shareholders of each class of affected securities must be obtained unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities. If, however, following the Offer, the Bank and its affiliates are the registered holders of 90% or more of the Shares of each class at the time the Subsequent Acquisition Transaction is initiated, the requirement for “minority” approval would not apply to the transaction if an enforceable appraisal right or substantially equivalent right is made available to “minority” shareholders.

In relation to the Offer and any subsequent business combination, the “minority” shareholders will be, unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities, all Shareholders other than: (i) the Bank (other than in respect of Shares acquired pursuant to the Offer as described below); (ii) any “interested party” (within the meaning of MI 61-101); (iii) certain “related parties” of the Bank or of any other “interested party” (in each case within the meaning of MI 61-101) including any director or senior officer of the Bank, any affiliate or insider of the Bank or any of their directors or senior officers; and (iv) any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons. MI 61-101 also provides that the Bank may treat Shares acquired under the Offer as “minority” Shares and to vote them, or to consider them voted, in favour of such business combination if, among other things: (i) the business combination is completed not later than 120 days after the Expiry Time; (ii) the consideration per security in the business combination is at least equal in value to and in the same form as the consideration paid under the Offer; and (iii) the Shareholder who tendered such Shares to the Offer was not: (a) a “joint actor” (within the meaning of MI 61-101) with the Bank in respect of the Offer; (b) a direct or indirect party to any “connected transaction” (within the meaning of MI 61-101) to the Offer; or (c) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of MI 61-101) or consideration per Share that is not identical in amount and form to the entitlement of the general body of holders in Canada of Shares. The Bank currently intends that the consideration offered for Shares under any Subsequent Acquisition Transaction proposed by it would be equal in value to, and in the same form as, the consideration paid to Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Time and, accordingly, the Bank intends to cause Shares acquired under the Offer to be voted in favour of any such transaction and, where permitted by MI 61-101, to be counted as part of any minority approval required in connection with any such transaction. Based on the advice of legal counsel and having considered the relevant facts and circumstances, the Bank and DundeeWealth believe that the Bank will be entitled to vote the Shares it acquires from the Locked-Up Shareholders under the Offer in favour of any Subsequent Acquisition Transaction. Accordingly, provided that the Locked-Up Shareholders tender their Shares to the Offer as required by the terms of the Lock-Up Agreement and assuming the Bank converts its Series F Shares in accordance with their terms, the requisite shareholder approvals are assured. To the knowledge of the Bank, after reasonable inquiry, only the votes attached to the 1,223,500 DW Common Shares and 27,000,000 Series F Shares held by the Bank would be required to be excluded in determining whether minority approval for a Subsequent Acquisition Transaction has been obtained for the purposes of MI 61-101.

Any such Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent in respect thereof and demand payment of the fair value of their Shares. The exercise of such right of dissent, if certain procedures are complied with by the holder, could lead to a judicial determination of fair value required to be paid to such Dissenting Offeree for its Shares. The fair value so determined could be more or less than the amount paid per Share pursuant to such transaction or pursuant to the Offer. The exact terms and procedures of the rights of dissent available to Shareholders will depend on the structure of the Subsequent Acquisition Transaction and will be fully described in the proxy circular or other disclosure document provided to Shareholders in connection with the Subsequent Acquisition Transaction.

If the Bank is unable to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition Transaction but cannot obtain any required approvals or exemptions promptly, the Bank will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Laws, purchasing additional Shares in the open market; in privately negotiated transactions; in another take-over bid or exchange offer or otherwise; or from DundeeWealth. Subject to applicable Laws, any additional purchases of Shares could be at a price greater than, equal to, or less than the price to be paid for Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, the Bank may take no action to acquire additional DW Common Shares, or, subject to applicable Laws, may either sell or otherwise dispose of any or all Shares acquired under the Offer, on terms and at prices then determined by the Bank, which may vary from the price paid for Shares under the Offer. See Section 12 of the Offer, “Market Purchases”.

The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See Section 23 of this Circular, “Certain Canadian Federal Income Tax Considerations”.

Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction.

Judicial Developments

Certain judicial decisions may also be considered relevant to any Subsequent Acquisition Transaction that may be proposed or effected subsequent to the expiry of the Offer. Canadian courts have, in a few instances prior to the adoption of MI 61-101 and its predecessors, granted preliminary injunctions to prohibit transactions involving certain business combinations. The current trends in both legislation and Canadian jurisprudence indicate a willingness to permit business combinations to proceed, subject to evidence of procedural and substantive fairness in the treatment of minority shareholders.

Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction that may constitute a business combination.

23.	CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Torys LLP, counsel to the Bank, the following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations generally applicable to a Shareholder who receives the Special Distribution, receives DCM Shares as a result of the Spinout Transaction, disposes of Shares pursuant to the Offer (or otherwise disposes of Shares pursuant to certain transactions described in Section 22 of this Circular, “Acquisition of

Shares Not Deposited Under the Offer”) and who, for purposes of the Tax Act and at all relevant times (i) is or is deemed to be resident in Canada; (ii) holds the Shares and will hold the DCM Shares, Bank Shares and Floating Rate Preferred Shares (issuable on the conversion of Bank Preferred Shares) as capital property; and (iii) deals at Arm’s Length and is not affiliated with the Bank or DundeeWealth. Persons meeting such requirements are referred to in this summary as a “Holder” or “Holders” and this summary only addresses such Holders.

Generally, the Shares, DCM Shares, Bank Shares and Floating Rate Preferred Shares will constitute capital property to a Holder unless the Holder holds such shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade. Certain Holders whose Shares, DCM Shares, Bank Shares and Floating Rate Preferred Shares might not otherwise qualify as capital property may, in certain circumstances, be entitled to make an irrevocable election in accordance with Subsection 39(4) of the Tax Act, the effect of which may be to deem such shares and every “Canadian security” (as defined in the Tax Act) owned by such Holder in the taxation year in which the election is made and in all subsequent taxation years to be capital property. Holders whose Shares, DCM Shares, Bank Shares or Floating Rate Preferred Shares might not otherwise be considered capital property should consult their own tax advisors concerning this election.

This summary is not applicable to a Shareholder that is a “financial institution” (as defined in the Tax Act for purposes of the mark-to-market rules) or a “specified financial institution” (as defined in the Tax Act), a Shareholder an interest in which is a “tax shelter investment” for purposes of the Tax Act, or to a Shareholder who has made an election under Section 261 of the Tax Act to determine its Canadian tax results in a “functional currency” (as defined in the Tax Act) other than Canadian dollars or to a Shareholder who is the Bank. Such Shareholders should consult their own tax advisors. This summary also assumes that all issued and outstanding Series X Shares, Bank Preferred Shares and Floating Rate Preferred Shares are listed on a “designated stock exchange” (as defined in the Tax Act) in Canada (which includes the TSX) at such times as dividends (including deemed dividends) are paid or received on such Series X Shares, Bank Preferred Shares or Floating Rate Preferred Shares. In addition, this summary is not applicable to persons holding Options or other rights to acquire Shares or persons who acquired Shares on the exercise of employee stock options and all such persons should consult their own tax advisors in this regard.

This summary is based on the current provisions of the Tax Act, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (“Proposed Amendments”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof and assumes that the Proposed Amendments will be enacted in the form proposed. No assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any changes in Law, whether by judicial, governmental or legislative decision or action, or changes in the administrative policy or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations discussed herein.

This summary assumes that the Spinout Transaction is effected as a dividend-in-kind of DCM Shares to Shareholders and does not address the tax consequences to any Shareholder of any alternative manner of effecting the Spinout Transaction. Shareholders should consult their own tax advisors concerning the tax consequences of the Spinout Transaction.

Pre-Closing Transactions by DundeeWealth

Special Distribution and Spinout Transaction

In connection with the Offer, Holders will receive the Special Distribution consisting of a dividend of $2.00 in cash per share. Holders will also receive a distribution of DCM Shares pursuant to the Spinout Transaction. Holders who receive DCM Shares on the Spinout Transaction will be considered to have received a taxable dividend in an amount equal to the fair market value of the DCM Shares so received plus the amount of any cash received in lieu of fractional DCM Shares. The adjusted cost base to a Holder of the DCM Shares received on the Spinout Transaction will be equal to the fair market value of the DCM Shares so received. In computing the adjusted cost base of such shares at any time, the adjusted cost base of a Holder’s DCM Shares will be averaged with the adjusted cost base of all other DCM Shares, if any, held by the Holder as capital property at the particular time. Having regard to the Valuation and Fairness Opinion, the value of each DCM Share is expected to be approximately $0.50. However, this determination of value is not binding on the CRA or on any Holder.

For Holders who are individuals (other than certain trusts), the amount of the Special Distribution and the amount of the dividend in connection with the Spinout Transaction will be included in computing the Holder’s income and will be subject to the normal gross-up and dividend tax credit rules applicable to taxable dividends received by individuals from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividends designated by DundeeWealth as “eligible dividends” in accordance with the Tax Act. There may be limitations on the ability of DundeeWealth to designate dividends as eligible dividends. Such dividends received by an individual or a trust (other than certain trusts) may give rise to alternative minimum tax under the Tax Act.

For corporate Holders, the amount of the Special Distribution and the amount of the dividend in connection with the Spinout Transaction will be included in computing income and will generally be deductible in computing the taxable income of the corporation.

The Special Distribution and the dividend in connection with the Spinout Transaction will be paid on the Shares, including the Series X Shares. The Series X Shares are “taxable preferred shares” as defined in the Tax Act. The terms of the Series X Shares require DundeeWealth to make the necessary election under Part VI.1 of the Tax Act so that corporate Holders will not be subject to tax under Part IV.1 of the Tax Act on dividends received (or deemed to be received) on the Series X Shares, including the Special Distribution and the dividend in connection with the Spinout Transaction.

A “private corporation” (as defined in the Tax Act) or any other corporation controlled, whether by reason of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), will generally be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on dividends received (or deemed to be received) on the Shares (including the Special Distribution and the dividend in connection with the Spinout Transaction) to the extent such dividends are deductible in computing its taxable income.

Subsection 55(2) of the Tax Act provides that where a corporate Holder receives a dividend and such dividend is deductible in computing the corporate Holder’s income and is not subject to Part IV tax or is subject to Part IV tax that is refundable as part of the series of transactions that includes the receipt of the dividend, all or part of the dividend may in certain circumstances be treated as a capital gain from the disposition of a capital property the taxable portion of which must be included in computing the corporate Holder’s income for the taxation year in which the dividend is received. Accordingly, corporate Holders should consult their own tax advisors for specific advice with respect to the potential application of this provision to the Special Distribution and the dividend in connection with the Spinout Transaction.

The Offer

Holders Who Accept the Offer

The Offer is made on the basis that a portion of each Share will be exchanged exclusively for a portion of a Bank Common Share and the remaining portion of each Share will be exchanged exclusively for either (a) cash or (b) a portion of a Bank Preferred Share, as the case may be. Under the terms of the Offer, the portion of each Share that will be exchanged for a portion of a Bank Common Share is equal to the quotient obtained by dividing the fair market value of the portion of a Bank Common Share received by the Holder by the sum of the fair market value of such portion of a Bank Common Share plus the fair market value of the portion of a Bank Preferred Share, if any, received by the Holder plus the amount of cash, if any, received by the Holder (excluding any cash received in lieu of a fraction of a Bank Share). The remaining portion of each Share will be exchanged for cash or for a portion of a Bank Preferred Share, as the case may be. Each disposition of a portion of a Share will be regarded as a separate transaction for the purposes of computing the Holder’s capital gain or capital loss on the disposition of the particular portion of the Share.

A Holder will realize a capital gain (or capital loss) in respect of the portion of a Share that is disposed of for cash to the extent that the amount of cash received for such portion of a Share exceeds (or is exceeded by) the aggregate of the adjusted cost base to the Holder of such portion of a Share and any reasonable costs of disposition. Such capital gain (or capital loss) will be subject to the treatment described below under “Taxation of Capital Gains and Capital Losses”.

In respect of the portion of a Share that is disposed of for a portion of a Bank Common Share, or the portion of a Share that is disposed of for a portion of a Bank Preferred Share, as the case may be, unless the Holder includes any part of the capital gain or capital loss otherwise determined in respect of such disposition in computing the Holder’s income for the taxation year in which the disposition occurs, the Holder will be deemed under the Tax Act to have disposed of such portion of a Share for proceeds of disposition equal to the Holder’s adjusted cost base of such portion immediately before the disposition and will be deemed to have acquired the portion of the Bank Common Share or the Bank Preferred Share,

as the case may be, received in exchange therefore at a cost equal to such proceeds of disposition. The Bank will not make joint elections under Section 85 of the Tax Act with any Shareholders in connection with the Offer.

Under CRA’s current administrative practice, a Holder who receives cash in lieu of a fraction of a Bank Common Share or Bank Preferred Share, as the case may be, not in excess of $200.00 may either treat this amount as proceeds of disposition of the fraction of the Bank Common Share or Bank Preferred Share, as the case may be, thereby realizing a capital gain (or capital loss) to the extent that the proceeds of disposition exceed (or are exceeded by) the adjusted cost base of such fraction of a Bank Common Share or Bank Preferred Share, as the case may be, as discussed below under the heading “Taxation of Capital Gains and Capital Losses”, or alternatively may reduce the adjusted cost base of the Bank Common Shares or the Bank Preferred Shares, as the case may be, that the Holder receives under the Offer by the amount of cash received.

Shares Not Deposited Under the Offer

(a)	Compulsory Acquisition of Shares

As described under Section 22 of this Circular, “Acquisition of Shares Not Deposited Under the Offer — Compulsory Acquisition”, the Bank may, in certain circumstances, acquire Shares not deposited under the Offer pursuant to statutory rights of purchase under the OBCA. The tax consequences to a Holder of a disposition of Shares in such circumstances will generally be similar to those described above under “Holders Who Accept the Offer”. Interest paid or credited to a Holder (if any) in connection with the exercise of dissent rights under a Compulsory Acquisition must be included in the income of such Holder for the purposes of the Tax Act. Holders whose Shares may be so acquired should consult their own tax advisors.

(b)	Subsequent Acquisition Transaction

As described in Section 22 of this Circular, “Acquisition of Shares Not Deposited Under the Offer — Subsequent Acquisition Transaction”, if the Bank does not acquire all of the Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Bank may propose other means of acquiring the remaining issued and outstanding Shares. The tax treatment of a Subsequent Acquisition Transaction to a Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. The Bank may propose to carry out a Subsequent Acquisition Transaction by means of an amalgamation, statutory arrangement, capital reorganization, amendment to its articles, consolidation or other transaction involving the Bank and/or an affiliate of the Bank and DundeeWealth and/or the Shareholders. Depending upon the exact manner in which the transaction is carried out, the tax consequences may include a capital gain or capital loss, a deemed dividend or both a deemed dividend and a capital gain or capital loss. Holders should consult their own tax advisors for advice with respect to the income tax consequences of having their Shares acquired pursuant to a Subsequent Acquisition Transaction.

In the event that the Subsequent Acquisition Transaction results in a deemed dividend, subject to the application of Subsection 55(2) of the Tax Act, a Holder will be required to include in computing its income for a taxation year any dividends deemed to be received on the Shares or on any shares of a taxable Canadian corporation issued as consideration for the Shares. In the case of a Holder that is an individual (other than certain trusts), such dividends will be subject to the normal gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividends designated as eligible dividends in accordance with the provisions of the Tax Act. There may be limitations on DundeeWealth’s ability to designate eligible dividends. Such dividends received by an individual or a trust (other than certain trusts) may give rise to alternative minimum tax under the Tax Act. Any such dividends deemed to be received by a corporate Holder will be included in computing income and will generally be deductible in computing the corporate Holder’s taxable income.

Subsection 55(2) of the Tax Act provides that where a corporate Holder would otherwise be deemed to receive a dividend, in certain circumstances the deemed dividend may be deemed not to be received as a dividend and instead may be treated as proceeds of disposition of the Shares or of any shares of a taxable Canadian corporation issued as consideration for the Shares for purposes of computing the corporate Holder’s capital gain or capital loss. Corporate Holders should consult their own tax advisors in this regard.

A private corporation or any other corporation controlled, whether by reason of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), will generally be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on dividends received (or deemed to be received) on the Shares or on any shares of a taxable Canadian corporation issuable as consideration for the Shares to the extent such dividends are deductible in computing its taxable income.

If the Subsequent Acquisition Transaction is carried out by means of an amalgamation, under the current administrative practice of the CRA, Holders who exercise a right of dissent in respect of such an amalgamation should be considered to have disposed of their Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Holder for such Shares, other than any interest awarded by the court. Because of uncertainties under the relevant corporate legislation as to whether such amounts paid to a dissenting Holder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Holders should consult with their tax advisors in this regard. A dissenting Holder will be required to include in computing its income any interest awarded by a court in connection with an amalgamation.

Holders should consult their own tax advisors for advice with respect to all income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction.

(c)	Potential Delisting

If following completion of the Offer the DW Common Shares cease to be listed on any “designated stock exchange” for purposes of the Tax Act and DundeeWealth ceases to be a “public corporation” for purposes of the Tax Act, Holders that continue to hold Shares and that are trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, deferred profit sharing plans, registered disability savings plans and tax-free savings accounts (collectively, “Registered Plans”) are cautioned that the Shares will cease to be qualified investments for such trusts. Such Holders should consult with their own tax advisors in this regard. The DW Common Shares may cease to be listed on the TSX following the completion of the Offer.

Taxation of Capital Gains and Capital Losses

Generally, a Holder is required to include in computing its income for a taxation year one half of the amount of any capital gain (a “taxable capital gain”) realized in the year. Subject to and in accordance with the provisions of the Tax Act, a Holder is required to deduct one half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized in the year by such Holder. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against taxable capital gains realized in such year to the extent and under the circumstances described in the Tax Act.

A capital loss otherwise arising on the disposition of a Share by a corporate Holder may be reduced by dividends previously received or deemed to have been received thereon. Similar rules may apply where a Share is owned by a trust or a partnership of which a corporation, trust or partnership is a member or beneficiary. Holders to whom these rules may be relevant should consult their own tax advisors.

A Holder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) is liable to pay, in addition to tax otherwise payable under the Tax Act, a tax, a portion of which may be refundable, on certain investment income including taxable capital gains.

Capital gains realized by individuals and certain trusts may give rise to alternative minimum tax.

Holding and Disposing of DCM Shares, Bank Shares and Floating Rate Preferred Shares

(a)	Dividends

In the case of a Holder who is an individual (other than certain trusts), dividends received or deemed to be received on DCM Shares, Bank Shares or Floating Rate Preferred Shares (issuable on the conversion of Bank Preferred Shares) will be included in computing the Holder’s income, and will be subject to the normal gross-up and dividend tax credit rules applicable to dividends received by individuals from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividend designated as an eligible dividend in accordance with the provisions of the Tax Act. There may be limitations on the ability of the issuer to designate dividends as eligible dividends.

In the case of a corporate Holder, dividends received or deemed to be received by the corporation will be included in computing income and will generally be deductible in computing the taxable income of the corporation. The Bank

Preferred Shares and Floating Rate Preferred Shares are “taxable preferred shares” as defined in the Tax Act. The terms of the Bank Preferred Shares and Floating Rate Preferred Shares require the Bank to make the necessary election under Part VI.1 of the Tax Act so that corporate shareholders will not be subject to tax under Part IV.1 of the Tax Act on dividends received (or deemed to be received) on the Bank Preferred Shares or Floating Rate Preferred Shares.

A private corporation or any other corporation controlled, whether by reason of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), will generally be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on dividends received (or deemed to be received) on the DCM Shares, the Bank Shares or the Floating Rate Preferred Shares to the extent such dividends are deductible in computing its taxable income.

(b)	Disposition

A Holder who disposes of or is deemed to dispose of a DCM Share, Bank Share or Floating Rate Preferred Share (which includes the redemption of such shares or the acquisition of such shares by the issuer but not a conversion of Bank Preferred Shares for Floating Rate Preferred Shares or the conversion of Floating Rate Preferred Shares for Bank Preferred Shares) will generally realize a capital gain (or capital loss) to the extent that the proceeds of disposition exceed (or are less than) the aggregate of the adjusted cost base of such shares to the Holder and any reasonable costs of disposition. The amount of any deemed dividend arising on the redemption or acquisition of such shares by the issuer will generally not be included in computing the proceeds of disposition to the Holder for purposes of computing the capital gain or capital loss arising on the disposition of such shares. See “Redemption” below.

The tax consequences to a Holder of realizing a capital gain or a capital loss on a disposition of DCM Shares, Bank Shares or Floating Rate Preferred Shares will be the same as described above under “Taxation of Capital Gains and Capital Losses”.

(c)	Redemption

If DCM redeems for cash or otherwise acquires the DCM Shares or the Bank redeems for cash or otherwise acquires the Bank Shares or Floating Rate Preferred Shares, other than by a purchase in the manner in which shares are normally purchased by a member of the public in the open market, the Holder will generally be deemed to have received a dividend equal to the amount, if any, paid by DCM or the Bank, as the case may be, including any redemption premium, in excess of the paid-up capital of such shares at such time as computed for purposes of the Tax Act. See “Dividends” above.

The difference between the amount paid and the amount of the deemed dividend will be treated as proceeds of disposition for the purposes of computing the capital gain or capital loss arising on the disposition of such shares. See “Disposition” above.

In the case of a corporate Holder, it is possible that in certain circumstances all or part of the amount so deemed to be a dividend may be treated as proceeds of disposition and not as a dividend.

(d)	Conversion

The conversion of a Bank Preferred Share into a Floating Rate Preferred Share or of a Floating Rate Preferred Share into a Bank Preferred Share will be deemed not to be a disposition of property and accordingly will not give rise to any capital gain or capital loss to the Holder. The cost to a Holder of any Bank Preferred Share or Floating Rate Preferred Share, as the case may be, received on the conversion will be deemed to be equal to the Holder’s adjusted cost base of the Bank Preferred Share or Floating Rate Preferred Share, as the case may be, immediately before the conversion.

(e)	Alternative Minimum Tax

A capital gain realized, or a dividend received or deemed to be received, by an individual or a trust (other than certain trusts) may give rise to a liability for alternative minimum tax.

24.	DEPOSITARY AND INFORMATION AGENT

The Bank has engaged Computershare Investors Services Inc. to act as the Depositary for the Offer. The Depositary may contact Shareholders by mail, telephone and facsimile and may request banks, brokers, investment dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares. The Depositary will facilitate book-entry only transfers of Shares tendered under the Offer. The Depositary will receive reasonable and customary compensation from the Bank for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer.

The Bank has also retained Kingsdale Shareholder Services Inc. to act as Information Agent in connection with the Offer. The Information Agent may contact Shareholders by mail, telephone, other electronic means or in person and may request banks, brokers, investment dealers and their nominees to forward materials relating to the Offer to Shareholders. The Information Agent will receive reasonable and customary compensation from the Bank for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer.

Questions and requests for assistance concerning the Offer may be directed to the Depositary or the Information Agent, Kingsdale Shareholder Services Inc., at 1-866-851-9601 toll free in North America, or at 416-867-2272 outside of North America, or by e-mail at contactus@kingsdaleshareholder.com. Further contact details for such persons may be found on the back page of this document. Additional copies of this document and related materials may be obtained without charge on request from the Depositary or the Information Agent at their respective offices specified on the back page of this document. Copies of this document and related materials may also be found on SEDAR at www.sedar.com.

Except as expressly set forth in this Offer and Circular, no broker, investment dealer, bank or trust company shall be deemed to be an agent of the Bank or the Depositary for the purposes of the Offer.

25.	EXPENSES OF THE OFFER

The Bank estimates that expenses in the aggregate amount of $6 million will be incurred by the Bank and/or one or more of its affiliates in connection with the Offer, including legal, financial advising, accounting, filing and printing costs, the Depositary fees, the Information Agent fees, the cost of preparation and mailing of the Offer, the fees in respect of the Valuation and Fairness Opinion, and fees or expenses in connection with the Compulsory Acquisition or Subsequent Acquisition Transaction.

26.	BENEFITS FROM THE OFFER

Other than as disclosed elsewhere in this Circular, no person named under “Beneficial Ownership of and Trading in Securities” in Section 10 of this Circular, will receive any direct or indirect benefit from accepting or refusing to accept the Offer, other than the consideration available to any Shareholder who tenders Shares to the Offer.

27.	LEGAL MATTERS

Certain matters of Canadian and United States law relating to the Offer have been passed upon by Torys LLP. As of the date of this Circular, the partners and associates of Torys LLP beneficially owned, directly or indirectly, less than 1% of the outstanding securities of any class of the Bank or of DundeeWealth.

28.	OFFEREES’ STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides Shareholders of DundeeWealth with, in addition to any other rights they may have at law, rights of rescission, price revision or damages if there is a misrepresentation in a circular or a notice that is required to be delivered to such Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer. Such rights may in certain cases need to be exercised through CDS on behalf of a Shareholder. Shareholders should accordingly also contact their broker or other nominee for assistance as required.

29.	DIRECTORS’ APPROVAL

The contents of the Offer and this Circular have been approved and the sending thereof to the Shareholders has been authorized by the board of directors of the Bank.

GLOSSARY

“Acquisition Proposal” means any inquiries from or submissions of proposals or offers or expressions of interest from any Person (including any of its officers or employees), other than the Bank and its affiliates (as defined in the OBCA), relating to: (A) any acquisition or purchase, direct or indirect, of: (1) the assets of DundeeWealth and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of DundeeWealth and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of DundeeWealth and its Subsidiaries, taken as a whole, or (2) 20% or more of any voting or equity securities of DundeeWealth or any one or more of its Subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of DundeeWealth and its Subsidiaries, taken as a whole; (B) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of DundeeWealth; or (C) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving DundeeWealth and/or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenues, as applicable, of DundeeWealth and its Subsidiaries, taken as a whole;

“affiliate”, unless otherwise indicated, has the meaning ascribed to the term “affiliate entity” in MI 61-101 as in effect at the date hereof;

“allowable capital loss” has the meaning ascribed thereto in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations”;

“Annual Fixed Dividend Rate” has the meaning ascribed thereto in Annex A, “The Bank of Nova Scotia — Certain Provisions of the Bank Preferred Shares as a Series”;

“Appointee” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance — Power of Attorney”;

“Appropriate Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required in connection with the commencement of the Offer or the consummation of the Offer, and including without limiting the generality of the foregoing, the Competition Act Approval;

“ARC” has the meaning ascribed thereto in Section 21 of the Circular, “Regulatory Matters — Competition Act Approval”;

“Arm’s Length” has the meaning ascribed thereto under the Tax Act;

“associate”, unless otherwise indicated, has the meaning ascribed thereto in the Securities Act as in effect at the date hereof;

“Bank” means The Bank of Nova Scotia, a chartered bank existing under the Bank Act;

“Bank Act” means the Bank Act (Canada), as amended and the regulations promulgated thereunder;

“Bank Common Shares” means the common shares in the capital of the Bank;

“Bank’s Notice” has the meaning ascribed thereto in Section 22 of the Circular, “Acquisition of Shares Not Deposited Under the Offer”;

“Bank Preferred Shares” means the $25.00 principal amount 3.70% five year rate reset preferred shares series 32 in the capital of the Bank;

“Bank Preferred Share Automatic Conversion” has the meaning ascribed thereto in Annex A, “The Bank of Nova Scotia — Conversion of Bank Preferred Shares into Floating Rate Preferred Shares”;

“Bank Shares” means the Bank Common Shares and the Bank Preferred Shares;

“Bill” has the meaning ascribed thereto in Annex A, “Bank Act Restrictions and Restrictions on Payments of Dividends”;

“Bloomberg Screen GCAN5YR Page” has the meaning ascribed thereto in Annex A, “The Bank of Nova Scotia — Certain Provisions of the Bank Preferred Shares as a Series”;

“Book-Entry Confirmation” means confirmation of a book-entry transfer of a Shareholder’s Shares into the Depositary’s account at CDS;

“Bonus Share Awards” means awards granted by DW to employees and financial advisors under DundeeWealth’s share incentive plans providing for the issuance of Common Shares conditional on such employees and financial advisors meeting certain performance-related or time-related criteria;

“Bourse” means the Bourse de Montréal Inc.;

“Business Day” means any day of the week, other than a Saturday or Sunday or a statutory or civic holiday observed in Toronto, Ontario;

“Canadian GAAP” means Canadian generally accepted accounting principles, including those set out in the Handbook of the Canadian Institute of Chartered Accountants, applied on a consistent basis;

“Canadian Securities Administrators” means the provincial and territorial securities regulatory authorities in the provinces and territories of Canada;

“CDS” means CDS Clearing and Depository Services Inc. or its nominee (which is, at the date hereof, CDS & Co.);

“CDS Participants” means a direct or indirect participant of CDS;

“CDSX” means the computer system by which CDS Participants can deposit book-based shares to the Depository directly in lieu of completing and depositing a Letter of Transmittal to the Depositary;

“Circular” means the take-over bid circular accompanying the Offer and forming part of the Offer;

“Closing Time” means the completion of a Compulsory Acquisition or a Subsequent Acquisition Transaction;

“Commissioner” has the meaning ascribed thereto in Section 21 of the Circular, “Regulatory Matters — Competition Act Approval”;

“Competition Act” means the Competition Act (Canada) as amended and the regulations promulgated thereunder;

“Competition Act Approval” has the meaning ascribed thereto in Section 21 of the Circular, “Regulatory Matters — Competition Act Approval”;

“Compulsory Acquisition” has the meaning ascribed thereto in Section 22 of the Circular, “Acquisition of Shares Not Deposited Under the Offer”;

“CRA” has the meaning ascribed thereto in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations”;

“DBRS” has the meaning ascribed thereto in Annex A, “Ratings”;

“DRS Statement” means a Direct Registration System statement delivered by the Depositary to Depositing Shareholders evidencing the registered ownership of Bank Shares issued pursuant to the Offer;

“DC” means Dundee Corporation;

“DC Shareholder Approval” means the requisite shareholder approval of DC for the sale of its Shares to the Bank pursuant to the Offer;

“DCC” means Dundee Capital Corporation;

“DCM” means Dundee Capital Markets Inc.;

“DCM Shares” means all of the issued and outstanding common shares in the capital of DCM;

“Depositary” means Computershare Investor Services Inc., in its capacity as depositary for the Offer;

“Deposited Shares” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance”;

“Depositing Shareholders” means Shareholders whose Shares are deposited to the Offer and are not withdrawn;

“Dissenting Offeree” has the meaning ascribed thereto in Section 22 of the Circular, “Acquisition of Shares Not Deposited Under the Offer”;

“Distribution and Spinout Consideration” means the per share proceeds resulting from the Special Distribution and the Spinout Transaction;

“Distributions” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance — Dividends and Distributions”;

“DSU Plan” means the deferred share unit plan for the employees, officers and directors of DundeeWealth adopted in 2003;

“DSUs” means the deferred share units awarded under the DSU Plan;

“Dundee” means DC together with DCC;

“DundeeWealth” means DundeeWealth Inc., a corporation incorporated under the laws of Ontario;

“DundeeWealth Public Documents” means all forms, reports, schedules, statements and other documents required to be filed by DundeeWealth since January 1, 2008 on SEDAR;

“DW Board of Directors” means the board of directors of DundeeWealth;

“DW Common Shares” means common shares in the capital of DundeeWealth;

“DW Special Committee” means the special committee of the DW Board of Directors constituted to consider the Offer;

“Effective Date” means the date on which the Bank first takes up and pays for Shares deposited under the Offer;

“Effective Time” means the time that the Bank shall have acquired ownership of and paid for Shares deposited under the Offer pursuant to the terms of the Offer;

“Election Notice” has the meaning ascribed thereto in Annex A, “The Bank of Nova Scotia — Certain Provisions of the Bank Preferred Shares as a Series”;

“Eligible Institution” means a Canadian Schedule I chartered bank, a major trust company in Canada, a commercial bank or trust company in the United States, a member of the Securities Transfer Association Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP). Members of these programs are usually participating organizations in a recognized stock exchange in Canada and/or the United States, members of IIROC, members of the National Association of Securities Dealers or banks and trust companies in the United States;

“Employee Plans” means all plans or arrangements providing for the benefit of employees generally or for any particular executive officer including all of the employee benefit, health, welfare, disability, bonus, deferred compensation, stock compensation, stock option or purchase or other stock-based compensation plans or arrangements, retirement plans, post-retirement benefit plans or arrangements, pension plans or arrangements applicable to present or former employees or directors of DundeeWealth or any of its Subsidiaries which are currently maintained or participated in by DundeeWealth or any of its Subsidiaries and under which DundeeWealth or any of its Subsidiaries has any material obligations or liabilities;

“Engagement” has the meaning ascribed thereto in Section 11 of the Circular, “Valuation and Fairness Opinion”;

“Expiry Time” means 12:01 a.m. (Toronto time) on January 20, 2011, subject to the Bank’s right to extend from time to time the period during which the Shares may be tendered to the Offer (but in any case, not beyond the Outside Date) as described in Section 5 of the Offer, “Extension and Variation of the Offer”;

“FINRA” means the Financial Industry Regulatory Authority;

“Fixed Rate Calculation Date” has the meaning ascribed thereto in Annex A, “The Bank of Nova Scotia — Certain Provisions of the Bank Preferred Shares as a Series”;

“Fixed Rate Share Conversion Date” has the meaning ascribed thereto in Annex A, “The Bank of Nova Scotia — Certain Provisions of the Rate Preferred Shares as a Series”;

“Floating Quarterly Dividend Rate” has the meaning ascribed thereto in Annex A, “The Bank of Nova Scotia — Certain Provisions of the Floating Rate Preferred Shares as a Series”;

“Floating Rate Calculation Date” has the meaning ascribed thereto in Annex A, “The Bank of Nova Scotia — Certain Provisions of the Floating Rate Preferred Shares as a Series”;

“Floating Rate Preferred Share Automatic Conversion” has the meaning ascribed thereto in Annex A, “The Bank of Nova Scotia — Certain Provisions of the Floating Rate Preferred Shares as a Series”;

“Floating Rate Preferred Shares” has the meaning ascribed thereto in Annex A, “The Bank of Nova Scotia — Certain Provisions of the Bank Preferred Shares as a Series”;

“Floating Rate Share Conversion Date” has the meaning ascribed thereto in Annex A, “The Bank of Nova Scotia — Certain Provisions of the Bank Preferred Shares as a Series”;

“fully-diluted basis” means a basis which assumes that the number of Shares outstanding is that number which would be outstanding assuming that the rights under all Other Securities were exercised;

“GCICL” means Goodman & Company, Investment Counsel Ltd.;

“Government of Canada Yield” has the meaning ascribed thereto in Annex A, “The Bank of Nova Scotia — Certain Provisions of the Bank Preferred Shares as a Series”;

“Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, commissioner, board, or authority of any of the foregoing; (c) any self-regulatory authority, including the TSX, the TSX-V, the Bourse, MFDA, IIROC, FINRA and each Canadian provincial insurance council (or equivalent); or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Holder” has the meaning ascribed thereto in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations”;

“IIROC” means the Investment Industry Regulatory Organization of Canada;

“Information” has the meaning ascribed thereto in Section 11 of the Circular, “Valuation and Fairness Opinion”;

“Information Agent” means Kingsdale Shareholder Services Inc.;

“Initial Fixed Rate Period” has the meaning ascribed thereto in Annex A, “The Bank of Nova Scotia — Certain Provisions of the Bank Preferred Shares as a Series”;

“insider” has the meaning ascribed thereto in the Securities Act as in effect at the date hereof;

“Interested Directors” means those members of the DW Board of Directors who have declared an interest in, and refrained from voting in respect of, the transactions contemplated under the Support Agreement, being Mr. Robert Brooks, Mr. David Goodman, Mr. Ned Goodman, Mr. J. Harold Gordon, Mr. Garth MacRae, Mr. Robert McLeish and Mr. Russell Morgan;

“Interested Third Party” has the meaning ascribed thereto in Section 3 of the Circular — “Background to the Offer”;

“Interested Parties” has the meaning ascribed thereto in Section 11 of the Circular, “Valuation and Fairness Opinion”;

“Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law, orders, ordinances, judgments, decrees, guidelines, policies or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal (printed on yellow paper) in the form accompanying the Offer and the Circular;

“Lock-Up Agreement” means the lock-up agreement entered into between the Bank, DC, DCC, Ned Goodman and David Goodman on November 22, 2010;

“Locked-Up Shareholders” means DC and DCC, Ned Goodman and David Goodman;

“Material Adverse Effect” when used in connection with a Party, means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that is, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise), financial condition of a Party and its Subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact consisting of, resulting from or arising in connection with:

(i)	the public announcement of the execution of the Support Agreement or the transactions contemplated hereby or the performance of any obligations hereunder;

(ii)	general economic, financial, currency exchange, securities or commodity market conditions in Canada or the United States;

(iii)	changes generally affecting the mutual fund or wealth management business in one or more countries or geographic markets where a Party or any of its Subsidiaries operates or conducts business;

(iv)	any change in applicable Laws, regulations or Canadian GAAP;

(v)	any natural disaster; or

(vi)	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;

except, in the case of clauses (ii), (iii) and (iv), to the extent any such change, effect, event, occurrences or state of fact has had a materially disproportionate effect on a Party and its Subsidiaries taken as a whole compared to other comparable Persons of similar size operating in the mutual fund or wealth management business in one or more countries in geographic markets so affected;

“MFDA” means the Mutual Fund Dealers Association;

“MI 61-101” means Multilateral Instrument 61-101, “Protection of Minority Security Holders in Special Transactions” of the Canadian Securities Administrators, as amended or replaced from time to time;

“MI 62-104” means Multilateral Instrument 62-104 “Take-Over Bids and Issuer Bids” of the Canadian Securities Administrators, as amended or replaced from time to time;

“Moody’s” has the meaning ascribed thereto in Annex A, “Ratings”;

“NI 81-102” has the meaning ascribed thereto in Section 21 of the Circular, “Regulatory Matters — Securities Regulatory Approvals”;

“No-Action Letter” has the meaning ascribed thereto in Section 21 of the Circular, “Regulatory Matters — Competition Act Approval”;

“nominee” means a registered broker or investment dealer, financial institution or other intermediary that holds Shares on behalf of a Person who is not the registered holder of the Shares;

“Non-Competition, Non-Solicitation and Confidentiality Agreements” mean the non-competition, non-solicitation and confidentiality agreements (in the same form as attached as schedule D to the Lock-Up Agreement) to be entered into between the Bank, DundeeWealth and each of DC, Ned Goodman and David Goodman on the Effective Date;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery printed on green paper in the form accompanying the Offer and the Circular;

“Notifiable Transactions” has the meaning ascribed thereto in Section 21 of the Circular, “Regulatory Matters — Competition Act Approval”;

“NYSE” means the New York Stock Exchange;

“OBCA” means Business Corporations Act (Ontario), as amended from time to time;

“Offer” means the offer to purchase all of the outstanding Shares made hereby to Shareholders (as it may be amended);

“Offer Consideration” has the meaning ascribed thereto in Section 1 of the Offer, “The Offer”;

“Offer Deadline” means December 15, 2010;

“Option Plans” means all plans of DundeeWealth providing options to purchase Shares or Other Securities of DundeeWealth”;

“Options” means options to purchase Shares or Other Securities of DundeeWealth pursuant to the Option Plans;

“OSC” means the Ontario Securities Commission;

“OSC Rule 62-504” means Ontario Securities Commission Rule 62-504, “Take-Over Bids and Issuer Bids”, as amended or replaced from time to time;

“Other Securities” means all securities convertible into, or exchangeable or exercisable for, Shares, including the Options;

“Outside Date” means April 30, 2011, subject to the right of either DundeeWealth or the Bank to postpone the Outside Date on no more than two occasions by a period of 30 days if (A) any of the Appropriate Regulatory Approvals has not been obtained, (B) an action, suit or proceeding shall have been taken, commenced or threatened before or by any Governmental Entity to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or sale to the Bank of the Shares or the rights of the Bank to own or exercise full rights of ownership of the Shares, to complete a Compulsory Acquisition or Subsequent Acquisition Transaction or which would have such an effect and the Party electing to postpone the Outside Date, if that Party is a Party to such action, suit or proceeding, is diligently contesting it, or (C) DundeeWealth has not completed the Spinout Transaction, by giving written notice to the Bank to such effect no later than 5:00 p.m. (Toronto time) on the date that is five (5) days prior to the then current Outside Date, or such other date as may be agreed to by the Parties;

“Parties” means DundeeWealth and the Bank; and “Party” means anyone of them;

“Permitted Distributions” means (a) the Special Distribution, (b) any distribution in connection with the Spinout Transaction, (c) monthly cash dividends on the DW Common Shares and the Special Shares to be paid in accordance with the revised dividend policy of DundeeWealth announced on November 4, 2010, (d) quarterly cash dividends on the Preferred Shares declared and paid in accordance with the dividend policy of DundeeWealth, as set forth in the DundeeWealth Public Documents and (e) a performance fee dividend equal to 25% of the after tax net performance fees earned by DundeeWealth in respect of the 2010 year, the calculation of which shall be approved by the Bank, acting reasonably, and which shall be paid on the DW Common Shares, the Special Shares and the Series F Shares in January, 2011 in accordance with the dividend policy of DundeeWealth;

“Person” includes an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Preferred Shares” means, collectively, Series X Shares and Series 1 Shares;

“Proposed Amendments” has the meaning ascribed thereto in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations”;

“Purchased Securities” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance — Power of Attorney”;

“Quarterly Dividend Payment Date” has the meaning ascribed thereto in Annex A, “The Bank of Nova Scotia — Certain Provisions of the Floating Rate Preferred Shares as a Series”;

“Registered Plans” has the meaning ascribed thereto in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations”;

“Replacement Option” has the meaning ascribed thereto in Section 7 of the Circular, “Purpose of the Offer and Plans for DundeeWealth — Treatment of Options and other Share Based Compensation Awards”;

“Restricted Business” means: (i) the retail mutual fund business, including the creation, distribution, and/or management (including sub-advisory) of retail mutual funds (for further clarity, these comprise open ended mutual funds governed by NI 81-102, exchange traded funds, insurance guaranteed mutual funds (commonly called segregated funds) or principal protected notes linked to any open-ended fund); (ii) the management of individual segregated managed accounts in a manner substantially similar to the business currently conducted by the Dundee Investment Counsel Division of

DundeeWealth (formerly, Goodman Private Wealth Management); (iii) the mutual fund advisory business, being the sale of mutual funds and other products as described above by licensed advisors (but excluding the IIROC advisors in DCM); and (iv) the insurance brokerage business; in each case carried on from time to time in Canada by or on behalf of DundeeWealth;

“S&P” has the meaning ascribed thereto in Annex A, “Ratings”;

“Scotia BaTS” has the meaning ascribed thereto in Annex A, “Bank Act Restrictions and Restrictions on Payments of Dividends”;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act (Ontario) as amended, and the rules, regulations and published policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

“Securities Laws” means the Securities Act and all other applicable securities laws, rules and regulations and published policies thereunder in Canada;

“Securities Regulatory Authorities” means all applicable securities regulatory authorities, including (i) the provincial and territorial securities regulatory authority in the provinces and territories of Canada in which DundeeWealth is a reporting issuer (or the equivalent), (ii) all applicable federal and state securities regulatory authorities in the United States including, without limitation, the SEC, in each case having or claiming jurisdiction over DundeeWealth, and (iii) the TSX;

“SEDAR” means the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators;

“Series 1 Notes” has the meaning ascribed thereto in Section 7 of the Circular, “Purchase of the Offer and Plans for DundeeWealth — Plans for DundeeWealth Following the Completion of the Offer”;

“Series 1 Shares” means the first preference shares, series 1 in the capital of DundeeWealth;

“Series F Shares” means the special shares, series F in the capital of DundeeWealth;

“Series X Shares” means the first preference shares, series X in the capital of DundeeWealth;

“Share Awards” means the awards granted pursuant to the Share Plans;

“Share Based Compensation Awards” means the awards granted pursuant to the Share Based Compensation Plans;

“Share Based Compensation Plans” means all Option Plans and Share Plans;

“Share Plans” means all of Employee Plans (other than the Option Plans and the DSU Plan);

“Shares” means all of the issued and outstanding shares in the capital of DundeeWealth other than the Series 1 Shares and the Series F Shares, and, for greater certainty, includes the DW Common Shares and the Special Shares and the Series X Shares;

“Shareholders” means holders of Shares;

“Shareholders’ Agreement” means the shareholders’ agreement in respect of DundeeWealth dated September 28, 2007 among the Bank, DC and Dundee Capital as amended from time to time;

“Special Distribution” has the meaning ascribed thereto in Section 1 of the Offer, “The Offer”;

“Special Shares” means the Special Shares, Series C and the Special Shares, Series D;

“Spinout Transaction” has the meaning ascribed thereto in Section 1 of the Offer, “The Offer”;

“Subsequent Acquisition Transaction” has the meaning ascribed thereto in Section 22 of the Circular, “Acquisition of Shares Not Deposited Under the Offer”;

“Subsequent Fixed Rate Period” has the meaning ascribed thereto in Annex A, “The Bank of Nova Scotia — Certain Provisions of the Bank Preferred Shares as a Series”;

“Subsidiaries” means, with respect to a specified body corporate, any body corporate (other than a mutual fund corporation) of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned, or publicly announced as in the process of being acquired, directly or indirectly, by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a subsidiary;

“Superintendent” means the Superintendent of Financial Institutions (Canada);

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal made by a third party after the date of the Support Agreement: (i) that is made available to all Shareholders on the same terms and conditions; (ii) that is not subject to a financing condition; (iii) that is not subject to any due diligence and/or access condition; (iv) that the DW Board of Directors has determined in good faith (after receipt of advice from its financial advisors and its outside legal counsel) is reasonably capable of completion without undue delay taking into account all legal, financial, regulatory (including all approvals identified in the Support Agreement, to the extent applicable) and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal; and (v) in respect of which the DW Board of Directors determines in good faith (after receipt of advice from its outside legal counsel with respect to (a) below and financial advisors with respect to (b) below) that (a) failure to recommend such Acquisition Proposal to Shareholders would be inconsistent with its fiduciary duties and (b) that such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to Shareholders from a financial point of view than the Offer);

“Supplementary Information Request” has the meaning ascribed thereto in Section 21 of the Circular, “Regulatory Matters — Competition Act Approval”;

“Support Agreement” means the support agreement entered into between the Bank and DundeeWealth on November 22, 2010;

“T-Bill Rate” has the meaning ascribed thereto in Annex A, “The Bank of Nova Scotia — Certain Provisions of the Floating Rate Preferred Shares as a Series”;

“Tax Act” means the Income Tax Act (Canada), as amended and the regulations promulgated thereunder, and any successor legislation thereto;

“taxable capital gain” has the meaning ascribed thereto in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations”;

“TD Securities” means TD Securities Inc.;

“TFSAs” has the meaning ascribed thereto in Annex A, “Eligibility for Investment”;

“TSX” means the Toronto Stock Exchange;

“TSX-V” means the TSX Venture Exchange;

“U.S. Person” has the meaning ascribed thereto in Regulation S under the United States Securities Act of 1933; and

“Valuation and Fairness Opinion” means the independent formal valuation of the DW Common Shares prepared by TD Securities for the DW Special Committee in accordance with MI 61-101, and the opinion of TD Securities to the DW Special Committee as to the fairness, from a financial point of view, to holders of DW Common Shares and Special Shares (other than the Locked-Up Shareholders) of the Offer Consideration and Distribution and Spinout Consideration, a copy of which is attached as Annex “B” to this Circular.

CONSENT OF TORYS LLP

TO: The Board of Directors of The Bank of Nova Scotia (the “Bank”)

We hereby consent to the reference to our name and opinion contained under “Certain Canadian Federal Income Tax Considerations” and our name under “Legal Matters”, in the Circular, and to our name and opinion contained under “Eligibility for Investment” in Annex A, accompanying the Offer dated December 15, 2010 made by the Bank to the holders of common shares, special shares, series C, special shares, series D and first preference shares, series X of DundeeWealth Inc.

(Signed) TORYS LLP

Toronto, Ontario
December 15, 2010

CONSENT OF TD SECURITIES INC.

TO: The Board of Directors of The Bank of Nova Scotia (the “Bank”)

We refer to the Valuation and Fairness Opinion dated November 21, 2010, which we prepared for the Special Committee of the Board of Directors of DundeeWealth Inc. in connection with the offer made by the Bank to the holders of common shares, special shares, series C, special shares, series D and first preference shares, series X of DundeeWealth Inc., other than the Bank. We consent to the filing of the Valuation and Fairness Opinion with the applicable Canadian Securities Administrators and the inclusion of the Valuation and Fairness Opinion and a summary thereof in this Circular. In providing such consent, we do not intend that any person other than the Special Committee and the Board of Directors of DundeeWealth Inc. rely upon such Valuation and Fairness Opinion.

(signed) TD SECURITIES INC.

Toronto, Ontario
December 15, 2010

AUDITORS’ CONSENT

TO: The Board of Directors of The Bank of Nova Scotia (the “Bank”)

We have read the Offer and Take-Over Bid Circular dated December 15, 2010 of the Bank offering to purchase of all of the outstanding common shares, special shares, series C, special shares, series D and first preference shares, series X of DundeeWealth Inc. (the “Circular”). We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the Circular of our report to the shareholders of the Bank on the consolidated balance sheets of the Bank as at October 31, 2010 and 2009 and the consolidated statements of income, changes in shareholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended October 31, 2010. Our report is dated December 3, 2010.

(signed) KPMG LLP
Chartered Accountants, Licensed Public Accountants

Toronto, Canada
December 15, 2010

CERTIFICATE OF THE BANK

Dated: December 15, 2010

The foregoing, together with the documents incorporated by reference, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or market price of the securities to be distributed.

(signed) Richard E. Waugh	(signed) Luc A. Vanneste

President and Chief Executive Officer	Executive Vice-President and Chief Financial Officer

On behalf of the Board of Directors of The Bank of Nova Scotia

(signed) Michael J.L. Kirby	(signed) John Mayberry

Director	Director

ANNEX A

INFORMATION CONCERNING THE BANK OF NOVA SCOTIA

The following information should be read in conjunction with the information concerning the Bank appearing elsewhere in the Offer and Circular and incorporated by reference in the Offer and Circular. Capitalized terms not otherwise defined in Annex A are defined in the Glossary and the Circular.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the Canadian Securities Administrators are specifically incorporated by reference in and form an integral part of this Circular:

(a) the Bank’s annual information form dated December 3, 2010, for the year ended October 31, 2010;

(b) the Bank’s management proxy circular attached to the notice of meeting dated February 9, 2010 prepared in connection with the Bank’s annual meeting of shareholders held on April 8, 2010;

(c) the Bank’s consolidated balance sheets as at October 31, 2010 and 2009 and the consolidated statements of income, changes in shareholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended October 31, 2010, together with the auditors’ report thereon;

(d) the Bank’s management’s discussion and analysis of financial condition and results of operations, for the year ended October 31, 2010;

(e) the Bank’s material change report dated September 13, 2010; and

(f) the Bank’s material change report dated November 24, 2010.

All documents of the type referred to above (excluding confidential material change reports) and any business acquisition reports and news releases announcing financial information filed by the Bank with any of the Canadian Securities Administrators subsequent to the date of this Circular and prior to the Effective Date shall be deemed to be incorporated by reference into this Circular.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein relating to the Bank shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.

Information has been incorporated by reference in this Circular from documents filed with Canadian Securities Administrators. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Executive Vice-President, General Counsel and Secretary of the Bank at Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1 and are also available electronically on SEDAR at www.sedar.com.

THE BANK OF NOVA SCOTIA

The Bank of Nova Scotia was granted a charter under the laws of the Province of Nova Scotia in 1832 and commenced operations in Halifax, Nova Scotia in that year. Since 1871, the Bank has been a chartered bank under the Bank Act. The Bank is a Schedule I bank under the Bank Act and the Bank Act is its charter. The head office of the Bank is located at 1709 Hollis Street, Halifax, Nova Scotia, B3J 3B7 and its executive offices are at Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1.

Further information with respect to the Bank’s business operations are contained under the headings “Corporate Structure”, “General Development of the Bank’s Business” and “Description of the Bank’s Business” in the Bank’s annual information form incorporated by reference in this Circular.

Authorized and Outstanding Share Capital

The authorized common share capital of the Bank consists of an unlimited number of Bank Common Shares. As of December 10, 2010, the Bank had outstanding 1,043,245,513 Bank Common Shares and options to purchase 24,113,459 Bank Common Shares.

The authorized preferred share capital of the Bank consists of an unlimited number of preferred shares without nominal or par value issuable in series. As at December 10, 2010, 12,000,000 Preferred Shares, Series 12; 12,000,000 Preferred Shares, Series 13; 13,800,000 Preferred Shares, Series 14; 13,800,000 Preferred Shares, Series 15; 13,800,000 Preferred Shares, Series 16; 9,200,000 Preferred Shares, Series 17; 13,800,000 Preferred Shares, Series 18; 14,000,000 Preferred Shares, Series 20; 12,000,000 Preferred Shares, Series 22; 10,000,000 Preferred Shares, Series 24; 13,000,000 Preferred Shares, Series 26; 11,000,000 Preferred Shares, Series 28; and 10,600,000 Preferred Shares, Series 30 were issued and outstanding. In addition, Preferred Shares, Series 19; Preferred Shares, Series 21; Preferred Shares, Series 23; Preferred Shares, Series 25; Preferred Shares, Series 27; Preferred Shares, Series 29; and Preferred Shares, Series 31 were authorized. None of the Preferred Shares, Series 19; Preferred Shares, Series 21; Preferred Shares, Series 23; Preferred Shares, Series 25; Preferred Shares, Series 27; Preferred Shares, Series 29; or Preferred Shares, Series 31 are currently outstanding.

Price Range and Trading Volume

The Bank’s common shares trade under the stock symbol “BNS” on the TSX and the NYSE. The Preferred Shares are listed on the TSX under the stock symbols “BNS.PR.J” for the Preferred Shares, Series 12; “the BNS.PR.K” for the Preferred Shares, Series 13; “the BNS.PR.L” for the Preferred Shares, Series 14; “the BNS.PR.M” for the Preferred Shares, Series 15; “the BNS.PR.N” for the Preferred Shares, Series 16; “the BNS.PR.O” for the Preferred Shares, Series 17; “the BNS.PR.P” for the Preferred Shares, Series 18; “the BNS.PR.Q” for the Preferred Shares, Series 20; “the BNS.PR.R” for the Preferred Shares, Series 22; “the BNS.PR.S” for the Preferred Shares, Series 24; “the BNS.PR.T” for the Preferred Shares, Series 26; “the BNS.PR.X” for the Preferred Shares, Series 28; and “the BNS.PR.Y” for the Preferred Shares, Series 30. The Bank also has deposit notes and debentures listed on the London Stock Exchange and the Swiss Exchange.

		Preferred Shares
	Common	Series	Series	Series	Series	Series	Series	Series	Series	Series	Series	Series	Series	Series
	Shares	12	13	14	15	16	17	18	20	22	24(1)	26	28	30

December 2009
— High Price ($)	49.72	24.00	22.33	20.83	20.72	24.00	25.39	26.75	26.83	26.69	—	28.19	28.31	—
— Low Price ($)	47.45	23.58	21.68	20.36	20.32	23.57	24.90	26.40	26.10	26.25	—	27.77	27.90	—
— Volume (‘000)	69,768	174	218	363	361	185	122	157	121	217	—	345	168	—

January 2010
— High Price ($)	48.93	24.05	22.03	20.86	20.80	23.97	25.00	26.60	26.79	26.68	—	28.12	27.99	—
— Low Price ($)	44.60	23.70	21.72	20.38	20.38	23.46	24.60	26.24	26.16	26.17	—	27.71	27.70	—
— Volume (‘000)	60,818	233	117	344	345	237	140	317	307	289	—	291	456	—

February 2010
— High Price ($)	48.01	23.75	21.85	20.50	20.47	23.63	24.86	26.52	26.48	26.52	—	28.12	28.10	—
— Low Price ($)	44.84	23.15	21.10	20.08	20.08	23.09	24.53	26.19	26.20	26.20	—	27.85	27.81	—
— Volume (‘000)	48,391	165	249	468	354	150	139	669	223	266	—	267	303	—

March 2010
— High Price ($)	51.82	23.35	21.15	20.10	20.17	23.15	24.65	26.57	26.55	26.60	—	28.42	28.44	—
— Low Price ($)	48.26	22.40	20.41	19.34	19.35	22.27	24.07	26.25	26.20	26.25	—	27.89	27.95	—
— Volume (‘000)	75,015	195	285	729	417	182	191	235	367	367	—	975	788	—

April 2010
— High Price ($)	58.18	22.08	20.10	18.95	18.97	21.90	23.52	26.20	25.99	26.00	—	27.73	27.78	24.48
— Low Price ($)	50.00	21.30	19.32	18.26	18.35	21.15	22.65	25.49	25.38	25.40	—	26.45	26.52	23.80
— Volume (‘000)	70,697	296	290	479	393	312	416	263	316	435	—	568	752	1,044

May 2010
— High Price ($)	52.69	22.09	19.87	18.88	18.93	21.99	23.39	25.94	25.80	25.9	—	27.18	27.15	24.46
— Low Price ($)	48.02	21.48	19.44	18.42	18.45	21.35	23.00	25.55	25.50	25.53	—	26.70	26.80	24.00
— Volume (‘000)	71,839	147	233	304	306	287	267	130	150	184	—	301	366	424

June 2010
— High Price ($)	51.55	22.97	20.99	19.87	19.88	22.98	24.75	26.25	26.25	26.33	—	27.70	27.70	24.84
— Low Price ($)	48.69	22.10	20.05	18.98	18.91	21.85	23.46	25.85	25.80	25.83	—	27.07	27.11	24.50
— Volume (‘000)	67,956	181	315	329	262	590	152	170	118	119	—	303	150	279

July 2010
— High Price ($)	52.44	23.61	21.53	20.24	20.27	23.42	24.94	26.22	26.25	26.34	—	27.89	27.92	24.95
— Low Price ($)	47.85	22.67	20.71	19.42	19.41	22.72	24.51	25.90	25.80	25.73	—	27.42	27.25	24.50
— Volume (‘000)	61,397	172	279	307	191	428	162	270	186	279	—	261	276	379

August 2010
— High Price ($)	52.03	24.28	22.21	21.08	20.96	24.13	25.25	26.45	26.74	26.74	—	28.03	28.10	25.00
— Low Price ($)	49.25	23.39	21.25	20.08	20.07	23.26	24.69	26.10	26.25	26.18	—	27.62	27.75	24.66
— Volume (‘000)	69,254	227	284	257	384	301	240	160	257	197	—	201	147	385

September 2010
— High Price ($)	54.92	24.89	23.23	22.31	22.22	24.94	26.09	26.85	26.79	27.10	—	28.39	28.50	25.48
— Low Price ($)	51.25	24.10	22.27	21.02	20.99	24.09	25.15	26.45	26.53	26.70	—	27.94	27.97	25.01
— Volume (‘000)	72,656	189	281	374	380	803	327	1,001	594	388	—	570	483	548

October 2010
— High Price ($)	55.52	24.97	23.79	22.52	22.62	24.98	25.86	26.70	26.64	26.78	—	28.00	28.05	25.48
— Low Price ($)	53.88	24.50	22.65	21.63	21.61	24.50	25.20	26.13	26.15	26.40	—	27.55	27.50	25.00
— Volume (‘000)	50,033	287	363	415	464	620	317	673	391	158	—	444	340	451

November 2010
— High Price ($)	54.70	25.28	24.25	22.87	22.98	25.19	26.30	26.70	26.81	26.87	—	28.10	28.15	25.69
— Low Price ($)	52.63	24.80	23.48	22.36	22.27	24.76	25.52	26.20	26.29	26.55	—	27.80	27.66	25.00
— Volume (‘000)	72,246	362	489	684	514	822	277	745	426	305	—	231	329	333

December 1 to 9, 2010
— High Price ($)	56.12	24.79	23.73	22.45	22.47	24.88	25.39	26.29	26.29	26.58	—	27.89	27.84	25.10
— Low Price ($)	53.97	24.58	23.40	22.19	22.01	24.60	25.07	26.05	26.14	26.34	—	27.43	27.40	24.90
— Volume (‘000)	31,939	75	121	77	181	72	58	189	557	41	—	192	196	114

(1)	The Preferred Shares, Series 24 were issued on December 12, 2008 by the Bank to SunLife Financial Inc. as partial consideration for the acquisition by the Bank of trust units of CI Financial Income Fund (now CI Financial Corp.).

Description of the Bank Common Shares

Holders of the Bank Common Shares are entitled to receive notice of and vote at all meetings of the shareholders of the Bank except meetings at which only the holders of preferred shares of the Bank are entitled to vote. Holders of the Bank Common Shares are entitled to receive dividends, as and when declared on the Bank Common Shares.

After the payment to the holders of the preferred shares of the amount or amounts to which they may be entitled, the holders of the Bank Common Shares shall be entitled to receive the remaining property of the Bank upon its liquidation, dissolution or winding-up.

Description of the Bank Preferred Shares as a Class

The following is a summary of the rights, privileges, restrictions and conditions of or attaching to the preferred shares of the Bank as a class.

Issuable in Series

The authorized preferred share capital of the Bank consists of an unlimited number of preferred shares without nominal or par value. The directors of the Bank may divide any unissued preferred shares into series and fix the number of shares in each series and the rights, privileges, restrictions and conditions thereof.

Priority

The preferred shares of each series will rank on a parity with preferred shares of every other series and are entitled to preference over the Bank Common Shares and over any other shares of the Bank ranking junior to the preferred shares with respect to the payment of dividends and upon any distribution of assets in the event of liquidation, dissolution or winding-up of the Bank.

Restrictions

The Bank may not create, without the approval of the holders of preferred shares, any other class of shares ranking prior to or on a parity with the preferred shares, increase the authorized number of preferred shares or amend the provisions attaching to the preferred shares.

Shareholder Approval

Any approval to be given by the holders of the preferred shares may be given by a resolution carried by the affirmative vote of not less than 66 2/3% of the votes cast at a meeting of holders of preferred shares at which a majority of the outstanding preferred shares is represented or, if no such quorum is present at such meeting, at any adjourned meeting at which shareholders then present or represented by proxy would form the necessary quorum.

Certain Provisions of the Bank Preferred Shares as a Series

The following is a summary of the rights, privileges, restrictions and conditions of or attaching to the Bank Preferred Shares as a series.

Definition of Terms

The following definitions are relevant to the Bank Preferred Shares:

“Annual Fixed Dividend Rate” means, for any Subsequent Fixed Rate Period, the rate (expressed as a percentage rate rounded down to the nearest one hundred thousandth of one percent (with 0.000005% being rounded up)) equal to the sum of the Government of Canada Yield on the applicable Fixed Rate Calculation Date plus 1.34%;

“Bloomberg Screen GCAN5YR Page” means the display designated as page “GCAN5YR<INDEX>” on the Bloomberg Financial L.P. service (or such other page as may replace the GCAN5YR page on that service) for purposes of displaying Government of Canada Bond yields;

“Fixed Rate Calculation Date” means, for any Subsequent Fixed Rate Period, the 30th day prior to the first day of such Subsequent Fixed Rate Period;

“Government of Canada Yield” on any date means the yield to maturity on such date (assuming semi-annual compounding) of a Canadian dollar denominated non-callable Government of Canada bond with a term to maturity of five (5) years as quoted as of 10:00 a.m. (Toronto time) on such date and which appears on the Bloomberg Screen GCAN5YR Page on such date; provided that, if such rate does not appear on the Bloomberg Screen GCAN5YR Page on such date, the Government of Canada Yield will mean the average of the yields determined by two registered Canadian investment dealers, other than Scotia Capital Inc., selected by the Bank, as being the yield to maturity on such date (assuming semi-annual compounding) which a Canadian dollar denominated non-callable Government of Canada bond would carry if issued in Canadian dollars at 100% of its principal amount on such date with a term to maturity of five (5) years;

“Initial Fixed Rate Period” means the initial five-year period commencing on the Effective Date; and

“Subsequent Fixed Rate Period” means for the initial Subsequent Fixed Rate Period, the five-year period commencing on the day immediately following the end of the Initial Fixed Rate Period and for each succeeding Subsequent Fixed Rate Period, the five-year period commencing on the day immediately following the end of the preceding Subsequent Fixed Rate Period.

Dividends

During the Initial Fixed Rate Period, the holders of the Bank Preferred Shares will be entitled to receive fixed quarterly non-cumulative preferential cash dividends, as and when declared by the board of directors, subject to the provisions of the Bank Act, at an annual rate equal to $0.925 per share.

During each Subsequent Fixed Rate Period after the Initial Fixed Rate Period, the holders of Bank Preferred Shares will be entitled to receive fixed non-cumulative preferential cash dividends, as and when declared by the board of directors, subject to the provisions of the Bank Act, payable quarterly, in the amount per share per annum determined by multiplying the Annual Fixed Dividend Rate applicable to such Subsequent Fixed Rate Period by $25.00.

The Annual Fixed Dividend Rate applicable to a Subsequent Fixed Rate Period will be determined by the Bank on the Fixed Rate Calculation Date. Such determination will, in the absence of manifest error, be final and binding upon the Bank and upon all holders of Bank Preferred Shares. The Bank will, on the Fixed Rate Calculation Date, give written notice of the Annual Fixed Dividend Rate for the ensuing Subsequent Fixed Rate Period to the registered holders of the then outstanding Bank Preferred Shares.

If the board of directors does not declare a dividend, or any part thereof, on the Bank Preferred Shares on or before the dividend payment date for a particular quarter, then the entitlement of the holders of the Bank Preferred Shares to receive such dividend, or to any part thereof, for such quarter will be forever extinguished.

Redemption

The Bank Preferred Shares will not be redeemable prior to the end of the Initial Fixed Rate Period. Subject to the provisions of the Bank Act, the prior consent of the Superintendent and the provisions described below under the heading “Restrictions on Dividends and Retirement of Shares”, and the provisions in the Circular, on the first day after the Initial Fixed Rate Period and every five (5) years thereafter, the Bank may redeem all or any part of the then outstanding Bank Preferred Shares, at the Bank’s option without the consent of the holder, by the payment of an amount in cash for each such share so redeemed of $25.00 together with all declared and unpaid dividends to the date fixed for redemption.

Notice of any redemption will be given by the Bank at least thirty (30) days and not more than sixty (60) days prior to the date fixed for redemption. If less than all the outstanding Bank Preferred Shares are at any time to be redeemed, the shares to be redeemed will be redeemed pro rata, disregarding fractions.

Conversion of Bank Preferred Shares into Floating Rate Preferred Shares

Holders of Bank Preferred Shares will have the right, at their option, on the first day after the Initial Fixed Rate Period and every five years thereafter (a “Floating Rate Share Conversion Date”), to convert, subject to the Bank Preferred Share Automatic Conversion provision described below, the provisions of the Bank Act and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of the Bank Preferred Shares registered in their name into a new series of non-cumulative Floating Rate Preferred Shares series 33 (the “Floating Rate Preferred Shares”) on the basis of one Floating Rate Preferred Share for each Bank Preferred Share. The conversion of Bank Preferred Shares may be effected upon written notice (an “Election Notice”) given not earlier than the 30th day prior to, but not later than 5:00 p.m. (Toronto time) on the 15th day preceding, the applicable Floating Rate Share Conversion Date.

The Bank will, at least thirty (30) days and not more than sixty (60) days prior to the applicable Floating Rate Share Conversion Date, give notice in writing and a form of Election Notice to the then registered holders of the Bank Preferred Shares of the above-mentioned conversion right. On the 30th day prior to each Floating Rate Share Conversion Date, the Bank will give notice in writing to the then registered holders of the Bank Preferred Shares of the Annual Fixed Dividend Rate for the next succeeding Subsequent Fixed Rate Period.

Holders of Bank Preferred Shares will not be entitled to convert their shares into Floating Rate Preferred Shares if the Bank determines that, after giving effect to any Election Notices received by the Bank during the time fixed therefor, there would remain outstanding on a Floating Rate Share Conversion Date less than 1,000,000 Floating Rate Preferred Shares, after having taken into account all Bank Preferred Shares tendered for conversion into Floating Rate Preferred Shares. The Bank will give notice in writing thereof to all registered holders of Bank Preferred Shares at least seven (7) days prior to the applicable Floating Rate Share Conversion Date. Furthermore, if the Bank determines that, after giving effect to any Election Notices received by the Bank during the time fixed therefor, there would remain outstanding on a Floating Rate Share Conversion Date less than 1,000,000 Bank Preferred Shares after having taken into account all Bank Preferred Shares tendered for conversion into Floating Rate Preferred Shares, then all, but not part, of the remaining issued and outstanding Bank Preferred Shares will automatically be converted into Floating Rate Preferred Shares on the basis of one Floating Rate Preferred Share for each Bank Preferred Share on the applicable Floating Rate Share Conversion Date and the Bank will give notice in writing thereof to the then registered holders of such remaining Bank Preferred Shares at least seven (7) days prior to such Floating Rate Share Conversion Date (“Bank Preferred Share Automatic Conversion”).

Upon the exercise by the holder of this right to convert Bank Preferred Shares into Floating Rate Preferred Shares (and upon a Bank Preferred Share Automatic Conversion), the Bank reserves the right not to issue Floating Rate Preferred Shares to any person whose address is in, or whom the Bank or its transfer agent has reason to believe is a resident of, any jurisdiction outside Canada, to the extent that such issue would require the Bank to comply with the registration, prospectus, filing or other similar requirements under the applicable securities laws of such jurisdiction.

If the Bank gives notice to the registered holders of the Bank Preferred Shares of the redemption of all of the Bank Preferred Shares, the Bank will not be required to give notice as provided hereunder to the registered holders of the Bank Preferred Shares of an Annual Fixed Dividend Rate or of the conversion right of holders of Bank Preferred Shares and the right of any holder of Bank Preferred Shares to convert such Bank Preferred Shares will cease and terminate in that event.

Purchase for Cancellation

Subject to the provisions of the Bank Act, the prior consent of the Superintendent, the provisions in the Circular and as described below under the heading “Restrictions on Dividends and Retirement of Shares”, the Bank may at any time purchase for cancellation any Bank Preferred Shares in the open market at the lowest price or prices at which in the opinion of the board of directors such shares are obtainable.

Restrictions on Dividends and Retirement of Shares

So long as any of the Bank Preferred Shares are outstanding, the Bank will not, without the approval of the holders of outstanding Bank Preferred Shares given as specified below:

(a) pay any dividends on the Bank Common Shares or any other shares ranking junior to the Bank Preferred Shares (other than stock dividends payable in shares ranking junior to the Bank Preferred Shares);

(b) redeem, purchase or otherwise retire any Bank Common Shares or any other shares ranking junior to the Bank Preferred Shares (except out of the net cash proceeds of a substantially concurrent issue of shares ranking junior to the Bank Preferred Shares);

(c) redeem, purchase or otherwise retire less than all the Bank Preferred Shares; or

(d) except pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of preferred shares of the Bank, redeem, purchase or otherwise retire any other shares ranking on a parity with the Bank Preferred Shares;

unless, in each such case, all dividends up to and including the dividend payment date for the last completed period for which dividends will be payable will have been declared and paid or set apart for payment in respect of each series of cumulative preferred shares of the Bank then issued and outstanding and on all other cumulative shares ranking on a parity with the preferred shares of the Bank and there will have been paid or set apart for payment all declared dividends in respect of each series of non-cumulative preferred shares of the Bank (including the Bank Preferred Shares) then issued and outstanding and on all other non-cumulative shares ranking on a parity with the preferred shares of the Bank.

Issue of Additional Series of Preferred Shares

The Bank may issue other series of preferred shares ranking on a parity with the Bank Preferred Shares without the authorization of the holders of the Bank Preferred Shares.

Amendments to Bank Preferred Shares

The Bank will not, without the approval of the holders of the Bank Preferred Shares given as specified below under “Shareholder Approvals”, delete or vary any rights, privileges, restrictions or conditions attaching to the Bank Preferred Shares. In addition to the aforementioned approval, the Bank will not without, but may from time to time with, the prior approval of the Superintendent, make any such deletion or variation which might affect the classification afforded the Bank Preferred Shares from time to time for capital adequacy requirements pursuant to the Bank Act and the regulations and guidelines thereunder.

Shareholder Approvals

The approval of any amendments to the rights, privileges, restrictions and conditions attaching to the Bank Preferred Shares may be given by a resolution carried by the affirmative vote of not less than 66 2/3% of the votes cast at a meeting of holders of Bank Preferred Shares at which a majority of the outstanding Bank Preferred Shares is represented or, if no such quorum is present at such meeting, at any adjourned meeting at which shareholders then present or represented by proxy would form the necessary quorum.

Rights on Liquidation

In the event of the liquidation, dissolution or winding-up of the Bank, the holders of the Bank Preferred Shares will be entitled to receive $25.00 per share together with all dividends declared and unpaid to the date of payment before any amount will be paid or any assets of the Bank distributed to the holders of any shares ranking junior to the Bank Preferred Shares. The holders of the Bank Preferred Shares will not be entitled to share in any further distribution of the assets of the Bank.

Voting Rights

Subject to the provisions of the Bank Act, the holders of Bank Preferred Shares as such will not be entitled to receive notice of, attend, or vote at, any meeting of the shareholders of the Bank unless and until the first time at which the board of directors of the Bank has not declared the whole dividend on the Bank Preferred Shares in respect of any quarter. In that event, the holders of Bank Preferred Shares will be entitled to receive notice of, and to attend, meetings of shareholders at which directors of the Bank are to be elected and will be entitled to one (1) vote for each Bank Preferred Share held. The voting rights of the holders of the Bank Preferred Shares will forthwith cease upon payment by the Bank of the first dividend on the Bank Preferred Shares to which the holders are entitled subsequent to the time such voting rights first arose until such time as the Bank may again fail to declare the whole dividend on the Bank Preferred Shares in respect of any quarter, in which event such voting rights will become effective again and so on from time to time.

In connection with any action to be taken by the Bank which requires the approval of the holders of Bank Preferred Shares voting as a series or as part of the class, each such share will entitle the holder thereof to one vote.

Business Days

If any action is required to be taken by the Bank on a day that is not a Business Day, then such action will be taken on the next succeeding day that is a Business Day.

Certain Provisions of the Floating Rate Preferred Shares as a Series

The following is a summary of the rights, privileges, restrictions and conditions of or attaching to the Floating Rate Preferred Shares as a series.

Definition of Terms

The following definitions are relevant to the Floating Rate Preferred Shares.

“Floating Quarterly Dividend Rate” means, for any quarter, the rate (expressed as a percentage rate rounded down to the nearest one hundred thousandth of one percent (with 0.000005% being rounded up)) equal to the sum of the T-Bill Rate on the applicable Floating Rate Calculation Date plus 1.34%;

“Floating Rate Calculation Date” means, for any quarter, the 30th day prior to the first day of such quarter; and

“T-Bill Rate” means, for any quarter, the average yield expressed as a percentage per annum on three month Government of Canada Treasury Bills, as reported by the Bank of Canada, for the most recent treasury bills auction preceding the applicable Floating Rate Calculation Date, the results of which are posted on Reuters page BOCBILL.

Issue Price

The Floating Rate Preferred Shares will have an issue price of $25.00 per share.

Dividends

The holders of the Floating Rate Preferred Shares will be entitled to receive floating rate non-cumulative preferential cash dividends as and when declared by the board of directors of the Bank, subject to the provisions of the Bank Act, payable quarterly (the “Quarterly Dividend Payment Date”), in the amount per share determined by (a) multiplying the applicable Floating Quarterly Dividend Rate by $25.00 by (b) a fraction, the numerator of which is the actual number of days elapsed in the applicable quarterly period and the denominator of which is 365.

The Floating Quarterly Dividend Rate for each quarter will be determined by the Bank thirty (30) days prior to the first day of the quarter. Such determination will, in the absence of manifest error, be final and binding upon the Bank and upon all holders of Floating Rate Preferred Shares. The Bank will, on the Floating Rate Calculation Date, give written notice of the Floating Quarterly Dividend Rate for the ensuing quarter to all registered holders of the then outstanding Floating Rate Preferred Shares.

If the board of directors of the Bank does not declare a dividend, or any part thereof, on the Floating Rate Preferred Shares on or before the Quarterly Dividend Payment Date for a particular quarter, then the entitlement of the holders of the Floating Rate Preferred Shares to receive such dividend, or to any part thereof, for such quarter will be forever extinguished.

Redemption

Subject to the provisions of the Bank Act the prior consent of the Superintendent, the provisions in the Circular and to the provisions described below under the heading “Restrictions on Dividends and Retirement of Shares”, on not more than sixty (60) nor less than thirty (30) days’ notice, the Bank may redeem all or any part of the then outstanding Floating Rate Preferred Shares, at the Bank’s option without the consent of the holder, by the payment of an amount in cash for each such share so redeemed of (i) $25.00 together with all declared and unpaid dividends to the date fixed for redemption in the case of redemptions on the first day after the five year anniversary of the Initial Fixed Rate Period and every five (5) years thereafter (a “Fixed Rate Share Conversion Date”); or (ii) $25.50 together with all declared and unpaid dividends to the date fixed for redemption in the case of redemptions on any other date that is not a Fixed Rate Share Conversion Date.

Notice of any redemption will be given by the Bank at least thirty (30) days and not more than sixty (60) days prior to the date fixed for redemption. If less than all the outstanding Floating Rate Preferred Shares are at any time to be redeemed, the shares to be redeemed will be redeemed pro rata, disregarding fractions.

Conversion of Floating Rate Preferred Shares into Bank Preferred Shares

Holders of Floating Rate Preferred Shares will have the right, at their option, on a Fixed Rate Share Conversion Date, to convert, subject to the restrictions on conversion described below, the provisions of the Bank Act and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Floating Rate Preferred Shares registered in their name into Bank Preferred Shares on the basis of one Bank Preferred Share for each Floating Rate Preferred Share. The conversion of Floating Rate Preferred Shares may be effected upon Notice given not earlier than the 30th day prior to, but not later than 5:00 p.m. (Toronto time) on the 15th day preceding, a Fixed Rate Share Conversion Date.

The Bank will, at least thirty (30) days and not more than sixty (60) days prior to the applicable Fixed Rate Share Conversion Date, give notice in writing and a form of Election Notice to the then registered holders of the Floating Rate Preferred Shares of the above-mentioned conversion right. On the 30th day prior to each Fixed Rate Share Conversion Date, the Bank will give notice in writing to the then registered holders of Floating Rate Preferred Shares of the Annual Fixed Dividend Rate for the Subsequent Fixed Rate Period.

Holders of the Floating Rate Preferred Shares will not be entitled to convert their shares into Bank Preferred Shares if the Bank determines that, after giving effect to any Election Notices received by the Bank during the time fixed therefor, there would remain outstanding on a Fixed Rate Share Conversion Date less than 1,000,000 Bank Preferred Shares, after having taken into account all Floating Rate Preferred Shares tendered for conversion into Bank Preferred Shares. The Bank will give notice in writing thereof to all registered holders of Floating Rate Preferred Shares at least seven (7) days prior to the applicable Floating Rate Share Conversion Date. Furthermore, if the Bank determines that, after giving effect to any Election Notices received by the Bank during the time fixed therefor, there would remain outstanding on a Fixed Rate Share Conversion Date less than 1,000,000 Floating Rate Preferred Shares, after having taken into account all Floating Rate Preferred Shares tendered for conversion into Bank Preferred Shares, then all, but not part, of the remaining issued and outstanding Floating Rate Preferred Shares will automatically be converted into Bank Preferred Shares on the basis of one Bank Preferred Share for each Floating Rate Preferred Share on the applicable Fixed Rate Share Conversion Date and the Bank will give notice in writing thereof to the then registered owners of such remaining Floating Rate Preferred Shares at least seven (7) days prior to such Fixed Rate Share Conversion Date (“Floating Rate Preferred Share Automatic Conversion”).

Upon the exercise by the holder of this right to convert Floating Rate Preferred Shares into Bank Preferred Shares (and upon a Floating Rate Preferred Share Automatic Conversion), the Bank reserves the right not to issue Bank Preferred Shares to any person whose address is in, or whom the Bank or its transfer agent has reason to believe is a resident of, any jurisdiction outside Canada, to the extent that such issue would require the Bank to comply with the registration, prospectus, filing or other similar requirements under the applicable securities laws of such jurisdiction.

If the Bank gives notice to the registered holders of the Floating Rate Preferred Shares of the redemption of all the Floating Rate Preferred Shares, the Bank will not be required to give notice as provided hereunder to the registered holders of the Floating Rate Preferred Shares of an Annual Fixed Dividend Rate or of the conversion right of holders of Floating Rate Preferred Shares and the right of any holder of Floating Rate Preferred Shares to convert such Floating Rate Preferred Shares will cease and terminate in that event.

Purchase for Cancellation

Subject to the provisions of the Bank Act, the prior consent of the Superintendent, the provisions in the Circular and the provisions described below under the heading “Restrictions on Dividends and Retirement of Shares”, the Bank may at any time purchase for cancellation any of the Floating Rate Preferred Shares in the open market at the lowest price or prices at which in the opinion of the board of directors of the Bank such shares are obtainable.

Restrictions on Dividends and Retirement of Shares

So long as any of the Floating Rate Preferred Shares are outstanding, the Bank will not, without the approval of the holders of outstanding Floating Rate Preferred Shares given as specified below:

(a) pay any dividends on the Bank Common Shares or any other shares ranking junior to the Floating Rate Preferred Shares (other than stock dividends payable in shares of the Bank ranking junior to the Floating Rate Preferred Shares);

(b) redeem, purchase or otherwise retire any Bank Common Shares or any other shares ranking junior to the Preferred Shares (except out of the net cash proceeds of a substantially concurrent issue of shares ranking junior to the Floating Rate Preferred Shares);

(c) redeem, purchase or otherwise retire less than all the Floating Rate Preferred Shares; or

(d) except pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of preferred shares of the Bank, redeem, purchase or otherwise retire any other shares ranking on a parity with the Floating Rate Preferred Shares;

unless, in each such case, all dividends up to and including the dividend payment date for the last completed period for which dividends will be payable will have been declared and paid or set apart for payment in respect of each series of cumulative preferred shares of the Bank then issued and outstanding and on all other cumulative shares ranking on a parity with the preferred shares of the Bank and there will have been paid or set apart for payment all declared dividends in respect of each series of non-cumulative preferred shares of the Bank (including the Floating Rate Preferred Shares) then issued and outstanding and on all other non-cumulative shares ranking on a parity with the preferred shares of the Bank.

Issue of Additional Series of Preferred Shares

The Bank may issue other series of preferred shares ranking on a parity with the Floating Rate Preferred Shares without the authorization of the holders of the Bank Preferred Shares.

Amendments to Floating Rate Preferred Shares

The Bank will not, without the approval of the holders of the Floating Rate Preferred Shares given as specified below under “Shareholder Approvals”, delete or vary any rights, privileges, restrictions or conditions attaching to the Floating Rate Preferred Shares. In addition to the aforementioned approval, the Bank will not without, but may from time to time with, the prior approval of the Superintendent, make any such deletion or variation which might affect the classification afforded the Floating Rate Preferred Shares from time to time for capital adequacy requirements pursuant to the Bank Act and the regulations and guidelines thereunder.

Shareholder Approvals

The approval of any amendments to the rights, privileges, restrictions and conditions attaching to the Floating Rate Preferred Shares may be given by a resolution carried by the affirmative vote of not less than 66 2/3% of the votes cast at a meeting of holders of Floating Rate Preferred Shares at which a majority of the outstanding Floating Rate Preferred Shares is represented or, if no such quorum is present at such meeting, at any adjourned meeting at which shareholders then present or represented by proxy would form the necessary quorum.

Rights on Liquidation

In the event of the liquidation, dissolution or winding-up of the Bank, the holders of the Floating Rate Preferred Shares will be entitled to receive $25.00 per share together with all dividends declared and unpaid to the date of payment before any amount will be paid or any assets of the Bank distributed to the holders of any shares ranking junior to the Floating Rate Preferred Shares. The holders of the Floating Rate Preferred Shares will not be entitled to share in any further distribution of the assets of the Bank.

Voting Rights

Subject to the provisions of the Bank Act, the holders of Floating Rate Preferred Shares as such will not be entitled to receive notice of, attend, or vote at, any meeting of the shareholders of the Bank unless and until the first time at which the board of directors of the Bank has not declared the whole dividend on the Floating Rate Preferred Shares in respect of any quarter. In that event, the holders of Floating Rate Preferred Shares will be entitled to receive notice of, and to attend, meetings of shareholders at which directors of the Bank are to be elected and will be entitled to one vote for each Floating Rate Preferred Share held. The voting rights of the holders of the Floating Rate Preferred Shares will forthwith cease upon payment by the Bank of the first dividend on the Floating Rate Preferred Shares to which the holders are entitled subsequent to the time such voting rights first arose until such time as the Bank may again fail to declare the whole dividend on the Floating Rate Preferred Shares in respect of any quarter, in which event such voting rights will become effective again and so on from time to time.

In connection with any action to be taken by the Bank which requires the approval of the holders of Floating Rate Preferred Shares voting as a series or as part of the class, each such share will entitle the holder thereof to one vote.

Business Days

If any action is required to be taken by the Bank on a day that is not a Business Day, then such action will be taken on the next succeeding day that is a Business Day.

BANK ACT RESTRICTIONS AND RESTRICTIONS ON PAYMENT OF DIVIDENDS

The Bank Act contains restrictions on the issue, transfer, acquisition and beneficial ownership of all shares of a chartered bank. The following is a summary of such restrictions. No person may be a major shareholder of a bank if the bank has equity of $8 billion or more (which would include the Bank). A person is a major shareholder of a bank if: (i) the aggregate of shares of any class of voting shares beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 20% of that class of voting shares; or (ii) the aggregate of shares of any class of non-voting shares beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 30% of that class of non-voting shares. No person may have a significant interest in any class of shares of a Canadian chartered bank, including the Bank, unless the person first receives the approval of the Minister of Finance (Canada). For purposes of the Bank Act, a person has a significant interest in a class of shares of a bank where the aggregate of any shares of the class beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly in concert with that person exceeds 10% of all of the outstanding shares of that class of shares of such bank.

The Bank Act has for some time prohibited the Bank from recording on its securities register a transfer or issue of any shares to the federal or a provincial government in Canada or any foreign government or their respective agents. However, on March 12, 2009, Bill C-10, the Budget Implementation Act, 2009 (Canada) (the “Bill”), received Royal Assent. The Bill includes certain amendments to the Bank Act that would permit the Canadian federal government to acquire shares of a bank, including the Bank, if the Minister and Governor in Council were to conclude that to do so was necessary to promote stability in the financial system. While the government holds any shares of a bank, including the Bank, the Minister may impose certain terms and conditions, including conditions on the payment by the Bank of dividends on any of its shares.

Under the Bank Act, the Bank cannot redeem or purchase any of its shares, including the Bank Preferred Shares and Bank Common Shares, unless the consent of the Superintendent has been obtained. In addition, the Bank Act prohibits the Bank from purchasing or redeeming any shares or paying any dividends if there are reasonable grounds for believing that the Bank is, or the payment would cause the Bank to be, in contravention of the Bank Act requirement to maintain, in relation to the Bank’s operations, adequate capital and appropriate forms of liquidity and to comply with any regulations or directions of the Superintendent in relation thereto.

The Bank has covenanted that, if a distribution is not paid when due on any outstanding Scotiabank Trust Securities (also known as “Scotia BaTS”) issued by BNS Capital Trust or Scotiabank Capital Trust, the Bank will not pay dividends on its common shares and preferred shares, until the twelfth month following the failure to pay the required distribution in full, unless the required distribution is paid to the holders of Scotia BaTS. In addition, the Bank has also covenanted that if the interest is not paid in cash on any outstanding 7.802% Scotiabank Tier 1 Securities Series 2009-1 issued by Scotiabank Tier 1 Trust, the Bank will not pay dividends on its common shares and preferred shares for a specified period of time.

CONSOLIDATED CAPITALIZATION OF THE BANK

The following table sets forth the consolidated capitalization of the Bank as at October 31, 2010, before and after giving effect to the issuance by the Bank of the Bank Shares offered to Shareholders as consideration under the Offer. This table should be read in conjunction with the Bank’s consolidated annual financial statements and the Annual MD&A and the Bank’s consolidated interim financial statements and MD&A as at and for the three months ended October 31, 2010.

	As at October 31,	As Adjusted as at
	2010	October 31, 2010(1)(2)
	(In millions of	(In millions of
	Canadian dollars)	Canadian dollars)

Subordinated Debt	$5,939	$5,939
Capital Instrument Liabilities	500	500
Shareholders’ Equity
Preferred Shares	3,975	4,353
Common Shares and Contributed Surplus	5,775	7,484
Retained Earnings	21,932	21,932
Accumulated Other Comprehensive Income (Loss)	(4,051)	(4,051)

Total Shareholders’ Equity	27,631	29,718
Total Capitalization	$34,070	$36,157

(1)	Adjusted to give effect to the Offer. Assumes that all Shares other than those beneficially owned directly or indirectly by the Bank are tendered to the Offer, that all vested Options are exercised, and that all Shareholders other than the Locked-Up Shareholders elect to receive cash rather than Bank Preferred Shares.

(2)	On November 26, 2010, the Bank announced BNS Capital Trust’s intention to redeem all issued and outstanding Scotiabank Trust Securities — Series 2000-1 on December 31, 2010. The table has not been adjusted to give effect to this redemption.

EARNINGS COVERAGE

The Bank’s dividend requirements on its outstanding preferred shares, after giving effect to the issue of the Bank Preferred Shares offered to Shareholders as consideration under the Offer, and adjusted to a before-tax equivalent using a statutory income tax rate of 30.27% for the 12 months ended October 31, 2010, amounted to $328 million for the 12 months ended October 31, 2010. The Bank’s interest requirements for subordinated debentures, capital instrument liabilities, those instruments that were reclassified as deposits from capital instrument liabilities in accordance with the pronouncements issued by the Canadian Institute of Chartered Accountants amounted to $570 million for the 12 months ended October 31, 2010. The Bank’s earnings before interest and income tax for the 12 months ended October 31, 2010 was $6,554 million, which was 7.30 times the Bank’s aggregate dividend and interest requirements for that period after giving effect to the issue of Bank Preferred Shares offered to Shareholders as consideration under the Offer. All amounts appearing under this heading, “Earnings Coverage”, for the 12 months ended October 31, 2010 are derived from financial information which is audited.

RATINGS

The Bank Preferred Shares are provisionally rated “Pfd-1 (low)” by DBRS Limited (“DBRS”). “Pfd-1” is in the highest category available from DBRS for preferred shares. Each rating category is denoted by the subcategories “high” and “low”. A reference to “high” or “low” reflects the relative strength within the rating category.

The Bank Preferred Shares have a preliminary rating “A” by Standard & Poor’s Ratings Services (“S&P”), a division of The McGraw-Hill Companies (Canada) Corporation, using S&P’s global scale for preferred shares. The “A” rating is in the highest of the three categories used by S&P on its global scale.

The Bank Preferred Shares are provisionally rated (P)A3 by Moody’s Investors Service, Inc. (“Moody’s”), a subsidiary of Moody’s Corporation. Securities rated “A” are considered to be of upper-medium grade and are subject to low credit risk. The modifier “3” indicates that the obligation ranks at the lower end of the “A” rating category.

Shareholders should consult the relevant rating organization with respect to the interpretation and implications of the foregoing provisional/preliminary ratings. The foregoing ratings should not be construed as recommendations to buy, sell or hold Bank Preferred Shares. Ratings may be revised or withdrawn at any time by the respective rating organizations.

PRIOR SALES

The TSX has conditionally approved the listing of the Bank Common Shares and Bank Preferred Shares to be issued pursuant to the Offer. In addition, the Bank plans to file a supplemental listing application to list those additional Bank Common Shares on the NYSE. The Bank Preferred Shares will be listed and posted for trading on the TSX under the symbol “BNS.PR.Z”. There is currently no market through which the Bank Preferred Shares may be sold and no Bank Preferred Shares have been distributed by the Bank in the 12 months prior to the date of this Circular.

Other than Bank Common Shares issued under the Bank’s stock option plans and its shareholder dividend and share purchase plan, no Bank Common Shares were issued during the 12 months prior to the date of this Circular.

RISK FACTORS

An investment in securities of the Bank is subject to certain risks. As Shareholders will acquire Bank Common Shares and Bank Preferred Shares as consideration under the Offer, Shareholders should carefully consider the risks and uncertainties associated with the Bank and with the Offer, as set out below and in the Bank’s Annual MD&A, which is incorporated by reference in this Offer and Circular. These risks may not be the only risks faced by the Bank or related to the Offer. Risks and uncertainties not presently known by the Bank or which are presently considered immaterial may also adversely impact the Offer or the Bank’s business, results of operations and financial performance.

Risks Relating to the Bank

Unlike DundeeWealth Shareholders, whose rights are governed by the OBCA, the Bank’s activities in Canada and the rights of its shareholders are governed by the Bank Act. Upon successful completion of the Offer, Shareholders will become shareholders of the Bank. Whereas the Bank Act has some fundamental similarities to the OBCA, the Bank Act does not contain several provisions such as providing for a right of dissent in respect of certain fundamental changes, or for an oppression remedy pursuant to which a shareholder or other complainant may seek rectification of a matter that is oppressive, unfairly prejudicial to, or that unfairly disregards the interest of, a complainant.

The Bank Act also imposes a strict regulatory regime and provides the Superintendent with broad regulatory oversight and authority with respect to the Bank. For instance, the Bank Act requires approval by the Superintendent or the Minister of Finance (Canada) of substantially all fundamental changes with respect to the Bank and for certain types of acquisitions involving acquisition of a substantial investment or control of other corporations or entities.

The Bank is also subject to regulatory oversight by the Canada Deposit Insurance Corporation, the Financial Consumer Agency of Canada and various other regulatory authorities in the United States and other jurisdictions. The role of such regulators is not necessarily for protection of investors and the Bank may be caused to take actions that may adversely impact shareholder value.

Further information relating to Bank Act regulation can be found under the heading “Supervision and Regulation in Canada” beginning at page 4 of the annual information form of the Bank incorporated by reference in this Circular.

Risks Relating to the Offer

The issuance of Bank Shares under the Offer and the resale of Bank Common Shares received in connection with the Offer may cause the market price of Bank Common Shares to decline

As of December 10, 2010, 1,043,245,513 Bank Common Shares were outstanding. Based on the number of Shares outstanding on November 22, 2010, the Bank expects that in connection with the Offer it will issue a maximum of 32,000,000 Bank Common Shares. The issuance of these new Bank Common Shares and their sale in the public market from time to time could have the effect of depressing the market price for Bank Common Shares. Although the issuance of Bank Common Shares under the Offer should increase the liquidity in the market for such Bank Common Shares and offer benefits of larger market capitalization, there may be greater volatility of market prices in the near term pending the creation of a stable shareholder base.

Shareholders will receive a fixed number of Bank Shares under the Offer and this consideration will not be adjusted to reflect market fluctuations. Consequently, the Bank Common Shares issuable under the Offer may have a market value lower than expected.

Shareholders will receive a fixed number of Bank Common Shares under the Offer, rather than Bank Common Shares with a fixed market value. Because the consideration under the Offer will not be adjusted to reflect any changes in the market value of the Bank Common Shares, the market value of Bank Common Shares may vary significantly from the value at the dates referenced in this Circular or the actual dates that Shareholders become entitled to receive Bank Common Shares pursuant to the Offer. For example, during the twelve (12) month period ending on November 19, 2010 (the most recent trading day prior to the date of the announcement of the Offer), the trading price of Bank Common Shares on the TSX varied from a low of $44.12 to a high of $55.75 and ended that period at $54.65. Variations may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of the Bank, market assessments of the likelihood that the Offer will be consummated, regulatory considerations, general market and economic conditions and other factors over which the Bank has no control. Moreover, currency exchange rates may fluctuate and the prevailing Canadian dollar — U.S. dollar exchange rate on the Effective Date may be significantly different from the exchange rate on the date of this Circular or the actual dates that Shareholders who are U.S. Persons become entitled to receive the cash payment in lieu of Bank Shares. These changes may significantly affect the value of the consideration received by U.S. Persons under the Offer.

Risks Relating to the Bank Preferred Shares

The Bank has covenanted that, if a distribution is not paid when due on any outstanding Scotia BaTS issued by BNS Capital Trust or Scotiabank Capital Trust, the Bank will not pay dividends on its “Dividend Restricted Shares”, which would include the Bank Preferred Shares and the Floating Rate Preferred Shares, until the twelfth month following the failure to pay the required distribution in full, unless the required distribution is paid to the holders of Scotia BaTS. In addition, the Bank has also covenanted that if the interest is not paid in cash on any outstanding 7.802% Scotiabank Tier 1 Securities Series 2009-1 issued by Scotiabank Tier 1 Trust, the Bank will not pay dividends on its common shares and preferred shares (which would include the Bank Preferred Shares and the Floating Rate Preferred Shares) for a specified period of time.

The value of Bank Preferred Shares and the Floating Rate Preferred Shares, respectively, will be affected by the general creditworthiness of the Bank. The Bank’s Annual MD&A is incorporated by reference in this Circular. This analysis discusses, among other things, known material trends and events, and risks or uncertainties that are reasonably expected to have a material effect on the Bank’s business, financial condition or results of operations.

Real or anticipated changes in credit ratings on the Bank Preferred Shares or the Floating Rate Preferred Shares, if any, may affect the market value of the Bank Preferred Shares and the Floating Rate Preferred Shares, respectively. In addition, real or anticipated changes in credit ratings can affect the cost at which the Bank can transact or obtain funding, and thereby affect the Bank’s liquidity, business, financial condition or results of operations.

The value of the Bank Preferred Shares and the Floating Rate Preferred Shares may be affected by market value fluctuations resulting from factors which influence the Bank’s operations, including regulatory developments, competition and global market activity.

The Bank Preferred Shares and the Floating Rate Preferred Shares are non-cumulative and dividends are payable at the discretion of the board of directors of the Bank. Reference is made to “Earnings Coverage”, which is relevant to an assessment of the risk that the Bank will be unable to pay dividends on the Bank Preferred Shares or the Floating Rate Preferred Shares.

The Bank Preferred Shares rank, and the Floating Rate Preferred Shares will rank, subject to the Bank fulfilling TSX requirements relating to such shares, equally with other preferred shares of the Bank in the event of an insolvency or winding-up of the Bank. If the Bank becomes insolvent or is wound-up, the Bank’s assets must be used to pay deposit liabilities and other debt, including subordinated debt, before payments may be made on Bank Preferred Shares or the Floating Rate Preferred Shares.

Prevailing yields on similar securities will affect the market value of Bank Preferred Shares and the Floating Rate Preferred Shares. Assuming all other factors remain unchanged, the market value of the Bank Preferred Shares and the Floating Rate Preferred Shares will decline as prevailing yields for similar securities rise, and will increase as prevailing yields for similar securities decline. Spreads over the Government of Canada Yield, T-Bill Rate and comparable benchmark rates of interest for similar securities will also affect the market value of the Bank Preferred Shares and the Floating Rate Preferred Shares in an analogous manner.

The redemption or purchase by the Bank of the Bank Preferred Shares and the Floating Rate Preferred Shares is subject to the consent of the Superintendent and other restrictions contained in the Bank Act. See “Bank Act Restrictions and Restrictions on Payment of Dividends” above.

Neither Bank Preferred Shares nor the Floating Rate Preferred Shares have a fixed maturity date and are not redeemable at the option of the holders of Bank Preferred Shares or Floating Rate Preferred Shares, as applicable. The ability of a holder to liquidate its holdings of Bank Preferred Shares or Floating Rate Preferred Shares, as applicable, may be limited.

The dividend rate in respect of the Bank Preferred Shares will reset on the date after the Initial Fixed Rate Period and every five (5) years thereafter. The dividend rate in respect of the Floating Rate Preferred Shares will reset quarterly. In each case, the new dividend rate is unlikely to be the same as, and may be lower than, the dividend rate for the applicable preceding dividend period.

An investment in the Bank Preferred Shares may become an investment in Floating Rate Preferred Shares without the consent of the holder in the event of an automatic conversion in the circumstances described under “Conversion of Bank Preferred Shares into Floating Rate Preferred Shares” above. Upon the automatic conversion of the Bank Preferred Shares into Floating Rate Preferred Shares, the dividend rate on the Floating Rate Preferred Shares will be a floating rate that is adjusted quarterly by reference to the T-Bill Rate which may vary from time to time.

Stock market volatility may affect the market price of the Bank Preferred Shares and Floating Rate Preferred Shares for reasons unrelated to the Bank’s performance.

There can be no assurance that an active trading market will develop for the Bank Preferred Shares after the effective time or for the Floating Rate Preferred Shares following the issuance of any of those shares, or if developed, that such a market will be sustained at the offering price of the Bank Preferred Shares or the issue price of the Floating Rate Preferred Shares.

ELIGIBILITY FOR INVESTMENT

In the opinion of Torys LLP, the Bank Shares and the Floating Rate Preferred Shares (issuable on the conversion of Bank Preferred Shares), if issued on the date hereof, would be qualified investments under the Tax Act on such date for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, deferred profit sharing plans, registered disability savings plans and tax-free savings accounts (“TFSAs”) and, provided that the holder of a TFSA deals at Arm’s Length with the Bank, does not have a “significant interest” (within the meaning of the Tax Act) in the Bank, and does not have a “significant interest” (within the meaning of the Tax Act) in a corporation, partnership or trust that does not deal at Arm’s Length with the Bank, the Bank Shares and the Floating Rate Preferred Shares would not be, on such date, a “prohibited investment” under the Tax Act for such TFSA.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Bank Shares is Computershare Investors Services Inc. at the following address: Computershare Investors Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1.

ANNEX B

VALUATION AND FAIRNESS OPINION

TD Securities Inc.
TD Tower
66 Wellington Street West, 8th Floor
Toronto, Ontario M5K 1A2

November 21, 2010

The Special Committee of the Board of Directors
and the Board of Directors
DundeeWealth Inc.
1 Adelaide Street East
Toronto, Ontario
M5C 2V9

To the Special Committee:

TD Securities Inc. (“TD Securities”) understands that DundeeWealth Inc. (“DundeeWealth”, or the “Company”) is considering entering into an agreement (the “Support Agreement”) with The Bank of Nova Scotia (“Scotiabank”) pursuant to which Scotiabank proposes to acquire all of the outstanding common shares (the “Common Shares”); Special Shares, Series C; and Special Shares, Series D of DundeeWealth (collectively, the “Shares”); as well as all of the outstanding First Preference Shares, Series X of DundeeWealth that Scotiabank does not already own by way of a take-over bid (the “Offer”). Pursuant to the Offer, holders of Shares (the “Shareholders”) will receive consideration (the “Offer Consideration”) for each Share consisting of: (i) 0.2497 of a Scotiabank common share (a “Scotiabank Common Share”), plus (ii) at the election of the Shareholder, either: (a) $5.00 in cash, or (b) 0.2 of a $25.00, 3.70% five year rate reset Scotiabank preferred share (a “Scotiabank Reset Preferred Share”). Prior to closing of the Offer, DundeeWealth will also: (i) complete a special distribution (the “DundeeWealth Special Distribution”) in the amount of $2.00 per Share in cash (the “DundeeWealth Special Distribution Consideration”), and (ii) consummate the spinout (the “Spinout Transaction”) of its capital markets business (“Dundee Capital Markets”) and certain other assets by distributing consideration (the “Spinout Consideration”) of one common share of Dundee Capital Markets Inc. (a “DCM Share”) for each Share. The Offer, the DundeeWealth Special Distribution, and the Spinout Transaction are collectively referred to as the “Transaction”, and the Offer Consideration, the DundeeWealth Special Distribution Consideration, and the Spinout Consideration are collectively referred to as the “Consideration”. The above description is summary in nature. The specific terms and conditions of the Transaction are to be described in the offer to purchase and take-over bid circular of Scotiabank (the “Take-over Bid Circular”) and in the directors’ circular of DundeeWealth (the “Directors’ Circular”) which are to be mailed to Shareholders in connection with the Transaction.

TD Securities also understands that a special committee (the “Special Committee”) of the board of directors (the “Board of Directors”) of DundeeWealth who are independent of Scotiabank and Dundee Corporation has been constituted to consider the Transaction and make recommendations thereon to the Board of Directors. The Special Committee has retained TD Securities to prepare and deliver to the Special Committee: (i) a formal valuation (the “Valuation”) of the Common Shares in accordance with the requirements of Multilateral Instrument 61-101 (“MI 61-101”) of the Ontario Securities Commission and Autorité des marches financiers; and (ii) an opinion (the “Fairness Opinion”) as to the fairness, from a financial point of view, of the Consideration to be received by the Shareholders, other than the Locked-Up Shareholders, in connection with the Transaction. For purposes of the Fairness Opinion, “Locked-Up Shareholders” means Dundee Corporation, Dundee Capital Corporation, Mr. Ned Goodman, and Mr. David Goodman.

Member of TD Bank Financial Group

Engagement of TD Securities by the Special Committee

Representatives of the Special Committee initially contacted TD Securities on August 19, 2010, regarding a potential advisory assignment and TD Securities was engaged by the Special Committee pursuant to an engagement agreement (the “Engagement Agreement”) dated August 27, 2010. On November 21, 2010, at the request of the Special Committee, TD Securities orally delivered the Valuation and Fairness Opinion. This Valuation and Fairness Opinion provides the same opinions, in writing, as of November 21, 2010. The terms of the Engagement Agreement provide that TD Securities will receive a fee of $1,250,000 for its services and is to be reimbursed for its reasonable out-of-pocket expenses. In addition, the Company has agreed to indemnify TD Securities, in certain circumstances, against certain expenses, losses, claims, actions, damages and liabilities incurred in connection with the provision of its services.

Subject to the terms of the Engagement Agreement, TD Securities consents to the inclusion of the Valuation and Fairness Opinion in the Take-over Bid Circular and the Directors’ Circular, with a summary thereof, in a form acceptable to TD Securities, and to the filing thereof with the applicable Canadian securities regulatory authorities.

Credentials of TD Securities

TD Securities is a Canadian investment banking firm with operations in a broad range of investment banking activities, including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research. TD Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing valuations and fairness opinions.

The Valuation and Fairness Opinion are the opinions of TD Securities and their form and content have been approved by a committee of senior investment banking professionals of TD Securities, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters. The Valuation and Fairness Opinion have been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Industry Regulatory Organization (the “Organization”) but the Organization has not been involved in the preparation or review of this Valuation and Fairness Opinion.

Independence of TD Securities

Neither TD Securities nor any of its affiliated entities (as such term is defined for the purposes of MI 61-101): (i) is an associated or affiliated entity or issuer insider (as such terms are defined for the purposes of MI 61-101) of DundeeWealth, Scotiabank, Dundee Corporation, or any of their respective associates or affiliates (collectively, the “Interested Parties”), (ii) is an advisor to any of the Interested Parties or any of their respective associates or affiliates in connection with the Transaction, other than TD Securities in its capacity as financial advisor to the Special Committee, (iii) is a manager or co-manager of a soliciting dealer group for the Offer (or a member of the soliciting dealer group for the Offer providing services beyond customary soliciting dealer’s functions or receiving more than the per security or per security holder fees payable to the other members of the group), or (iv) has a material financial interest in the completion of the Transaction.

TD Securities and its affiliated entities have not been engaged to provide any financial advisory services, nor have they acted as lead or co-lead manager on any offering of Common Shares or any other securities of DundeeWealth, Scotiabank, Dundee Corporation, or any Interested Party, during the 24 months preceding the date on which TD Securities was first contacted in respect of the Valuation and Fairness Opinion, other than as described herein. TD Securities acted as a co-manager for DundeeWealth’s $200 million debenture offering in September 2009, and for Dundee Corporation’s $115 million preferred share issue in September 2009. During the 24 months preceding the date on which TD Securities was first contacted in respect of the Valuation and Fairness Opinion, TD Securities acted as lead underwriter for five unit offerings by Dundee REIT, and acted as a co-manager for flow-through offerings by certain entities related to DundeeWealth. TD Securities acted as co-lead manager for Scotiabank’s $1 billion subordinated debenture offering in April 2009. During the 24 months preceding the date on which TD Securities was first contacted in respect of the Valuation and Fairness Opinion, TD Securities acted as a co-manager on a number of other securities offerings for Scotiabank. In November 2010, The Toronto-Dominion Bank (“TD Bank”), the parent company of TD Securities, as

Member of TD Bank Financial Group

lender closed a $200 million revolving term credit facility for Dundee Corporation. TD Bank and TD Securities provide credit and have a number of normal course ongoing financial dealings with DundeeWealth, Scotiabank, Dundee Corporation, and other Interested Parties.

The fees paid to TD Securities in connection with the foregoing activities, together with the fee payable to TD Securities pursuant to the Engagement Agreement, are not, in the aggregate, financially material to TD Securities, and do not give TD Securities any financial incentive in respect of the conclusions reached in the Valuation or the Fairness Opinion. There are no understandings or agreements between TD Securities and DundeeWealth, Scotiabank, Dundee Corporation, or any other Interested Party with respect to future financial advisory or investment banking business. TD Securities may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for DundeeWealth, Scotiabank, Dundee Corporation, or any other Interested Party. TD Bank and TD Securities, may in the future, in the ordinary course of their business, provide banking services or credit facilities to DundeeWealth, Scotiabank, Dundee Corporation, or any other Interested Party.

TD Securities acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future, in the ordinary course of its business, have positions in the securities of any Interested Party and, from time to time, may have executed or may execute transactions on behalf of such companies or other clients for which it may have received or may receive compensation. As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Transaction, DundeeWealth, Scotiabank, Dundee Corporation, or any Interested Party.

Scope of Review

In connection with the Valuation and Fairness Opinion, TD Securities reviewed and relied upon (without attempting to verify independently the completeness or accuracy of) or carried out, among other things, the following:

1.	a draft of the Support Agreement dated November 21, 2010;

2.	a draft of the lock-up agreement between Scotiabank, Dundee Corporation, Dundee Capital Corporation, Mr. Ned Goodman, and Mr. David Goodman (the “Lock-up Agreement”) dated November 21, 2010;

3.	audited financial statements of DundeeWealth as at and for the years ended December 31, 2007, 2008, and 2009, and of Scotiabank as at and for the years ended October 31, 2007, 2008, and 2009;

4.	unaudited interim financial statements and management’s discussion and analysis of DundeeWealth as at and for the three month periods ended March 31, 2010, June 30, 2010 and September 30, 2010, and of Scotiabank as at and for the three month periods ended January 31, 2010, April 30, 2010, and July 31, 2010;

5.	annual reports, annual information forms, and management information and proxy circulars of DundeeWealth for the years ended December 31, 2007, 2008, and 2009, and of Scotiabank for the years ended October 31, 2007, 2008, and 2009;

6.	for DundeeWealth, the final short form prospectuses regarding its 5.10% Series 1 Notes dated September 18, 2009, and its 4.75% Cumulative Redeemable First Preference Shares, Series 1 dated March 6, 2007, and for Scotiabank, the short form base shelf prospectus dated April 16, 2008, as amended, and the prospectus supplement for its Non-cumulative 5-year Rate Reset Preferred Shares Series 30, dated March 31, 2010;

7.	various internal financial reports of DundeeWealth prepared by management of the Company;

8.	the 2010 budget for DundeeWealth prepared by management of the Company;

9.	unaudited projected financial information, segmented by business line, for DundeeWealth for the years ending December 31, 2010, through December 31, 2015, prepared by management of the Company;

Member of TD Bank Financial Group

10.	discussions with senior management of DundeeWealth and Scotiabank with respect to the information referred to above and other issues considered relevant;

11.	representations contained in a certificate dated November 21, 2010, from senior officers of DundeeWealth;

12.	discussions with legal counsel to DundeeWealth and Scotiabank;

13.	discussions with the Special Committee and legal counsel to the Special Committee;

14.	discussions with the financial advisor to Dundee Corporation;

15.	various research publications prepared by equity research analysts regarding the asset management industry, banking industry and public companies considered relevant;

16.	public information relating to the business, operations, financial performance and stock trading history of DundeeWealth, Scotiabank, and other selected public companies considered relevant;

17.	public information with respect to certain other transactions of a comparable nature considered relevant; and

18.	such other corporate, industry, and financial market information, investigations and analyses as TD Securities considered necessary or appropriate in the circumstances.

TD Securities has not, to the best of its knowledge, been denied access by DundeeWealth to any information requested by TD Securities. As the auditors of DundeeWealth and Scotiabank declined to permit TD Securities to rely upon information provided by them as part of any due diligence review, TD Securities did not meet with the auditors and has assumed the accuracy, completeness and fair presentation of and has relied upon, without independent verification, the audited financial statements of DundeeWealth and Scotiabank and the reports of the auditors thereon.

Prior Valuations

DundeeWealth has represented to TD Securities that there have been no valuations or appraisals relating to DundeeWealth or any affiliate or any of their respective material assets or liabilities made in the preceding 24 months and in the possession or control of DundeeWealth other than those which have been provided to TD Securities or, in the case of valuations known to DundeeWealth which it does not have within its possession or control, notice of which has not been given to TD Securities.

General Assumptions and Limitations

With the Special Committee’s acknowledgement and agreement as provided for in the Engagement Agreement, TD Securities has relied upon the accuracy, completeness and fair presentation of all data and other information obtained by it from public sources, provided to it by or on behalf of DundeeWealth, provided to it by or on behalf of Scotiabank, or otherwise obtained by TD Securities, including the certificate identified below (collectively, the “Information”). The Valuation and Fairness Opinion are conditional upon such accuracy, completeness and fair presentation. Subject to the exercise of professional judgment, and except as expressly described herein, TD Securities has not attempted to verify independently the accuracy, completeness or fair presentation of any of the Information.

With respect to the budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses, TD Securities notes that projecting future results is inherently subject to uncertainty. TD Securities has assumed, however, that such budgets, forecasts, projections and estimates were prepared using the assumptions identified therein which TD Securities has been advised are (or were at the time of preparation and continue to be), in the opinion of DundeeWealth, reasonable in the circumstances.

Member of TD Bank Financial Group

Senior officers of DundeeWealth have represented to TD Securities in a certificate dated November 21, 2010, among other things, that: (i) DundeeWealth has no information or knowledge of any facts public or otherwise not specifically provided to TD Securities relating to DundeeWealth or the Transaction which would reasonably be expected to affect materially the Valuation and Fairness Opinion; (ii) with the exception of forecasts, projections or estimates referred to in subparagraph (iv) below, the Information in respect of DundeeWealth and its affiliates in connection with the Transaction is or, in the case of historical Information was, at the date of preparation (or, in the case of Information which may have been subsequently corrected, at the date of such correction), true, complete and correct in all material respects and did not and does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the Information not misleading in the light of circumstances in which it was provided; (iii) to the extent that any of the Information identified in subparagraph (ii) above is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to TD Securities or updated by more current information provided to TD Securities by DundeeWealth or otherwise publicly disclosed by DundeeWealth, and there has been no material change, financial or otherwise in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of DundeeWealth and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Valuation and Fairness Opinion; (iv) any portions of the Information provided to TD Securities (or filed on SEDAR) which constitute forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable opinion of DundeeWealth, are (or were at the time of preparation and continue to be) reasonable in the circumstances; (v) there have been no valuations or appraisals relating to DundeeWealth or any affiliate or any of their respective material assets or liabilities made in the preceding 24 months and in the possession or control of DundeeWealth other than those which have been provided to TD Securities or, in the case of valuations known to DundeeWealth which it does not have within its possession or control, notice of which has not been given to TD Securities; (vi) there have been no verbal or written offers or serious negotiations for or transactions involving any material property of DundeeWealth or any of its affiliates during the preceding 24 months which have not been disclosed to TD Securities; (vii) since the dates on which the Information was provided to TD Securities (or filed on SEDAR), no material transaction has been entered into by DundeeWealth or any of its affiliates; (viii) other than as disclosed in the Information, neither DundeeWealth nor any of its affiliates has any material contingent liabilities and there are no actions, suits, claims, proceedings, investigations or inquiries pending or threatened against or affecting the Transaction, DundeeWealth or any of its affiliates at law or in equity or before or by any federal, national, provincial, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality which may, in any way, materially adversely affect DundeeWealth or its affiliates or the Transaction; (ix) all financial material, documentation and other data concerning the Transaction, DundeeWealth and its affiliates, including any projections or forecasts provided to TD Securities, were prepared on a basis consistent in all material respects with the accounting policies applied in the most recent audited consolidated financial statements of DundeeWealth; (x) there are no agreements, undertakings, commitments or understanding (whether written or oral, formal or informal) relating to the Transaction, except as have been disclosed in complete detail to TD Securities; (xi) the contents of any and all documents prepared in connection with the Transaction for filing with regulatory authorities or delivery or communication to securityholders of DundeeWealth (collectively, the “Disclosure Documents”) have been, are and will be (as of the date of such Disclosure Documents) true, complete and correct in all material respects and have not and will not (as of the date of such Disclosure Documents) contain any misrepresentation (as defined in the Securities Act (Ontario)) and the Disclosure Documents have complied, comply and will comply (as of the date of such Disclosure Documents) in all material respects with all applicable requirements under applicable laws; (xii) DundeeWealth has complied in all material respects with the Engagement Agreement; and (xiii) to the best of its knowledge, information and belief after due inquiry, there is no plan or proposal for any material change (as defined in the Securities Act (Ontario)) in the affairs of DundeeWealth which have not been disclosed to TD Securities.

In preparing the Valuation and Fairness Opinion, TD Securities has made several assumptions, including that all final or executed versions of documents will conform in all material respects to the drafts provided to TD Securities, conditions precedent to the completion of the Transaction can be satisfied in due course, all consents, permissions, exemptions or orders of relevant regulatory authorities or third parties will be obtained, without adverse condition or qualification, the procedures being followed to implement the Transaction are valid and effective, the Take-over Bid Circular and the Directors’ Circular will be distributed to the securityholders of DundeeWealth entitled to receive them in accordance with all applicable laws, the disclosure in the Take-over Bid Circular and the Directors’ Circular will be accurate, in all material

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respects, and will comply, in all material respects, with the requirements of all applicable laws, and the DCM Shares to be distributed to Shareholders will be freely tradeable by Shareholders substantially concurrently with the acquisition of Common Shares by Scotiabank pursuant to the Offer. In preparing the Valuation and Fairness Opinion, TD Securities noted that the Special Shares, Series C and Special Shares, Series D are convertible at the option of the Company into Common Shares on a one for one basis and has therefore assumed that the Special Shares, Series C and Special Shares, Series D have the same value as Common Shares. In its analysis in connection with the preparation of the Valuation and Fairness Opinion, TD Securities made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of TD Securities, DundeeWealth, Scotiabank or their respective affiliates. Among other things, TD Securities has assumed the accuracy, completeness and fair presentation of and has relied upon, without independent verification, the financial statements forming part of the Information. All financial figures in this Valuation and Fairness Opinion are in Canadian dollars unless otherwise stated.

The Valuation and Fairness Opinion have been provided for the use of the Special Committee and the Board of Directors and are not intended to be, and do not constitute, a recommendation that any Shareholders tender their Common Shares to the Offer. The Valuation and Fairness Opinion may not be used by any other person or relied upon by any other person other than the Special Committee and the Board of Directors without the express prior written consent of TD Securities. The Valuation and Fairness Opinion do not address the relative merits of the Transaction as compared to other transactions or business strategies that might be available to DundeeWealth, nor do they address the underlying business decision to implement the Transaction. TD Securities expresses no opinion with respect to future trading prices of securities of DundeeWealth or Scotiabank. In considering fairness, from a financial point of view, TD Securities considered the Transaction from the perspective of Shareholders other than the Locked-Up Shareholders generally and did not consider the specific circumstances of any particular Shareholder, including with regard to income tax considerations. The Valuation and Fairness Opinion are rendered as of November 21, 2010, on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of DundeeWealth and Scotiabank and their respective subsidiaries and affiliates as they were reflected in the Information provided or otherwise available to TD Securities. Any changes therein may affect the Valuation and Fairness Opinion and, although TD Securities reserves the right to change or withdraw the Valuation and Fairness Opinion in such event, it disclaims any undertaking or obligation to advise any person of any such change that may come to its attention, or update the Valuation and Fairness Opinion after such date. In preparing the Valuation and Fairness Opinion, TD Securities was not authorized to solicit, and did not solicit, interest from any other party with respect to the acquisition of Common Shares or other securities of DundeeWealth, or any business combination or other extraordinary transaction involving DundeeWealth, nor did TD Securities negotiate with any party in connection with any such transaction.

The preparation of a valuation or a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Valuation and the Fairness Opinion. Accordingly, this Valuation and Fairness Opinion should be read in its entirety.

Overview of DundeeWealth

DundeeWealth is a Canadian public wealth management company which provides investment management, securities brokerage, financial planning and investment advisory services to advisors, institutions, corporations and foundations. DundeeWealth has three main businesses: (i) investment management; (ii) financial advisory; and (iii) capital markets.

DundeeWealth’s investment management business consists of creating, managing, packaging and administering investment portfolios and providing internal and third-party management and advisory services. Revenues are derived primarily from management and performance fees charged for the management of investment products (including mutual funds, pooled funds and closed-end funds, third-party assets, tax-assisted investment products and private and institutional client accounts) and, accordingly, are primarily influenced by assets under management (“AUM”). As at October 31, 2010, DundeeWealth’s investment management segment had total AUM of $43.6 billion.

Member of TD Bank Financial Group

DundeeWealth’s independent financial advisory business is a network of full service, independent financial planning and investment professionals, who provide a wide range of wealth management products and services to individuals and businesses across Canada. An open architecture approach provides investment products created by third party entities as well as by the investment management business of DundeeWealth. Revenues are derived primarily from commissions, service fees and administration fees relating to the sale of investment and insurance products, predominantly mutual funds. As at October 31, 2010, the independent retail advisors had total assets under administration of $24.4 billion.

The capital markets business of DundeeWealth is conducted through Dundee Securities and operates under the Dundee Capital Markets brand. The principal activities included in this business unit are investment banking, institutional equities sales and trading and investment research, and corporate financial advisory services. It also includes proprietary equity trading as well as retail fixed income and foreign exchange activities. Consistent with DundeeWealth’s financial reporting practices beginning in 2010, for purposes of the Valuation, the Company’s corporate advisor segment has been included as part of Dundee Capital Markets rather than as part of the Company’s financial advisory business. As at October 31, 2010, the corporate advisor segment had $2.8 billion of assets under administration and $826 million of assets under management with portfolio manager licensed financial advisors.

Although DundeeWealth has three main businesses, for purposes of the Valuation, the investment management and independent financial advisory businesses are combined into one segment called “Investment Management”. Corporate overhead expenses that are not specifically allocated to the three main businesses are also included in the Investment Management segment. For purposes of considering the value of Dundee Capital Markets as part of the Consideration, the Company’s CMP and Canada Dominion Resources flow-through limited partnership operations and CMP Gold Trust (collectively, “CMP/CDR”) and their associated AUM of $449 million as at October 31, 2010, have been reallocated from the Investment Management segment to Dundee Capital Markets and certain other balance sheet adjustments have been made consistent with the steps being undertaken to implement the DundeeWealth Special Distribution.

Historical Financial Information

The following table summarizes DundeeWealth’s consolidated operating results for the fiscal years ended December 31, 2007, 2008, and 2009, the last twelve months (“LTM”) ended September 30, 2010, and the 9 months ended September 30, 2009, and September 30, 2010:

	Year	Year	Year	LTM	9 Months	9 Months
	Ended	Ended	Ended	Ended	Ended	Ended
($ millions)	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2009	Sept. 30, 2010	Sept. 30, 2010	Sept. 30, 2009

Revenue	$1,004.1	$819.4	$779.5	$937.0	$688.8	$531.3

EBITDA (1)	275.3	138.6	184.7	297.1	219.0	106.6

Net earnings (loss) from continuing operations	87.5	(186.8)	51.6	98.1	86.9	40.4

(1)	Reported earnings before interest, taxes, depreciation and amortization.

Member of TD Bank Financial Group

The following table summarizes DundeeWealth’s consolidated balance sheet as at December 31, 2009, and September 30, 2010:

	Dec. 31,	Sept. 30,
($ millions)	2009	2010
Cash and Cash Equivalents	$419.4	$521.5
Accounts Receivable	146.0	111.2
Client Accounts Receivable	401.8	585.1
Trading Securities Owned	123.6	110.2
Available-for-sale Securities	135.7	162.5
Deferred Sales Commissions	237.0	256.6
Capital and Other Assets	39.6	32.6
Goodwill and Other Intangible Assets	687.8	685.6

Total Assets	$2,190.8	$2,465.3

Bank Indebtedness	$4.8	$4.5
Accounts Payable and Accrued Liabilities	165.6	173.3
Client Deposits and Related Liabilities	472.6	667.1
Trading Securities Sold Short	23.1	28.8
Income Taxes Payable	5.5	0.7
Notes Payable	198.0	198.3
Preference Shares	207.8	208.1
Future Income Tax Liabilities	20.2	30.4
Non-Controlling Interest	0.4	0.4
Shareholders’ Equity	1092.7	1153.6

Total Liabilities and Shareholders’ Equity	$2,190.8	$2,465.3

As at September 30, 2010, DundeeWealth had 121,315,541 Common Shares outstanding; 508,571 Special Shares, Series C outstanding; 250,000 Special Shares, Series D outstanding; 27,000,000 Special Shares, Series F outstanding; 2,315,454 options outstanding; 1,270,247 deferred share units outstanding; 1,661,849 bonus shares outstanding; and 5,453,668 First Preference Shares, Series X.

DundeeWealth Common Shares Trading Information

The Common Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol DW. The following table sets forth, for the periods indicated, the high and low closing prices quoted and the volume traded on the TSX:

	Closing Prices ($)		Volume
Period	High	Low	(millions)

November 2009	$13.80	$12.25	2.0
December 2009	13.89	13.11	2.5
January 2010	15.00	14.05	2.7
February 2010	14.63	13.52	3.4
March 2010	15.12	13.51	4.3
April 2010	15.04	14.36	2.6
May 2010	14.46	13.29	3.8
June 2010	15.53	13.22	8.7
July 2010	13.85	13.25	2.0
August 2010	14.21	12.90	3.0
September 2010	14.57	13.23	4.6
October 2010	16.50	14.50	3.9
November 1, 2010 to November 19, 2010	19.47	16.79	4.0
November 1, 2009 to November 19, 2010	19.47	12.25	47.5

Member of TD Bank Financial Group

The closing price of the Common Shares on the TSX on November 19, 2010, one trading day prior to announcement of the Transaction, was $19.47.

Overview of Scotiabank

Scotiabank is one of North America’s premier financial institutions and Canada’s most international bank. With close to 70,000 employees, Scotiabank Group and its affiliates serve approximately 14.6 million customers in 50 countries around the world. Scotiabank offers a diverse range of products and services and had more than $523 billion in assets as at July 31, 2010. Scotiabank has four main business lines: Canadian Banking, International Banking, Scotia Capital and Global Wealth Management.

Canadian Banking provides a full range of banking and investing services across Canada. Retail and small business banking provides mortgages, loans, credit cards, investments, insurance and day-to-day banking products to individuals and small businesses. Commercial banking delivers a full product suite to medium and large businesses, including banking, cash management, lending and leasing.

International Banking encompasses Scotiabank’s retail and commercial banking operations in more than 40 countries outside Canada. International Banking operates in the following geographic regions: the Caribbean and Central America, Mexico, Latin America and Asia.

Scotia Capital provides corporate lending, equity underwriting and mergers and acquisitions advisory services, as well as capital markets products and services such as fixed income, derivatives, prime brokerage, securitization, foreign exchange, equity sales, trading and research, and, through ScotiaMocatta, precious metals sales and trading.

Global Wealth Management provides a full range of products and services including: retail brokerage (discretionary, non-discretionary, and self-directed); investment management advice; mutual funds and savings products; and financial, trust and estate planning; as well as private client services for affluent customers.

Historical Financial Information

The following table summarizes Scotiabank’s consolidated operating results for the fiscal years ended October 31, 2007, 2008, and 2009, the last twelve months ended July 31, 2010, and the 9 months ended July 31, 2009, and 2010.

	Year	Year	Year	LTM	9 Months	9 Months
	Ended	Ended	Ended	Ended	Ended	Ended
($ millions)	Oct. 31, 2007	Oct. 31, 2008	Oct. 31, 2009	July 31, 2010	July 31, 2010	July 31, 2009

Net Interest Income	$7,098	$7,574	$8,328	$8,477	$6,378	$6,229
Total Revenue	12,490	11,876	14,457	15,298	11,563	10,722
Non-interest Expenses	6,994	7,296	7,919	8,063	5,999	5,855
Net Income Available to Common Shareholders	3,994	3,033	3,361	3,851	2,998	2,508

The following table summarizes Scotiabank’s consolidated balance sheet as at October 31, 2009, and July 31, 2010:

	Oct. 31,	July 31,
($ billions)	2009	2010
Cash	$43.3	$50.0
Securities	135.1	144.8
Loans	266.3	279.0
Other Assets	51.9	49.6
Total Assets	$496.5	$523.4

Deposits	$350.4	$365.2
Other Liabilities	121.3	131.7
Shareholders’ Equity	24.8	26.5
Total Liabilities and Shareholders’ Equity	$496.5	$523.4

Member of TD Bank Financial Group

As at July 31, 2010, Scotiabank had 1,038,101,000 Scotiabank Common Shares outstanding and 23,268,000 options outstanding.

Scotiabank Common Shares Trading Information

Scotiabank Common Shares are listed on the TSX and on the New York Stock Exchange (the “NYSE”) under the symbol BNS. The following table sets forth, for the periods indicated, the high and low closing prices quoted and the volume traded on the TSX and NYSE:

	TSX			NYSE
	Closing Price (C$)		Volume	Closing Price (US$)		Volume
Period	High	Low	(millions)	High	Low	(millions)

November 2009	$49.24	$46.22	57.7	$47.03	$42.72	10.2
December 2009	49.72	47.45	69.8	47.46	44.68	7.1
January 2010	48.93	44.60	60.8	46.84	42.10	8.8
February 2010	48.01	44.84	48.4	46.10	41.84	6.9
March 2010	51.82	48.26	75.0	50.59	46.26	8.3
April 2010	52.18	50.00	70.7	52.08	49.79	6.8
May 2010	52.69	48.02	71.8	52.19	45.66	14.4
June 2010	51.55	48.69	68.0	50.28	46.02	14.5
July 2010	52.44	47.85	61.4	50.38	45.48	10.0
August 2010	52.03	49.25	69.3	50.85	46.87	7.9
September 2010	54.92	51.25	72.7	53.30	48.72	9.4
October 2010	55.52	53.88	50.0	54.45	52.73	6.7
Nov. 1, 2010 to Nov. 19, 2010	54.70	52.63	50.7	54.55	51.32	5.1
Nov. 1, 2009 to Nov. 19, 2010	55.52	44.60	826.1	54.55	41.84	116.0

The closing price of the Scotiabank Common Shares on the TSX on November 19, 2010, one trading day prior to announcement of the Transaction, was $54.69.

Definition of Value

TD Securities determined the fair market value of the Common Shares as part of the Valuation. For purposes of the Valuation, fair market value is defined as the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act. In accordance with MI 61-101, TD Securities has made no downward adjustment to the fair market value of the Common Shares to reflect the liquidity of the Common Shares, the effect of the Transaction, or the fact that the Common Shares held by individual Shareholders do not form part of a controlling interest. Values determined on the foregoing basis represent “en bloc” values, that is, values that an acquiror of 100% of the Common Shares would be expected to pay in an open auction of the Company.

MI 61-101 requires that a formal valuation include a valuation of any non-cash consideration being offered as part of a transaction that is subject to MI 61-101, except in certain circumstances outlined in MI 61-101. TD Securities has therefore included a valuation of the Consideration as part of the Valuation. With respect to the Scotiabank Common Shares that form part of the Consideration, TD Securities understands that a formal valuation of the Scotiabank Common Shares is not required pursuant to MI 61-101 as further discussed herein. With respect to the DCM Shares that form part of the Consideration, TD Securities notes that individual DundeeWealth Shareholders other than the Locked-Up Shareholders that receive DCM Shares as part of the Consideration will not be in a position to effect an en bloc sale of Dundee Capital Markets. TD Securities believes that it is appropriate in the circumstances to determine the market trading value of the DCM Shares as part of the Consideration. The market trading value of the DCM Shares represents the anticipated settled trading value of such securities following implementation of the Transaction and excludes the effect of changes in securities markets, interest rates, and economic, general business and financial conditions which generally influence the price of securities. Market trading values generally reflect minority discount values that are lower than en

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bloc values. The prohibitions in MI 61-101 regarding downward adjustments to reflect liquidity, the effect of the Transaction, or the fact that the securities being valued do not form part of a controlling interest described in the preceding paragraph apply only to the Common Shares and do not apply to the valuation of the Consideration. However, TD Securities has determined the market trading value of the DCM Shares as part of the Consideration directly and has made no explicit downward adjustments for such effects.

Approach to Value

The Valuation is based upon techniques and assumptions that TD Securities considers appropriate in the circumstances for the purposes of arriving at an opinion as to the range of fair market value of the Common Shares and the range of market trading value of the DCM Shares that form part of the Consideration. Fair market value of the Common Shares and market trading value of the DCM Shares were analyzed on a going concern basis and were expressed as an amount per Common Share.

Valuation Methodologies

In preparing the Valuation, TD Securities relied primarily upon three methodologies:

1.	comparable precedent transactions analysis;

2.	discounted cash flow (“DCF”) analysis; and

3.	market trading multiples analysis.

Comparable Precedent Transactions Analysis

TD Securities applied the comparable precedent transactions methodology to DundeeWealth’s Investment Management and Dundee Capital Markets segments in order to arrive at its conclusion regarding the fair market value of the Common Shares. TD Securities did not apply the comparable precedent transactions methodology to DundeeWealth’s Dundee Capital Markets segment in order to arrive at its conclusion regarding the market trading value of the DCM Shares as this methodology reflects en bloc values. TD Securities identified and reviewed 16 comparable precedent transactions involving Canadian mutual fund companies and 7 comparable precedent transactions involving Canadian capital markets businesses for which there was sufficient public information to derive valuation multiples. Ideally, comparable precedent transactions considered would be comparable in terms of operating characteristics, growth prospects, risk profile and size. TD Securities considered enterprise value to earnings before interest, taxes, depreciation and amortization (“EBITDA”) to be the primary valuation multiple when applying the comparable precedent transactions methodology to DundeeWealth’s Investment Management segment and enterprise value to AUM to be a secondary valuation multiple. TD Securities considered price to earnings to be the primary valuation multiple when applying the comparable precedent transactions methodology to DundeeWealth’s Dundee Capital Markets segment and price to book value to be a secondary valuation multiple.

Discounted Cash Flow Analysis

TD Securities applied the DCF methodology to DundeeWealth’s Investment Management and Dundee Capital Markets segments in order to arrive at its conclusion regarding the fair market value of the Common Shares. TD Securities also applied the DCF methodology to DundeeWealth’s Dundee Capital Markets segment in order to arrive at its conclusion regarding the market trading value of the DCM Shares. The DCF methodology reflects the growth prospects and risks inherent in each asset by taking into account the amount, timing and relative certainty of projected free cash flows expected to be generated by the asset. The DCF approach requires that certain assumptions be made regarding, among other things, future free cash flows, discount rates and terminal values. The possibility that some of the assumptions will prove to be inaccurate is one factor involved in the determination of the discount rates to be used in establishing a range of values. TD Securities’ DCF analysis of DundeeWealth’s Investment Management segment involved discounting to a present value the projected unlevered after tax free cash flows from September 30, 2010, until December 31, 2015, including a terminal value determined as at December 31, 2015, utilizing an appropriate weighted average cost of capital (“WACC”) as the discount rate. TD Securities’ DCF analysis of DundeeWealth’s Dundee Capital Markets segment involved discounting to a present value the projected levered after tax free cash flows from September 30, 2010, until December 31, 2015, including a terminal value determined as at December 31, 2015, utilizing an appropriate cost of

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equity as the discount rate. When considering the en bloc value of Dundee Capital Markets in order to arrive at its conclusion regarding the fair market value of the Common Shares, TD Securities selected a terminal value that reflected the en bloc value of Dundee Capital Markets as part of DundeeWealth as at December 31, 2015. When considering the market trading value of Dundee Capital Markets in order to arrive at its conclusion regarding the market trading value of the DCM Shares, TD Securities selected a terminal value that reflected the market trading value of Dundee Capital Markets as a standalone entity as at December 31, 2015.

Market Trading Multiples Analysis

TD Securities applied the market trading multiples methodology to DundeeWealth’s Dundee Capital Markets segment in order to arrive at its conclusion regarding the market trading value of the DCM Shares. TD Securities identified and reviewed two Canadian and five U.S. publicly traded broker/dealers and derived appropriate valuation multiples for such companies based on the market trading prices of their common shares. Ideally, comparable public companies considered would be comparable in terms of operating characteristics, growth prospects, risk profile and size. TD Securities considered price to earnings to be the primary valuation multiple when applying the market trading multiples methodology to DundeeWealth’s Dundee Capital Markets segment and price to book value to be a secondary valuation multiple.

TD Securities also reviewed the market trading multiples of selected Canadian mutual fund companies and other asset managers that it considered relevant to determine whether a market trading multiples analysis of DundeeWealth’s Investment Management segment might imply values which exceed the values determined by the comparable precedent transactions and DCF methodologies. Based on this review, TD Securities concluded that the market trading multiples analysis implied values that were generally below the values determined by the other methodologies. Given the foregoing and the fact that market trading prices generally reflect minority discount values, TD Securities did not rely on this methodology in order to arrive at its conclusion regarding the fair market value of the Common Shares.

TD Securities Base Case Forecast

As a basis for the development of the projected free cash flows for TD Securities’ DCF analysis and various forecast value drivers for TD Securities’ comparable precedent transactions and market trading multiples analyses, TD Securities reviewed unaudited projected operating and financial information for DundeeWealth on a segment by segment basis provided by management of the Company (the “Management Forecast”). TD Securities reviewed the relevant underlying assumptions including, but not limited to, gross sales of mutual funds, redemptions, market appreciation, advisory fees, compensation and other operating costs, revenue from new issuances and other capital market activities, and corporate overhead. These assumptions were reviewed in comparison to sources considered relevant including detailed discussions with DundeeWealth senior management. From this review TD Securities developed its own base case forecast (the “TD Securities Base Case Forecast”), formed independently with the benefit of its understanding of the assumptions behind the Management Forecast. The major differences between the assumptions made by TD Securities and the assumptions underlying the Management Forecast are that TD Securities selected more conservative growth rates for gross sales and average management fee percentages for equity and balanced mutual funds, net performance fee revenue growth and Dundee Capital Markets’ revenue from its core capital markets and corporate advisors activities.

With respect to DundeeWealth’s Dundee Capital Markets segment, TD Securities considered two separate scenarios as part of the TD Securities Base Case Forecast: a combined scenario where Dundee Capital Markets continues to be wholly-owned by DundeeWealth (the “Combined Scenario”) and a standalone scenario where Dundee Capital Markets becomes a separate, publicly-traded company (the “Standalone Scenario”). The Standalone Scenario reflects lower earnings and cash flow than the Combined Scenario due to (i) additional management oversight and public company costs, and (ii) the reduction of certain business activities for which Dundee Capital Markets earns revenue from DundeeWealth’s Investment Management segment that may not continue if the two operations were segregated. The Combined Scenario is utilized in TD Securities’ comparable precedent transactions and DCF analysis as part of the valuation of the Common Shares. The Standalone Scenario is utilized in TD Securities’ market trading multiples analysis and DCF analysis as part of the valuation of the Consideration. The impact of the reallocation of CMP/CDR has not been explicitly reflected in the Standalone Scenario and as a result the contribution of these operations to the market trading value of the DCM Shares has been calculated separately.

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Benefits to a Purchaser of Acquiring 100% of the Common Shares

In accordance with MI 61-101, TD Securities reviewed and considered whether any distinctive material value would accrue to Scotiabank or any other purchaser through the acquisition of all of the Common Shares. TD Securities concluded that there would be synergies available to Scotiabank and to certain other potential acquirors in the mutual fund industry that would potentially acquire 100% of the Common Shares in order to achieve a business combination with DundeeWealth. Specifically, TD Securities considered synergies that might accrue as a result of: (i) savings of direct costs resulting from being a publicly-listed entity; (ii) savings of other corporate expenses including, but not limited to, senior management, legal, finance, and human resources expenses; and (iii) reduced operating costs and/or capital expenditures resulting from rationalizing such costs and expenditures between DundeeWealth’s operations and the operations of the acquiror. Based on discussions with management of DundeeWealth, TD Securities estimated the amount of synergies that would be achievable by Scotiabank and other potential acquirors and the one-time costs required to achieve such synergies.

In assessing the amount of synergies to include in the valuation of the Common Shares, TD Securities considered the amount of synergies that could be achieved by the mutual fund industry participants that would potentially acquire 100% of the Common Shares and the amount of synergies the successful acquiror (which might be Scotiabank or one of the other industry participants) might pay for in an open auction of the Company. TD Securities believes that there are a number of potential purchasers of DundeeWealth including Scotiabank and other Canadian banks or insurance companies that could achieve a certain base level of synergies (the “Base Case Synergies”). TD Securities believes that there may be certain potential mutual fund industry acquirors of DundeeWealth (which may include Scotiabank) that could achieve additional synergies above the amount of the Base Case Synergies, but that such acquirors would be reluctant to share the value of any excess synergies with the Shareholders of DundeeWealth because such excess would be available to only a small number of potential acquirors who may or may not participate in an open auction of the Company. TD Securities concluded that the successful acquiror in an open auction of DundeeWealth might pay for 100% of the Base Case Synergies and has therefore reflected this amount and 100% of the one-time costs required to achieve such synergies in its valuation of the Common Shares. Based on the foregoing and discussions with DundeeWealth senior management, TD Securities estimated annual pre-tax Base Case Synergies of $30 million and reflected 100% of this amount, net of the estimated costs to achieve such synergies, in its DCF analysis.

Summary of TD Securities Base Case Forecast

The following is a summary of the TD Securities Base Case Forecast:

Investment Management

	Oct. 1 to
	Dec. 31	Year Ending Dec. 31,
($ millions)	2010F	2011F	2012F	2013F	2014F	2015F

Assets Under Management	$41,852	$46,417	$51,132	$55,481	$59,586	$64,042
Assets Under Administration	23,780	25,555	27,470	29,536	31,763	34,165

Total Revenue	$214.9	$923.6	$1,008.4	$1,089.8	$1,168.5	$1,249.0

EBITDA
Investment Management Base EBITDA	$65.6	$303.6	$341.0	$364.8	$387.5	$405.5
Performance Fee EBITDA	21.3	23.6	27.0	31.0	35.6	40.9
Corporate and Other EBITDA (1)	(20.0)	1.7	2.3	4.0	5.9	8.1

Total EBITDA	$66.9	$328.9	$370.4	$399.7	$428.9	$454.4

(1)	Includes financial advisory and corporate segments as well as intersegment eliminations and synergies. 25% of annual synergies assumed to be achieved in the final quarter of 2010 and 100% each year thereafter. One-time costs to achieve synergies assumed to be incurred in 2010.

Member of TD Bank Financial Group

Dundee Capital Markets — Combined Scenario

	Oct. 1 to
	Dec. 31	Year Ending Dec. 31,
($ millions)	2010F	2011F	2012F	2013F	2014F	2015F

Total Revenue	$29.9	$124.5	$134.4	$143.8	$151.8	$159.0

EBITDA
Core Capital Markets EBITDA (1)	$8.6	$33.3	$36.5	$39.8	$42.2	$44.3
Other Capital Markets EBITDA (2)	6.0	21.7	23.0	24.0	25.0	25.9
Selling, General & Admin. Expenses	(8.4)	(34.9)	(36.1)	(37.3)	(38.6)	(39.9)

Total EBITDA	$6.1	$20.1	$23.4	$26.5	$28.6	$30.3

Total Net Income	$3.7	$11.2	$12.6	$14.8	$18.8	$21.3

(1)	Core Capital Markets EBITDA includes EBITDA from investment banking and institutional sales and trading businesses.
(2)	Other Capital Markets EBITDA includes EBITDA from principal trading, FX trading and corporate advisors.

Dundee Capital Markets — Standalone Scenario (1)

	Oct. 1 to
	Dec. 31	Year Ending Dec. 31,
($ millions)	2010F	2011F	2012F	2013F	2014F	2015F

Total Revenue	$27.5	$114.9	$123.7	$132.8	$140.4	$147.2

EBITDA
Core Capital Markets EBITDA (2)	$8.6	$32.6	$35.2	$38.4	$40.8	$42.8
Other Capital Markets EBITDA (3)	4.4	16.2	17.4	18.3	19.1	19.9
Selling, General & Admin. Expenses	(9.2)	(37.5)	(38.7)	(40.0)	(41.4)	(42.8)

Total EBITDA	$3.8	$11.3	$13.9	$16.7	$18.5	$19.9

Net Income	$2.2	$5.0	$5.8	$7.8	$11.6	$13.9

(1)	The Standalone Scenario forecast does not reflect the reallocation of CMP/CDR from the Investment Management segment to Dundee Capital Markets.
(2)	Core Capital Markets EBITDA includes EBITDA from investment banking and institutional sales and trading businesses.
(3)	Other Capital Markets EBITDA includes EBITDA from principal trading, FX trading and corporate advisors.

Valuation of the Common Shares

Comparable Precedent Transactions Analysis

TD Securities applied the comparable precedent transactions methodology to DundeeWealth’s Investment Management and Dundee Capital Markets segments and then adjusted for the value impact of the Company’s other assets and liabilities to determine the resulting implied value per Common Share.

Member of TD Bank Financial Group

The comparable precedent transactions involving companies in the Canadian mutual fund industry which were identified and reviewed by TD Securities are summarized below:

		Enterprise	Transaction Multiple
	Target	Value (EV)	EV/LTM
Date	Acquiror	($ millions)	EBITDA	EV/AUM

20-May-09	Mavrix Fund Management	$10	nmf	4.0%
	GrowthWorks

06-Oct-08	CI Financial (37% stake)	$7,215	10.3x	11.5%
	Bank of Nova Scotia

24-Sept-07	DundeeWealth	$2,791	12.3x	9.7%
	CI Financial Income Fund (1)

18-Sept-07	DundeeWealth (18% stake)	$2,413	10.6x	8.4%
	Bank of Nova Scotia

7-Nov-05	Clarington Corp.	$261	13.2x	6.0%
	Industrial Alliance

04-Nov-04	BLC — Edmond de Rothschild	$73	na	4.2%
	Industrial Alliance

15-Jan-04	P.J. Doherty	$12	11.2x	1.3%
	AGF Management Ltd.

22-Aug-03	Synergy Asset Management	$116	7.5x	8.3%
	CI Fund Management

12-Jul-02	StrategicNova	$175	na	7.3%
	DundeeWealth

11-Jun-02	Altamira	$467	11.0x	8.3%
	National Bank

22-May-02	Spectrum / Diversico	$857	9.0x	6.5%
	CI Fund Management

29-Jan-01	Mackenzie Financial	$3,584	9.1x	9.7%
	Investors Group

30-Aug-00	Global Strategy Holding	$438	12.2x	7.2%
	AGF Management

26-Jul-00	Bissett & Associates	$133	10.8x	2.3%
	Templeton

09-May-00	Trimark	$2,269	7.9x	9.1%
	AMVESCAP

10-Mar-00	Perigee	$303	12.0x	1.4%
	Legg Mason

Mean			10.5x	6.6%
Mean (Excluding High / Low)			10.6x	6.6%

(1)	Terminated transaction.

Member of TD Bank Financial Group

The comparable precedent transactions involving Canadian broker/dealers which were identified and reviewed by TD Securities are summarized below:

		Equity	Transaction Multiple
	Target	Value	Price/LTM
Date	Acquiror	($ millions)	Earnings	Price/Book

4-Mar-10	Genuity Capital Markets	$286	13.4x	9.5x
	Canaccord Financial

1-Oct-07	Westwind Partners	$148	15.6x	4.7x
	Thomas Weisel

26-Sept-07	Orion Financial	$147	5.6x	na
	Macquarie Bank

7-Nov-00	Newcrest Capital	$224	na	3.5x
	TD Bank

17-Jun-99	First Marathon	$713	17.6x	1.8x
	National Bank

22-Jun-98	Midland Walwyn	$1,250	21.0x	3.4x
	Merrill Lynch

30-Aug-96	Richardson Greenshields	$480	na	1.9x
	Royal Bank of Canada

Mean			14.6x	4.1x
Mean (Excluding High / Low)			15.5x	3.4x

The process of analyzing valuation multiples implied by comparable precedent transactions and applying these valuation multiples to the Company’s business segments involved certain judgments concerning the financial and operating characteristics of the companies acquired in these transactions compared to DundeeWealth’s business segments. Given differences in business mix, economic and market conditions, growth prospects and risks inherent in the comparable precedent transactions identified, TD Securities did not consider any specific precedent transactions to be directly comparable to the Company’s Investment Management and Dundee Capital Markets segments. TD Securities believes that the unsolicited offer by CI Financial Income Fund for DundeeWealth in September 2007 represents the most comparable transaction available to the Company’s Investment Management segment. However, TD Securities noted that significant changes had occurred in DundeeWealth’s Investment Management operations and in economic and market conditions since the time of the CI Financial Income Fund offer. Based on the foregoing and a review of all of the comparable precedent transactions identified, TD Securities selected appropriate valuation multiples and applied such multiples to the corresponding value drivers for the Company’s business segments.

Member of TD Bank Financial Group

The following is a summary of TD Securities’ comparable precedent transactions analysis of DundeeWealth’s Investment Management segment:

($ millions)	Base	Multiple		Enterprise Value
Value Driver	Amount	Low	High	Low	High

LTM Base EBITDA	$207.8	11.5x	13.5x	$2,389.2	$2,804.8
LTM Performance Fee EBITDA	21.7	5.8x	6.8x	124.8	146.5

				$2,514.0	$2,951.2

2010F Base EBITDA	$214.3	11.0x	13.0x	$2,357.0	$2,785.6
2010F Performance Fee EBITDA	19.7	5.5x	6.5x	108.4	128.2

				$2,465.5	$2,913.7

2011F Base EBITDA	$275.3	9.0x	11.0x	$2,477.8	$3,028.4
2011F Performance Fee EBITDA	23.6	4.5x	5.5x	106.0	129.6

				$2,583.9	$3,158.0

AUM — Oct. 31, 2010	$43,562	6.0%	7.0%	$2,613.7	$3,049.3

Selected Enterprise Value Range				$2,450.0	$3,000.0

The following is a summary of TD Securities’ comparable precedent transactions analysis of DundeeWealth’s Dundee Capital Markets segment:

($ millions)	Base	Multiple		Equity Value
Value Driver	Amount	Low	High	Low	High

LTM Net Income	$17.3	11.0x	13.0x	$189.9	$224.4
2010 Net Income	14.2	11.0x	13.0x	156.6	185.1
2011 Net Income (1)	13.6	10.0x	12.0x	135.8	163.0

Selected Equity Value Range				$150.0	$180.0

(1)	Excludes the impact of acquisitions.

Summary of Comparable Precedent Transactions Analysis

The following is a summary of the results of TD Securities’ comparable precedent transactions analysis of DundeeWealth’s Investment Management and Dundee Capital Markets segments and the adjustments made by TD Securities for DundeeWealth’s other assets and liabilities to determine the resulting implied value per Common Share:

	Value
($ millions, except per share data)	Low	High

Selected Enterprise Value Range for Investment Management	$2,450.0	$3,000.0
Selected Equity Value Range for Dundee Capital Markets	150.0	180.0
Net Cash (1)	184.2	184.2
Preferred Shares	(153.5)	(153.5)
Acquisition of Non-Controlling Interest	(15.0)	(15.0)
Investments	162.5	162.5

Equity Value	$2,778.2	$3,358.2
Fully Diluted Shares Outstanding	159.0	159.0

Implied Equity Value per Share	$17.47	$21.12

(1)	Net excess cash excludes cash required for Dundee Capital Markets operations.

Member of TD Bank Financial Group

DCF Analysis

TD Securities applied the DCF methodology to DundeeWealth’s Investment Management and Dundee Capital Markets segments and then adjusted for the value impact of the Company’s other assets and liabilities to determine the resulting implied value per Common Share. Projected unlevered after-tax free cash flows for the Company’s Investment Management segment were discounted based on an appropriate WACC for the segment. The WACC for Investment Management was calculated based upon the segment’s after-tax cost of debt and equity, weighted based upon an assumed optimal capital structure. The assumed optimal capital structure was determined based upon a review of the capital structures of comparable companies and the risks inherent in the Investment Management segment and the mutual fund industry. The cost of debt for Investment Management was calculated based on the risk-free rate of return and an appropriate borrowing spread to reflect credit risk. TD Securities used the capital asset pricing model (“CAPM”) approach to determine the appropriate cost of equity. The CAPM approach calculates the cost of equity with reference to the risk-free rate of return, the volatility of equity prices relative to a benchmark (“beta”) and the equity risk premium. TD Securities reviewed a range of unlevered betas for DundeeWealth and a group of comparable companies in order to select the appropriate beta for the Investment Management segment. The selected unlevered beta was levered using the optimal capital structure and was then used to calculate the cost of equity. The base assumptions used by TD Securities in estimating the WACC for the Investment Management segment were as follows:

Cost of Debt
Risk Free Rate (10-Year Government of Canada Bonds)	3.1%
Borrowing Spread	2.4%
Pre-tax Cost of Debt	5.5%
Tax Rate	30.0%
After Tax Cost of Debt	3.9%

Cost of Equity
Risk Free Rate (10-Year Government of Canada Bonds)	3.1%
Equity Risk Premium	5.0%
Size Premium (1)	1.1%
Unlevered Beta	1.00
Levered Beta	1.04
After Tax Cost of Equity	9.4%

WACC
Optimal Capital Structure (% Debt)	5.0%
WACC	9.1%

(1)	Source: 2010 Ibbotson Cost of Capital Yearbook (mid-cap risk premium).

Based upon the foregoing and taking into account sensitivity analysis on the variables discussed above and the assumptions used in the TD Securities Base Case Forecast, TD Securities determined the appropriate WACC for the Investment Management segment to be in the range of 8.5% to 9.5%.

Projected levered after-tax free cash flows for the Company’s Dundee Capital Markets segment were discounted based on an appropriate cost of equity for the segment determined using the CAPM approach. TD Securities reviewed a range of unlevered betas for a group of comparable broker/dealers in order to select the appropriate beta for Dundee Capital Markets. The selected unlevered beta was levered using the optimal capital structure determined based upon a review of the capital structures of comparable broker/dealers and the risks inherent in the Dundee Capital Markets segment and the

Member of TD Bank Financial Group

broker/dealer industry and was then used to calculate the cost of equity. The base assumptions used by TD Securities in estimating the cost of equity for the Dundee Capital Markets segment were as follows:

Cost of Equity
Risk Free Rate (10-Year Government of Canada Bonds)	3.1%
Equity Risk Premium	5.0%
Size Premium (1)	4.0%
Unlevered Beta	1.25
Levered Beta	1.30
After Tax Cost of Equity	13.6%

(1)	Source: 2010 Ibbotson Cost of Capital Yearbook (micro-cap risk premium).

Based on the foregoing and taking into account sensitivity analysis on the variables discussed above and the assumptions used in the TD Securities Base Case Forecast, TD Securities determined the appropriate WACC for the Dundee Capital Markets segment to be in the range of 13.0% to 14.0%.

TD Securities developed a terminal enterprise value for the Investment Management segment and a terminal equity value for the Dundee Capital Markets segment based on a review of comparable precedent transactions and taking into account the growth prospects and risks for each segment beyond the terminal year. TD Securities considered the implied growth rates into perpetuity of the free cash flows following the end of the forecast period to be reasonable in the circumstances.

The following is a summary of the unlevered after-tax free cash flows projected for the Investment Management segment:

	Oct. 1 to
	Dec. 31	Year Ending Dec. 31,
($ millions)	2010F	2011F	2012F	2013F	2014F	2015F

Free Cash Flow
Total EBITDA	$66.9	$328.9	$370.4	$399.7	$428.9	$454.4
Commissions Financed	(23.3)	(99.5)	(95.5)	(98.9)	(103.8)	(110.5)
Unlevered Cash Taxes	(17.2)	(70.6)	(77.0)	(83.1)	(89.2)	(96.1)
Capital Expenditures	(1.7)	(17.5)	(17.5)	(12.6)	(12.7)	(12.8)
Changes in Working Capital	0.1	(3.8)	(2.2)	(0.3)	(0.4)	0.2

Unlevered Free Cash Flow	$24.9	$137.5	$178.1	$204.8	$222.9	$235.3

The following is a summary of the enterprise value of the Investment Management segment implied by TD Securities’ DCF analysis:

	Value
($ millions)	Low	High

Assumptions
WACC	8.5%	9.5%
Terminal Value EBITDA Multiple (EBITDA excluding Performance Fees)	8.0x	10.0x
Terminal Value EBITDA Multiple (Performance Fee EBITDA)	4.0x	5.0x

DCF Analysis
Net Present Value
Unlevered After-tax Free Cash Flows	$795.8	$776.0
Terminal Value	2,262.5	2,695.1

Enterprise Value	$3,058.3	$3,471.1

Member of TD Bank Financial Group

As part of the DCF analysis of the Investment Management segment, TD Securities performed sensitivity analysis on certain key assumptions as outlined below:

		Impact on
		Investment
		Management		Impact on Value
		Enterprise Value (1)		per Share (1)
Variable	Sensitivity	($ millions)		($)

WACC	+ 0.5%	– $	68.8	– $	0.43
	– 0.5%	+ $	70.7	+ $	0.44
Terminal EBITDA Multiple	+/– 0.5x	+/– $	138.0	+/– $	0.87
Mutual Fund AUM Growth %	+ 10.0%	+ $	116.3	+ $	0.73
	– 10.0%	– $	113.1	– $	0.71

(1)	Impact is calculated relative to values calculated at the midpoint WACC and midpoint terminal EBITDA multiple.

The following is a summary of the levered after-tax free cash flow projected for the Dundee Capital Markets segment under the Combined Scenario:

	Oct. 1 to
	Dec. 31	Year Ending Dec. 31,
($ millions)	2010F	2011F	2012F	2013F	2014F	2015F

Revenue	$29.9	$124.5	$134.4	$143.8	$151.8	$159.0
EBITDA	6.1	20.1	23.4	26.5	28.6	30.3

Net Income	$3.7	$11.2	$12.6	$14.8	$18.8	$21.3
Required Change in Retained Earnings for Capital Purposes	1.0	4.0	(6.6)	(6.4)	(4.2)	(3.4)
Acquisitions		(10.0)	(5.0)

Free Cash Flow to Equity	$4.7	$5.2	$1.0	$8.4	$14.6	$17.9

The following is a summary of the en bloc equity value of the Dundee Capital Markets segment implied by TD Securities’ DCF analysis:

	Value
($ millions)	Low		High

Assumptions
Cost of Equity	13.0%		14.0%
Terminal Value Earnings Multiple	11.0	x	13.0	x

DCF Analysis
Net Present Value
Levered After-tax Free Cash Flows	$35.5		$34.6
Terminal Value	123.4		139.2

Equity Value	$158.9		$173.8

Member of TD Bank Financial Group

As part of the DCF analysis of the Dundee Capital Markets segment, TD Securities performed sensitivity analysis on certain key assumptions as outlined below:

		Impact on Dundee
		Capital Markets		Impact on Value
		Equity Value (1)		per Share (1)
Variable	Sensitivity	($ millions)		($)

Cost of Equity	+ 0.5%	– $	3.4	– $	0.02
	– 0.5%	+ $	3.5	+ $	0.02
Terminal Price to Earnings Multiple	+/– 0.5x	+/– $	5.5	+/– $	0.03
Total Revenue	+ 10.0%	+ $	22.7	+ $	0.14
	– 10.0%	– $	22.4	– $	0.14

(1)	Impact is calculated relative to values calculated at the midpoint cost of equity and midpoint terminal price to earnings multiple.

Summary of DCF Analysis

The following is a summary of the results of TD Securities’ DCF analysis of DundeeWealth’s Investment Management and Dundee Capital Markets segments and the adjustments made by TD Securities for DundeeWealth’s other assets and liabilities to determine the resulting implied value per Common Share:

	Value
($ millions, except per share data)	Low	High

Enterprise Value Range for Investment Management	$3,058.3	$3,471.1
Equity Value Range for Dundee Capital Markets	158.9	173.8
Net Cash (1)	184.2	184.2
Preferred Shares	(153.5)	(153.5)
Acquisition of Non-Controlling Interest	(15.0)	(15.0)
Investments	162.5	162.5

Equity Value	$3,395.3	$3,823.1
Fully Diluted Shares Outstanding	159.0	159.0

Equity Value Per Share	$21.35	$24.04

(1)	Net excess cash excludes cash required for Dundee Capital Markets operations.

Valuation of the Common Shares Summary

The following is a summary of the range of fair market values of the Common Shares resulting from the comparable precedent transactions analysis and DCF analysis:

	Value Based
	on Precedent		Value Based on
	Transactions Analysis		DCF Analysis
($ millions, except per share data)	Low	High	Low	High

Enterprise Value Range for Investment Management	$2,450.0	$3,000.0	$3,058.3	$3,471.1
Equity Value Range for Dundee Capital Markets	150.0	180.0	158.9	173.8
Adjustments for Other Assets and Liabilities	178.2	178.2	178.2	178.2

Total Equity Value	$2,778.2	$3,358.2	$3,395.3	$3,823.1

Equity Value Per Share	$17.47	$21.12	$21.35	$24.04

Member of TD Bank Financial Group

In arriving at its opinion as to the fair market value of the Common Shares, TD Securities placed equal emphasis on the precedent transactions analysis and the DCF analysis in determining the low end of the fair market value range and placed greater emphasis on the DCF analysis in determining the high end of the fair market value range.

Valuation Conclusion

Based upon and subject to the foregoing, TD Securities is of the opinion that, as of November 21, 2010, the fair market value of the Common Shares is in the range of $19.50 to $23.50 per Common Share.

Valuation of the Consideration

Market Trading Multiples Analysis

TD Securities applied the market trading multiples methodology to DundeeWealth’s Dundee Capital Markets segment. The comparable publicly traded broker/dealers which were identified and reviewed by TD Securities are summarized below:

	Market	Market Trading Multiples
Company	Capitalization	P/E LTM	P/ 2010E	P/ 2011E
	(C$ millions)

Canadian Broker/Dealers
GMP Capital	$956.7	12.3x	12.0x	12.1x
Canaccord Genuity	864.0	na	13.2x	10.9x

Canadian Average		12.3x	12.6x	11.5x

	(US$ millions)
US Broker/Dealers
Piper Jaffray	$477.1	21.9x	26.4x	13.3x
Raymond James	3,704.3	16.2x	13.2x	11.1x
Morgan Stanley	38,759.9	nmf	10.6x	8.6x
Goldman Sachs	90,596.9	9.4x	12.0x	9.3x
Jefferies Group	4,199.9	17.8x	21.0x	16.3x

US Average		16.3x	16.7x	11.7x

The process of analyzing valuation multiples implied by comparable publicly traded companies and applying these valuation multiples to the Company’s Dundee Capital Markets segment involved certain judgments concerning the financial and operating characteristics of the comparable companies compared to Dundee Capital Markets. Given differences in business mix, growth prospects and risks inherent in the comparable companies identified, TD Securities did not consider any specific company to be directly comparable to Dundee Capital Markets. Based on a review of all of the comparable companies identified, TD Securities selected appropriate valuation multiples and applied such multiples to the corresponding value drivers for the Company’s Dundee Capital Markets segment.

Member of TD Bank Financial Group

The following is a summary of TD Securities’ market trading multiples analysis of DundeeWealth’s Dundee Capital Markets segment:

($ millions, except per share data)	Base	Multiple		Equity Value
Value Driver	Amount	Low	High	Low	High

LTM Net Income	$9.9	9.0x	11.0x	$89.3	$109.2
2010 Net Income	7.8	9.0x	11.0x	70.3	85.9
2011 Net Income (1)	7.3	8.0x	10.0x	58.6	73.2

CMP/CDR Annualized EBITDA (2)	2.8	3.0x	5.0x	8.3	13.8

Selected Equity Value Range				$75.0	$95.0
Fully Diluted Shares Outstanding				159.0	159.0

Implied Equity Value per Share				$0.47	$0.60

(1)	Excludes the impact of acquisitions.
(2)	Earnings from CMP/CDR are not included in the net income indicated for Dundee Capital Markets on a standalone basis. As a result, the indicative values derived for these operations are additive to the indicative values derived from net income.

DCF Analysis

TD Securities applied the DCF methodology to DundeeWealth’s Capital Markets segment. In order to determine an appropriate market trading value of Dundee Capital Markets, TD Securities utilized the levered after-tax free cash flows of Dundee Capital Markets under the Standalone scenario, the same cost of equity range as under the en bloc DCF analysis, and a terminal equity value based on a review of valuation multiples of comparable publicly traded companies. The following is a summary of the levered after-tax free cash flows projected for Dundee Capital Markets under the Standalone Scenario:

	Oct. 1 to
	Dec. 31	Year Ending Dec. 31,
($ millions)	2010F	2011F	2012F	2013F	2014F	2015F

Revenue	$27.5	$114.9	$123.7	$132.8	$140.4	$147.2
EBITDA	3.8	11.3	13.9	16.7	18.5	19.9

Net Income	$2.2	$5.0	$5.8	$7.8	$11.6	$13.9
Required Change in Retained Earnings for Capital Purposes	1.5	5.7	(8.8)	(9.8)	(6.2)	(4.8)
Acquisitions		(10.0)	(5.0)

Free Cash Flow to Equity	$3.6	$0.6	$(8.0)	$(1.9)	$5.4	$9.1

Member of TD Bank Financial Group

The following is a summary of the market trading value of Dundee Capital Markets implied by TD Securities’ DCF analysis:

	Value
($ millions, except per share data)	Low		High

Assumptions
Cost of Equity	13.0%		14.0%
Terminal Value Earnings Multiple	9.0	x	11.0	x

DCF Analysis
Net Present Value
Levered After-tax Free Cash Flows	$4.9		$4.7
Terminal Value	65.7		76.7

Equity Value	$70.6		$81.3
CMP/CDR Equity Value (1)	8.3		13.8

Total Equity Value	$78.8		$95.1
Fully Diluted Shares Outstanding	159.0		159.0

Equity Value Per Share	$0.50		$0.60

(1)	Free cash flow to equity from CMP/CDR is not included in the free cash flow to equity indicated for Dundee Capital Markets on a standalone basis. As a result, the indicative values derived for these operations using the comparable precedent transactions approach have been added to the values implied by TD Securities’ DCF analysis of the rest of Dundee Capital Markets.

As part of the DCF analysis of Dundee Capital Markets, TD Securities performed sensitivity analysis on certain key assumptions as outlined below:

		Impact on Dundee
		Capital Markets		Impact on Value
		Equity Value (1)		per Share (1)
Variable	Sensitivity	($ millions)		($)

Cost of Equity	+ 0.5%	– $	1.7	– $	0.01
	– 0.5%	+ $	1.8	+ $	0.01
Terminal P/E Multiple	+/– 0.5x	+/– $	3.6	+/– $	0.02
Revenue	+ 10.0%	+ $	9.7	+ $	0.06
	– 10.0%	– $	9.5	– $	0.06

(1)	Impact is calculated relative to values calculated at the midpoint cost of equity and midpoint terminal price to earnings multiple.

Based upon the foregoing, TD Securities selected a value range of $0.50 to $0.60 for the contribution to the value of the Consideration of one DCM Share.

Contribution to Value of the Scotiabank Common Shares

MI 61-101 requires that a formal valuation include a valuation of any non-cash consideration being offered as part of a transaction that is subject to MI 61-101, except in certain circumstances outlined in MI 61-101. In relation to the Offer, TD Securities understands that a formal valuation of the Scotiabank Common Shares is not required pursuant to MI 61-101 (and TD Securities therefore did not prepare a formal valuation of the Scotiabank Common Shares) for the following reasons:

1.	The Scotiabank Common Shares are securities of a reporting issuer for which there is a published market;

2.	Scotiabank states in the Take-over Bid Circular that it has no knowledge of any material information concerning Scotiabank, or concerning the Scotiabank Common Shares, that has not been generally disclosed;

Member of TD Bank Financial Group

3.	A liquid market (as such term is defined for the purposes of MI 61-101) exists for the Scotiabank Common Shares;

4.	The total number of Scotiabank Common Shares that could be issued pursuant to the Offer constitute 25% or less than the number of Scotiabank Common Shares outstanding immediately before the Offer;

5.	The Scotiabank Common Shares issued under the Offer will be freely tradeable at the time the Offer is completed; and

6.	TD Securities is of the opinion that a valuation of the Scotiabank Common Shares is not required.

TD Securities has independently confirmed items 1, 3, and 4 above. In forming its views under item 6 above, TD Securities considered, among other things, that: (a) Scotiabank Common Shares have a substantial market capitalization and market float of approximately $57 billion; (b) Scotiabank Common Shares are widely held by both retail and institutional shareholders and Scotiabank is actively followed by at least 18 equity research analysts; (c) the average combined trading volume of the Scotiabank Common Shares on the TSX and NYSE since November 1, 2009, is approximately 3.5 million Scotiabank Common Shares per day; (d) the maximum number of Scotiabank Common Shares to be issued pursuant to the Offer is 31.9 million, representing approximately 3.1% of the outstanding Scotiabank Common Shares and approximately 9.1x the average daily trading volume since November 1, 2009; and (e) during TD Securities’ review of the Transaction, it was not made aware of any material information other than the Transaction, which has not been publicly disclosed which would reasonably be expected to materially affect the market trading price of the Scotiabank Common Shares.

Based upon the foregoing, TD Securities believes that recent market trading prices of the Scotiabank Common Shares are an appropriate indicator of their value for purposes of determining their contribution to the value of the Consideration.

TD Securities analyzed the current and average trading prices of the Scotiabank Common Shares over various periods as summarized below:

	Average	Low	High	Close/
Period	Volume	Price	Price	VWAP (1)

Close: November 19, 2010	3,514,118	$53.82	$54.76	$54.69
5 Days	2,919,718	52.63	54.69	53.30
10 Days	3,958,229	52.63	54.70	53.88
20 Days	3,089,152	52.63	54.70	54.06
30 Days	2,850,561	52.63	55.52	54.29

(1)	Closing price on November 19, 2010, and volume weighted average price for the other periods indicated.

TD Securities believes that the closing price of the Scotiabank Common Shares on November 19, 2010, is relevant in that it represents the most current market assessment of the value of a Scotiabank Common Share prior to announcement of the Transaction. TD Securities believes that the volume weighted average trading prices of the Scotiabank Common Shares over recent periods are also relevant as they reflect the actual number of shares traded at various prices over a sustained period of time. TD Securities understands that Scotiabank and Dundee Corporation utilized the 20 day VWAP to imply the value of 0.2497 of a Scotiabank Common Share in their negotiations and in the press release announcing the Transaction. Based upon the foregoing, TD Securities selected a value range of $13.50 to $13.66 for the contribution to the value of the Consideration of 0.2497 of a Scotiabank Common Share.

Contribution to Value of $5.00 Cash or Scotiabank Reset Preferred Shares

Pursuant to the Offer, Shareholders can elect to receive either (i) $5.00 in cash, or (ii) 0.2 of a Scotiabank Reset Preferred Share for each Common Share tendered as part of the Offer Consideration received. TD Securities notes that DundeeWealth Shareholders other than the Locked-Up Shareholders will have no restriction on the amount of cash they can elect to receive and has therefore reflected $5.00 in its analysis as the contribution of this component of the Consideration to the value of the Consideration. TD Securities expresses no view on the market trading value of the

Member of TD Bank Financial Group

Scotiabank Reset Preferred Shares and makes no recommendation as to whether any individual Shareholder should elect to receive $5.00 in cash or 0.2 of a Scotiabank Reset Preferred Share for any Common Shares such Shareholder may choose to tender to the Offer.

Valuation of the Consideration Summary

The following is a summary of the range of market trading value of the components of the Consideration and the resulting total value of the Consideration:

Component of Consideration	Low	High

0.2497 of a Scotiabank Common Share	$13.50	$13.66
$5.00 Cash or 0.2 of a Scotiabank Reset Preferred Share	5.00	5.00
DundeeWealth Special Distribution Consideration	2.00	2.00
One DCM Share	0.50	0.60

Total	$21.00	$21.26

Valuation of the Consideration Conclusion

Based upon and subject to the foregoing, TD Securities is of the opinion that, as of November 21, 2010, the value of the Consideration is in the range of $21.00 to $21.25 per Common Share.

Fairness Opinion

Approach to Fairness

In considering the fairness of the Consideration to be received by the DundeeWealth Shareholders, other than the Locked-Up Shareholders, in connection with the Transaction, TD Securities principally considered and relied upon:

1.	a comparison of the value of the Consideration to the fair market value of the Common Shares as determined in the Valuation; and

2.	a comparison of the premiums implied by the Consideration to the trading prices of the Common Shares prior to announcement of the Transaction to the premiums implied by selected precedent transactions involving mutual fund companies and selected acquisition of remaining interest transactions.

Comparison of the Value of the Consideration to the Fair Market Value of the Common Shares

The value of the Consideration to be received by the Shareholders, other than the Locked-Up Shareholders, in connection with the Transaction is within the range of fair market value of the Common Shares as at November 21, 2010, as determined by TD Securities in the Valuation.

Comparison of Implied Premiums

TD Securities calculated the premiums implied by the value of the Consideration determined in the Valuation to the trading prices of the Common Shares prior to announcement of the Transaction and compared such premiums to the premiums implied by selected precedent transactions involving Canadian mutual fund companies and selected acquisition of remaining interest transactions. TD Securities considered premiums calculated based on the following periods: (i) closing price one day prior to the announcement, (ii) closing price one week prior to announcement, and (iii) closing price four weeks prior to announcement.

Member of TD Bank Financial Group

The following is a summary of the premiums implied by the selected precedent transactions involving Canadian mutual fund companies and the selected acquisition of remaining interest transactions compared to the premiums implied by the value of the Consideration:

	Premium
	1 Day	1 Week	4 Weeks

Precedent Transactions Involving Canadian Mutual Fund Companies (1)
Low	5.5%	3.3%	(1.4%)
Median	11.3%	16.1%	10.1%
High	52.1%	55.8%	97.4%
Average	19.4%	20.3%	29.9%

Acquisition of Remaining Interest Transactions (2)
Low	2.8%	2.7%	(3.8%)
Median	21.2%	22.8%	23.8%
High	53.4%	54.5%	55.9%
Average	20.1%	23.0%	24.1%

Premiums Implied by the Value of the Consideration
Low – $21.00	7.9%	15.1%	29.6%
High – $21.25	9.1%	16.4%	31.2%

(1)	Based on 7 precedent transactions since January 1, 2000, identified by TD Securities involving a public Canadian mutual fund company target.
(2)	Based on 20 precedent transactions since January 1, 2000, identified by TD Securities in which an acquiror owning at least 10% of a target successfully acquired the remaining interest in the target held by public shareholders and where the implied equity value of the target was greater than $1 billion.

The range of premiums identified in the 27 transactions considered is very wide. Although each transaction had its own particular circumstances and TD Securities did not consider any specific transaction to be directly comparable to the Transaction, TD Securities believes that the transactions considered, in the aggregate, provide a useful comparison benchmark. TD Securities noted that the one day and one week premiums implied by the value of the Consideration are generally in the low end of the range while the four week premiums are consistent with the middle of the range of the premiums implied by the selected precedent transactions involving Canadian mutual fund companies and selected acquisition of remaining interest transactions.

Fairness Opinion Conclusion

Based upon and subject to the foregoing, TD Securities is of the opinion that, as of November 21, 2010, the Consideration to be received by the Shareholders, other than the Locked-Up Shareholders, in connection with the Transaction is fair, from a financial point of view, to such Shareholders.

Yours very truly,

TD SECURITIES INC.

Member of TD Bank Financial Group

The Depositary for the Offer is:

COMPUTERSHARE INVESTOR SERVICES INC.

For Delivery by Mail:	For Delivery by Registered Mail, Courier or by Hand:

P.O. Box 7021 31 Adelaide Street East Toronto, Ontario M5C 3H2 Attention: Corporate Actions	100 University Avenue, 9th Floor Toronto, Ontario M5J 2Y1 Attention: Corporate Actions

Toll Free: 1-800-564-6253
International: 1-514-982-7555
E-mail: corporateactions@computershare.com

The Information Agent for the Offer is:

By Mail	By Registered, by Hand or by Courier

The Exchange Tower 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario M5X 1E2	The Exchange Tower 130 King Street West, Suite 2950, Toronto, Ontario M5X 1E2

North American Toll Free Phone: 1-866-851-9601
E-mail: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Toll Free Facsimile: 1-866-545-5580
Outside North America, Banks and Brokers Call Collect: 416-867-2272